UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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INTUIT INC.
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INTUIT INC.
2700 Coast Avenue
Mountain View, CA 94043
NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
You are cordially invited to attend our 2017 Annual Meeting of Stockholders, which will be held at 8:00 a.m. Pacific Standard Time on January 19, 2017 at our offices at 2750 Coast Avenue, Building 6, Mountain View, California 94043. We are holding the meeting for the following purposes:
1. To elect the nine directors nominated by the Board of Directors and named in the proxy statement to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;
2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2017;
3. To approve the Amended and Restated 2005 Equity Incentive Plan to (a) increase the share reserve by an additional 23,110,386 shares; (b) reapprove the material terms of performance-based compensation for purposes of Section 162(m); and (c) amend certain terms of the 2005 Equity Incentive Plan.
4. To approve, on an advisory basis, the Company’s executive compensation.
Stockholders will also consider any other matters that may properly be brought before the annual meeting and any postponement(s) or adjournment(s) thereof.
Only stockholders who owned our stock at the close of business on November 21, 2016 may vote at the annual meeting, or at any adjournment or postponement of the annual meeting.
Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. We believe it is convenient for our stockholders, while significantly lowering the cost of our annual meeting and conserving natural resources.
Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to Be Held on January 19, 2017. The proxy statement is available electronically at http://investors.intuit.com/financial-information/proxy-statements/default.aspx and Intuit’s Annual Report on Form 10-K for fiscal year ended July 31, 2016 is available electronically at http://investors.intuit.com/financial-information/annual-reports/default.aspx.

By order of the Board of Directors,

Laura A. Fennell
Executive Vice President, General Counsel and Corporate Secretary
Mountain View, California
November 23, 2016

INTUIT INC.
PROXY STATEMENT 2017 ANNUAL MEETING OF STOCKHOLDERS

INTUIT INC.
2700 Coast Avenue
Mountain View, CA 94043

PROXY STATEMENT FOR THE
2017 ANNUAL MEETING OF STOCKHOLDERS

2017 PROXY SUMMARY

Intuit Inc.’s (“Intuit” or the “Company”) Board of Directors (the “Board”) is asking for your proxy for use at the Intuit Inc. 2017 Annual Meeting of Stockholders (the “Meeting”) and at any adjournment or postponement of the Meeting for the purposes set forth in the accompanying Notice of 2017 Annual Meeting of Stockholders. This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

We have first released this proxy statement to Intuit stockholders beginning on November 23, 2016.

Annual Meeting of Stockholders

Time and Date	Thursday, January 19, 2017 at 8:00 a.m. Pacific Standard Time
Place	Intuit’s offices at 2750 Coast Avenue, Building 6, Mountain View, California 94043
Record Date	November 21, 2016
Voting
Stockholders of Intuit as of the record date are entitled to vote. Each share of Intuit common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Webcast of Meeting

If you are not able to attend the Meeting in person, you may join a live webcast of the Meeting on the Internet by visiting http://investors.intuit.com on Thursday, January 19, 2017 at 8:00 a.m. Pacific Standard Time.

Meeting Information

The following chart describes the proposals to be considered at the meeting, the vote required to elect directors and to approve each other proposal, the manner in which votes will be counted and the Board’s voting recommendation:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”	Board’s Voting Recommendation
1. Election of directors	For, against or abstain on each nominee	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No effect	FOR the election of each of the director nominees
2. Ratification of selection of Ernst & Young LLP	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and voted for or against the proposal	No effect	Not applicable (1)	FOR
3. Approval of the Amended and Restated 2005 Equity Incentive Plan	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and voted for or against the proposal	No effect	No effect	FOR
4. Advisory vote to approve Intuit’s executive compensation	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and voted for or against the proposal	No effect	No effect	FOR
(1) This is considered to be a routine matter and, therefore, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on this Proposal but not any other Proposals since they are considered to be “non-routine” matters.

We will also consider any other matters that may properly be brought before the Meeting and any postponement(s) or adjournment(s) thereof. As of the date of this proxy statement, we have not received notice of other matters that may be properly presented at the Meeting.

How to Vote

Please act as soon as possible to vote your shares, even if you plan to attend the Meeting. You may vote via the Internet, by telephone or, if you have received a printed version of these proxy materials, by mail. If your shares are held on your behalf by a broker, bank or other nominee, you must instruct your nominee on how to vote the shares held in your account. If you do not provide your nominee with voting instructions, your nominee may only vote on Proposal 2 (ratifying the selection of our independent registered public accountant).

Board Nominees and Committee Memberships After Meeting

The following table provides summary information about each director nominee.

				Committee Memberships
Name	Director Since (1)	Occupation	Independent	AC	ARC	CODC	NGC	Other Public Company Boards
Eve Burton	2016	Senior Vice President and General Counsel, The Hearst Corporation	X	X	X
Scott D. Cook	1984	Founder and Chairman of the Executive Committee, Intuit Inc.						The Procter & Gamble Company
Richard L. Dalzell	2015	Former Senior Vice President and Chief Information Officer, Amazon.com, Inc.	X	C	X			Twilio, Inc.
Diane B. Greene	2006	Senior Vice President, Google, Inc., Former President and Chief Executive Officer, VMware, Inc.	X			X	C	Alphabet Inc.
Suzanne Nora Johnson	2007	Former Vice-Chairman, The Goldman Sachs Group	X			C	X	American International Group, Inc.; Pfizer Inc.; VISA Inc.
Dennis D. Powell	2004	Former Chief Financial Officer, Cisco Systems, Inc.	X	X	C			Applied Materials, Inc.
Brad D. Smith	2008	Chairman, President and Chief Executive Officer, Intuit Inc.						Nordstrom, Inc.
Raul Vazquez	2016	Chief Executive Officer and Director, Oportun	X	X	X
Jeff Weiner	2012	Chief Executive Officer, LinkedIn Corporation (2)	X			X	X	LinkedIn Corporation (2)

(1) Four of our nine directors have served on our Board for fewer than five years. These four directors constitute more than fifty percent of our seven independent directors.
(2) LinkedIn Corporation has entered into a Merger Agreement with Microsoft Corporation, pursuant to which LinkedIn will become a wholly owned subsidiary of Microsoft. Mr. Weiner is expected to continue to serve as Chief Executive Officer of LinkedIn following consummation of the transaction, which remains subject to certain conditions.

AC	Acquisition Committee
ARC	Audit and Risk Committee
CODC	Compensation and Organizational Development Committee
NGC	Nominating and Governance Committee
C	Chair
Attendance	During fiscal 2016, all of our incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees on which he or she sits.

Fiscal 2016 Executive Compensation Highlights
Commitment to Pay for Performance
Our executive compensation programs are designed to reward both short- and long-term growth, as well as total stockholder return (“TSR”). Our short-term performance-based compensation consists of annual cash bonuses, which are based upon achievement of annual corporate operating goals, including revenue, non-GAAP operating income and deferred revenue balance at fiscal year end, as well as on an assessment of individual contribution and performance. Our fiscal 2016 long-term compensation consisted of 50% performance-based restricted stock units (“RSUs”) based on relative total stockholder return (“Relative TSR RSUs”), 25% service-based RSUs and 25% non-qualified stock options.
Fiscal 2016 Business Highlights
Intuit achieved revenue of $4.7 billion, GAAP operating income of $1.2 billion, non-GAAP operating income of $1.6 billion, GAAP diluted earnings per share (EPS) of $3.69 and non-GAAP diluted EPS of $3.78 (see table on page A-3 of this proxy statement for a reconciliation of non-GAAP financial measures) and a one-year TSR of 6.19% for fiscal 2016.
Our revenue, GAAP and non-GAAP operating income and non-GAAP earnings per share for fiscal 2016 exceeded our guidance.
We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management.
Key highlights from fiscal 2016 include the following:

•
Fiscal 2016 revenue of $4.7 billion, an increase of 12% over fiscal 2015; GAAP operating income of $1.2 billion, an increase of 68% over the prior year, and non-GAAP operating income of $1.6 billion, up 36%; GAAP diluted earnings per share of $3.69, up from $1.28 in 2015, and non-GAAP diluted EPS of $3.78, up 46%, in each case, exceeding our guidance for the year; note that fiscal 2016 GAAP earnings per share includes $0.65 net income per share from discontinued operations and fiscal 2015 GAAP earnings per share includes $0.17 net loss per share from discontinued operations;

•	A year-over-year increase of 15% in TurboTax Online units in the U.S., with total TurboTax units growing 12% (excluding the Free File Alliance, which is our free tax offering for eligible taxpayers);

•	The Consumer Tax business had revenue growth of 10% for fiscal 2016;

•	Two dozen product innovations in TurboTax, helping to drive share growth in the do-it-yourself software category for the third year in a row;

•
An increase of 41% in total QuickBooks Online subscribers, reaching 1.513 million subscribers at the end of the 2016 fiscal year, including 45% growth in QuickBooks Online subscribers outside the U.S. to 287,000 and growth in QuickBooks Self-Employed subscribers from 25,000 to 85,000;

•	Continued momentum in the Small Business Online ecosystem with revenue growth of 25% for the year;

•	Online payroll customer growth of 17% and online active payments customers growth of 6%;

•
Continued discipline in the Company’s financial strategy, focusing on cash management and maintaining a strong balance sheet, including paying dividends of $0.30 per share each quarter, and the repurchase of $2.3 billion of shares in fiscal 2016, reducing our weighted average share count by 7%; and

•
Employee engagement and customer satisfaction scores that continued to reflect best-in-class levels, with Intuit continuing its run of 15 consecutive appearances in Fortune Magazine’s “Top 100 Places to Work” list and placing at #4 on Fortune Magazine’s “Most Admired Software Company” list.

Stockholder Value Delivered
Intuit’s TSR has performed well in recent years. Measured at the end of fiscal 2016, we delivered one-year TSR of 6.19%, three-year annualized TSR of 21.52% and five-year annualized TSR of 20.22%, with our stock price achieving an all-time high as the fiscal year came to a close. The graph below compares the cumulative TSR on Intuit common stock for the last five full fiscal years with the cumulative total returns on the S&P 500 Index and the Morgan Stanley Technology Index for the same period. It assumes that $100 was invested in Intuit common stock and in each of the other indices on July 31, 2011 and that all dividends were reinvested. Over this five-year period, Intuit’s TSR exceeded both the broad market (as evidenced by a comparison against the S&P 500 Index) and the overall technology sector (as evidenced by a comparison against the Morgan Stanley Technology Index). The comparisons in the graph below are based on historical data – with Intuit common stock prices based on the closing price on the dates indicated – and are not intended to forecast the possible future performance of Intuit’s common stock.

	July 31, 2011	July 31, 2012	July 31, 2013	July 31, 2014	July 31, 2015	July 31, 2016
Intuit Inc.	$100.00	$125.62	$139.91	$181.28	$236.44	$251.09
S&P 500	$100.00	$109.13	$136.41	$159.52	$177.40	$187.36
Morgan Stanley Technology Index	$100.00	$111.45	$118.36	$151.58	$169.91	$190.19

Stockholder Engagement Process

Communication with our stockholders, and understanding their perspectives, is very important to us. During fiscal 2016 management, and on occasion, our Lead Independent Director, held discussions with many of our largest stockholders during scheduled events including our annual meeting and investor day, as well as in private meetings throughout the year. We solicited their feedback on various topics, including board succession planning, structure and diversity, our board evaluation process, executive compensation, cybersecurity, corporate governance, enterprise risk management and sustainability. We have considered such feedback in our adoption of proxy access and enhancements to our proxy disclosure. Both management and our Board of Directors will continue to engage with our stockholders on a regular basis in order to understand their perspectives and incorporate their feedback.

Compensation Practices
Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy, including the following:

Compensation Practices
✓ A significant portion of our fiscal 2016 senior executive officer compensation is in the form of incentives tied to achievement of particular performance measures;
✓   We have “clawback” provisions for operating performance-based equity awards and beginning in the 2016 fiscal year implemented “clawback” provisions for cash bonus payments under our Senior Executive Incentive Plan;

✓   We have stock ownership guidelines for executive officers at the senior vice president level and above and non-employee directors, with the CEO guideline set at six times salary, the senior vice president level and above guideline set at one and a half times salary, and the non-employee director guideline set at five times annual cash retainer;

✓   The CEO’s service-based RSUs and Relative TSR RSUs granted in fiscal 2015 and 2016 include a mandatory one-year holding period, requiring the CEO to hold the underlying shares for at least one year after the awards vest;

✗ We prohibit directors and executive officers from pledging Intuit stock or engaging in hedging transactions involving Intuit stock;
✗ We do not provide supplemental company-paid retirement benefits designed for executive officers;
✗ We do not provide any excise tax “gross-up” payments; and
✗ We do not provide perquisites or other executive benefits based solely on rank.

CORPORATE GOVERNANCE
Intuit is committed to excellence in corporate governance and maintains policies and practices that promote good corporate governance, including the following:

Corporate Governance Practices
✓ The Board has adopted majority voting in uncontested elections of directors;
✓ A majority of the board members are independent of Intuit and its management;
✓ The independent members of the Board meet regularly without the presence of management;
✓ All members of the Audit and Risk Committee, Nominating and Governance Committee and Compensation and Organizational Development Committee of the Board are independent;
✓ The charters of the committees of the Board clearly establish the committees’ respective roles and responsibilities;
✓ Our bylaws provide our stockholders with a proxy access right;
✓ The Board and its committees receive periodic updates on regulatory and other developments relevant to the Board from management and outside experts;
✓   Intuit’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Intuit’s Audit and Risk Committee;

✓ Intuit’s investor relations team, management team and our Lead Independent Director regularly communicate with our stockholders and report to the Board on the stockholders’ perspectives;
✓ Intuit has adopted a Code of Conduct & Ethics for employees that is monitored by Intuit’s ethics office and also has a Code of Ethics that applies to all Board members; and
✓   Intuit’s ethics office has a hotline available to all employees, and Intuit’s Audit and Risk Committee has procedures in place to receive and process complaints, including on a confidential and anonymous basis, regarding accounting, internal accounting controls, auditing and federal securities law matters, or violations of the Code of Conduct & Ethics and for employees to make confidential, anonymous complaints regarding accounting, auditing and federal securities law matters or violations of the Intuit’s Code of Conduct & Ethics.

Our Board has adopted Corporate Governance Principles that are designed to assist the Board in observing practices and procedures that serve the best interests of Intuit and our stockholders. The Nominating and Governance Committee is responsible for overseeing these Corporate Governance Principles, reviewing them at least annually and making recommendations to the Board regarding any changes. These Corporate Governance Principles address, among other things, our policy on succession planning and senior leadership development, Board performance evaluations, committee structure and stock ownership requirements.
We maintain a corporate governance page on our company website that contains key information about corporate governance matters. This information includes copies of our Corporate Governance Principles, Political Accountability Policy, Code of Conduct & Ethics for all employees, including our Company’s senior executive and financial officers, our Operating Values, the charter for each Board committee and the Code of Ethics for our Board. The link to this corporate governance page can be found at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx.
Board Responsibilities, Leadership Structure and Executive Sessions
The Board oversees management’s performance on behalf of Intuit’s stockholders. The Board’s primary responsibilities are to (1) select, oversee and determine compensation for the Chief Executive Officer who, with senior management, runs Intuit on a day-to-day basis, (2) monitor management’s performance to assess whether Intuit is operating in an effective, efficient and ethical manner in order to create value for Intuit’s stockholders, and (3) periodically review Intuit’s long-range strategic plan, business initiatives, capital projects and budget matters.
The Board appoints a Chairman, who may be an officer of Intuit if the Board determines that it is in the best interests of Intuit and its stockholders. The roles of Chairman of the Board and Chief Executive Officer may be held by the same person or different people. If the Chairman is also the Chief Executive Officer, then the Board has determined that it will appoint a Lead Independent Director.
Currently, Mr. Smith holds the roles of both Chairman of the Board and Chief Executive Officer. The Board believes that the combination of the roles of Chairman of the Board and Chief Executive Officer is appropriate at this time because of Mr. Smith’s deep understanding of the Company’s business and culture as well as Mr. Smith’s instrumental contributions in developing and leading the Company’s strategic priorities. Mr. Smith’s leadership as the Chairman and CEO helps to effectively drive the Company’s strategy, and to facilitate critical flow of information between the Board of Directors and management. This role, combined with the independent members of the Board of Directors, led by a Lead Independent Director acting in accordance with the Company’s robust corporate governance practices and policies, provides effective oversight.
Because Mr. Smith serves as both the Chairman and the Chief Executive Officer, the Company and the Board recognize the importance of providing additional, independent oversight of the Board. The independent directors of the Board designated Ms. Nora Johnson to serve as the Company’s Lead Independent Director for a period of at least one year. Her responsibilities and authority include:

•	Authority to call executive sessions of the independent directors;

•	Presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, which occur at least quarterly;

•	Conferring with the Chairman on agenda topics for Board meetings, and approving the agenda and schedule for Board meetings to ensure that there is sufficient time for discussion of all agenda items;

•	Approving information sent to the Board;

•	Serving as liaison between the Chairman and the independent directors; and

•	Being available for consultations and communications with major stockholders upon request.
The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board held five meetings during fiscal 2016. The Board has delegated certain responsibilities and authority to the committees described below. Committees report regularly on their activities and actions to the full Board.
Board Evaluation Process
The Board has an annual evaluation process that is led by the Chairman of the Board and our outside counsel and coordinated and overseen by our Nominating and Governance Committee. Each year, Board members complete an assessment of Board performance, including an evaluation of the issues addressed by the Board, Board culture and structure, processes and information received by the Board. Each Board member assesses the performance of the Committees, including both performance of the Committee and an assessment of how each Committee keeps the full Board informed. In addition, each Board member assesses his or her own performance as well as the performance of his or her fellow Board members. Board members then meet individually with the Chairman of the Board and outside counsel to discuss their assessments and to provide further feedback to share with the other Board members. The Chairman then shares that feedback with the Nominating and Governance Committee and the assessment is discussed by the full Board. The feedback received by the Board is used to identify the strengths and opportunities of each Board member and provide insight into the areas in which each Board member can be most valuable to the Company, as well as to identify skills or expertise that may be used as criteria when the Board considers new Board candidates. In addition, the committees use feedback to improve their agenda topics and the information presented to the committees in order to ensure they continue to address the issues most critical to them in an effective manner. The Nominating and Governance Committee reviews each director’s performance annually when considering whether to re-nominate the director for re-election to the Board.
Board Oversight of Risk
Intuit’s management is responsible for balancing risk and opportunity in support of Intuit’s objectives. Management exercises this responsibility day to day through ongoing identification of risks related to significant business activities, implementation of risk mitigation activities and alignment of risk management to the Company’s strategy. Intuit’s Chief Risk Officer, who reports through to our General Counsel, facilitates the Enterprise Risk Management, or “ERM,” program as part of our strategic planning process. The ERM program helps identify the top risks for each business unit and for Intuit as a whole.
The Board oversees risk management for the Company both directly and through its committees, as follows:

•
The Audit and Risk Committee has primary responsibility for overseeing our ERM program. The Chief Risk Officer reports on a quarterly basis to the Audit and Risk Committee on Intuit’s top risk areas and the progress of the ERM program. The Audit and Risk Committee also has oversight responsibilities with respect to particular risks such as financial management, fraud and cybersecurity.

•
The Board’s other committees – Compensation and Organizational Development, Nominating and Governance, and Acquisition – oversee risks associated with their respective areas of responsibility. The Compensation and Organizational Development Committee considers the risks associated with our compensation policies and practices for executives and employees generally. The Nominating and Governance Committee considers risks associated with corporate governance and overall board effectiveness, including recruiting appropriate Board members. The Acquisition Committee considers risks associated with Intuit’s merger and acquisition activities and the strategy and business models of acquisition candidates.

•
The full Board receives an annual update from the Chief Risk Officer regarding the top enterprise-wide risks and the mitigation plans associated with each risk. In addition, the Board provides oversight of specific business strategic risks including those relating to Intuit’s business models and inorganic growth strategy.

•
At quarterly Board meetings, the CEO and heads of our principal business units provide detailed reports to the Board, which include discussions of the risks involved in their respective areas of responsibility. In addition, members of each committee provide a report to the full Board covering the committee’s risk oversight and other activities. The senior management team also informs the Board routinely of developments that could affect our risk profile or other aspects of our business.

Compensation Risk Assessment
The Company conducted a review of its key compensation programs, policies and practices in conjunction with Frederic W. Cook & Co., Inc. (“FW Cook”), the Compensation and Organizational Development Committee’s independent compensation consultant, which prepared a report on the Company’s incentive programs.
This analysis was reviewed with the Compensation and Organizational Development Committee at its October 19, 2016 meeting. The review and analysis did not identify any compensation programs, policies or practices that create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.
The analysis noted the following factors:
•Overall compensation levels are in a competitive market range.
•Mix of short-term and long-term incentives, with different performance periods and a broad mix of performance measures.
•The compensation programs provide an effective balance in (1) cash and equity mix, (2) annual incentives that are based in part on company-wide performance metrics that align with the Company’s business plans and strategic objectives and in part on a qualitative evaluation of business unit and individual performance, and (3) long-term incentives generally provided through a combination of stock options (generally vesting over three years with terms of seven years), service-based RSUs (generally vesting over three years), and performance-based RSUs (earned after three years based on one-, two- and three-year relative TSR).
•Stock ownership guidelines for executive officers at the senior vice president level and above as well as for non-employee directors.
•The one-year holding requirement added to the CEO’s Relative TSR RSUs and service-based RSUs beginning with the fiscal 2015 grant, which make up the majority of his grant value.
•Severance that is limited in scope and at the lower end of the competitive range for a company of Intuit’s size and scope.
•The insider trading policy, which prohibits officers from pledging shares, trading put or call options, and engaging in short sales or hedging transactions involving the Company’s securities.
•“Clawback” provisions for operating performance-based equity awards and for cash bonus payments under the Company’s Senior Executive Incentive Plan (“SEIP”).
•A Compensation and Organizational Development Committee process that allows for the sharing of robust information and internal discussion prior to making key compensation decisions.
Director Independence
To be considered independent under NASDAQ rules, a director may not be employed by Intuit or engage in certain types of business dealings with Intuit. In assessing director independence under NASDAQ rules, the Nominating and Governance Committee and the full Board review relevant transactions, relationships and arrangements that may affect the independence of our Board members. In addition, as required by NASDAQ rules, the Board makes a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by Intuit with regard to each director’s business and personal activities as they relate to Intuit and Intuit’s management.
In determining the independence of our directors, our Board of Directors considered transactions involving payments made by us to companies in the ordinary course of business where Ms. Greene and Mr. Weiner serve as executives. Consistent with NASDAQ independence standards, Intuit did not make payments to, or receive payments from, any of these companies for property or services in the current or any of the last three fiscal years that exceed 5% of Intuit’s or any of the other parties’ consolidated gross revenues. In addition, in considering Mr. Weiner's independence, the Board considered a transaction involving a contribution made individually by Mr. Smith to DonorsChoose.org, a charitable institution where Mr. Weiner serves as a director. Upon review of these relationships and the other information provided by our directors and director nominees, the Board determined that none of these relationships would interfere with the exercise of independent judgment by these directors in carrying out their responsibilities as directors and that the following current directors are independent: Ms. Burton, Mr. Dalzell, Ms. Greene, Ms. Nora Johnson, Mr. Powell, Mr. Vazquez and Mr. Weiner. In addition, the Board previously determined that Edward Kangas, who did not stand for reelection to the Board in January 2016, was an independent director.
Attendance at Board, Committee and Annual Stockholders Meetings
The Board expects that each director will prepare for, attend and participate in all Board and applicable committee meetings and that each Board member will see that other commitments do not materially interfere with his or her service on the Board. Directors generally may not serve on the boards of more than six public companies, including Intuit’s Board. Any director, who has a principal job change, including retirement, must offer to submit a letter of resignation to the Chairman of the Board. The Board, in consultation with the Nominating and Governance Committee, will review each offered resignation and determine whether or not to accept such resignation after consideration of the continued appropriateness of Board membership under the new circumstances.
During fiscal 2016, all current directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served. Seven of the eight directors nominated and elected at the 2016 Annual Meeting of Stockholders held in January 2016 attended the 2016 Annual Meeting of Stockholders. Neither Mr. Campbell nor Mr. Kangas, whose terms ended on the date of the 2016 Annual Meeting of Stockholders, were in attendance. Our Corporate Governance Principles encourage all directors to attend our Annual Meeting of Stockholders.

Board Committees and Charters
The Board currently has a standing Acquisition Committee, Audit and Risk Committee, Compensation and Organizational Development Committee, and Nominating and Governance Committee. Each committee has a charter which it reviews annually and makes recommendations to our Board for its revision to reflect evolving best practices. Copies of each committee charter can be found on our website at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx. The members of each committee are independent and appointed by the Board based on recommendations of the Nominating and Governance Committee and have the opportunity to meet in closed session, without management present, during each committee meeting. Current committee members are identified in the following table.

Director	Acquisition Committee	Audit and Risk Committee	Compensation and Organizational Development Committee	Nominating and Governance Committee
Eve Burton	X	X
Scott D. Cook
Richard L. Dalzell	Chair	X
Diane B. Greene			X	Chair
Suzanne Nora Johnson			Chair	X
Dennis D. Powell	X	Chair
Brad D. Smith
Raul Vazquez	X	X
Jeff Weiner			X	X
Number of meetings in Fiscal 2016	6	12	5	4

Acquisition Committee
The Acquisition Committee reviews and approves acquisition, divestiture and investment transactions proposed by Intuit’s management in which the total consideration to be paid or received by Intuit is within certain limits that may be established by the Board from time to time.
Audit and Risk Committee
The Audit and Risk Committee represents and assists the Board in its oversight of Intuit’s financial reporting, internal controls and audit functions, and is directly responsible for the selection, retention, compensation and oversight of the work of Intuit’s independent auditor. It also oversees cybersecurity and other risks relevant to our information technology environment.
Our Board has determined that each member of the Audit and Risk Committee is independent, as defined under applicable NASDAQ listing standards and SEC rules related to audit committee members, and is financially literate, as required by NASDAQ listing standards. Mr. Powell has been determined by the Board to meet the qualifications of an “audit committee financial expert,” as defined by SEC rules, and to meet the qualifications of “financial sophistication” in accordance with NASDAQ listing standards.
The Audit and Risk Committee held closed sessions with our independent auditors, Ernst & Young LLP, in all of its regularly scheduled meetings.
Compensation and Organizational Development Committee
The Compensation and Organizational Development Committee (the “Compensation Committee”) assists the Board in the review and approval of executive compensation and the oversight of organizational and management development for executive officers and other employees of Intuit. The Compensation Committee periodically reviews Intuit’s key management from the perspectives of leadership development, organizational development and succession planning through Intuit’s High Performance Organization Review. As part of this process, the Compensation Committee also meets with key senior executives. The systemic assessment of Intuit’s organization and talent planning helped the Compensation Committee to evaluate Intuit’s efforts at hiring, developing and retaining executives in an increasingly competitive environment, with the goal of creating and growing Intuit’s “bench strength” at the most senior executive levels.
Each member of this Committee is independent under NASDAQ listing standards and is a “Non-Employee Director,” as defined in Rule 16(b)-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee held a portion of each meeting in closed session, with only the Compensation Committee members and, on certain occasions, William Campbell, who served as Chairman of the Board until the Company’s 2016 Annual Meeting of Stockholders in January 2016, present. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see the “Compensation and Organizational Development Committee Report” on page 40 and “Compensation Discussion and Analysis” beginning on page 41, including in particular, the discussion of the “Role of Compensation Consultants, Executive Officers and the Board in Compensation Determinations” beginning on page 60.
The Compensation Committee is also responsible for reviewing the compensation for non-employee directors on an annual basis and making recommendations to the Board, in the event the Committee determines changes are appropriate.
Compensation Committee Interlocks and Insider Participation
None of Ms. Nora Johnson, Ms. Greene, Mr. Kangas, Mr. Dalzell or Mr. Weiner, each of whom served on the Compensation Committee during fiscal 2016, has at any time been one of our executive officers or employees. No executive officer of Intuit during fiscal 2016 served, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Intuit’s Board or Intuit’s Compensation Committee.
Nominating and Governance Committee
The Nominating and Governance Committee reviews and makes recommendations to the Board regarding Board composition and appropriate governance standards. Our Board has determined that each member of the Nominating and Governance Committee is independent, as defined under applicable NASDAQ listing standards.
The Nominating and Governance Committee has adopted a process to identify and evaluate candidates for director, whether recommended by management, Board members, or stockholders (if made in accordance with the procedures set forth below under “Stockholder Recommendations of Director Candidates”). The Committee’s policy is to evaluate candidates properly recommended by stockholders in the same manner as candidates recommended by others.

Qualifications of Directors
The Nominating and Governance Committee believes that all nominees for Board membership should possess the highest ethics, integrity and values and be committed to representing the long-term interests of Intuit’s stockholders. In addition, nominees should have broad, high-level experience in business, government, education, technology or public interest. They should have sufficient time to carry out their duties as directors of Intuit and have an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating and Governance Committee will also consider additional factors – such as independence, diversity, expertise and specific skills, and other qualities that may contribute to the Board’s overall effectiveness – when evaluating candidates for director. The Nominating and Governance Committee may also engage third-party search firms to provide assistance in identifying and evaluating Board candidates.
Consideration of director candidates typically involves a series of discussions and a review of available information concerning the candidate, the existing composition of the Board and other factors the Committee deems relevant. In conducting its review and evaluation, the Nominating and Governance Committee may solicit the views of management, other Board members and other individuals it believes may have insight into a candidate.
In considering diversity in the selection of nominees, the Nominating and Governance Committee looks for individuals with varied professional experience, background, knowledge, skills and viewpoints in order to achieve and maintain a group of directors that, as a whole, provides effective oversight of the management of the Company. Although our nomination policy does not prescribe specific standards for diversity, the Board and the Nominating and Governance Committee do look for nominees with a diverse set of skills that will complement the existing skills and experience of our directors and provide an overall balance of diversity of perspectives, backgrounds and experiences. The Nominating and Governance Committee assesses its effectiveness in this regard as part of its annual evaluation process. Our Board is currently composed of a group of leaders with broad and diverse experience in many fields, including: management of large global enterprises; technology and innovation leadership; strategic planning; consumer software and technology products and services; public policy; social networking; financial services; legal and compliance; executive compensation; and corporate governance. Our Board members have acquired these diverse skills through their accomplished careers and their service as executives and directors of a wide range of other public and private companies.
Stockholder Recommendations of Director Candidates
As discussed above, our Nominating and Governance Committee will consider director candidates recommended by a stockholder. A stockholder seeking to recommend a candidate for the committee’s consideration should submit the candidate’s name and qualifications to: Nominating and Governance Committee, c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850 or via our website at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/contact-the-board/default.aspx. You may find a copy of a document entitled “Process of Identifying and Evaluating Nominees for Director” on our website http://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx.
In addition, our bylaws permit a stockholder or group of up to 20 stockholders who have owned 3% or more of Intuit’s outstanding shares that are entitled to vote generally in the election of directors continuously for at least three years to submit director nominees (for the greater of 2 directors or up to 20% of our Board) for inclusion in our proxy materials if the stockholder(s) provide timely written notice of such nomination and the stockholder and nominee satisfy the requirements specified in our bylaws. Stockholders who wish to nominate directors for inclusion in our proxy materials or directly at an Annual Meeting of Stockholders in accordance with the procedures in our bylaws should follow the instructions under “Stockholder Proposals and Nominations for the 2018 Annual Meeting” section of this proxy statement.

Stockholder Engagement Process

Intuit regularly engages with stockholders to better understand their perspectives. During fiscal 2016 we held discussions with many of our largest stockholders during scheduled events, including our annual meeting and investor day, as well as in private meetings throughout the year.

In September 2016 we hosted our annual investor day, during which our management team interacted directly with our stockholders regarding our performance in the prior year as well as our short- and long-term growth strategies. In addition, members of the management team, and on occasion, the Lead Independent Director, held private in-person and telephonic meetings with stockholders to discuss their perspectives and feedback on various topics including executive compensation, corporate governance, cybersecurity, board structure and succession planning, our board evaluation process, and diversity, enterprise risk management and sustainability.

Since the beginning of fiscal 2016, management met with stockholders holding 33% of our outstanding shares. Management, the investor relations team and our Lead Independent Director, who participate in stockholder engagement meetings, regularly share stockholder feedback with relevant Board committees and the full Board. In general, feedback from our stockholders regarding our compensation programs and corporate governance practices is very positive. The Board carefully considers the feedback from stockholders and has implemented such feedback into our proxy disclosures and corporate governance practices, such as amending our bylaws to provide for proxy access.

We will continue to engage with our stockholders on a regular basis in order to understand their perspectives and incorporate their feedback, as appropriate, on our performance, business strategies, executive compensation programs and corporate governance practices.
Stockholder Communications with the Board
The Nominating and Governance Committee is responsible for receiving stockholder communications on behalf of the Board. Any stockholder may send communications by mail to the Board or individual directors c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850 or via our website at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/contact-the-board/default.aspx. The Board has instructed the Corporate Secretary to review this correspondence and determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. The Corporate Secretary may also forward certain communications elsewhere in the Company for review and possible response. In particular, communications such as product or commercial inquiries or complaints, job inquiries, surveys, business solicitations, advertisements or patently offensive or otherwise inappropriate material will not be forwarded to the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership Table
The following table shows shares of Intuit’s common stock that we believe are owned as of October 31, 2016 by:

•	Each Named Executive Officer (defined on page 41);

•	Each director and nominee;

•	All current directors, nominees and executive officers as a group; and

•	Each stockholder beneficially owning more than 5% of our common stock.
Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Unless indicated in the notes, the address of each beneficial owner is c/o Intuit Inc., P.O. Box 7850, Mountain View, California 94039-7850.
We calculated the “Percent of Class” based on 257,067,597 shares of common stock outstanding on October 31, 2016. In accordance with SEC regulations, we also include (1) shares subject to options that are currently exercisable or will become exercisable within 60 days of October 31, 2016, and (2) shares issuable upon settlement of RSUs that are vested but unreleased, or will become vested and settled within 60 days of October 31, 2016. Those shares are deemed to be outstanding and beneficially owned by the person holding such option or RSU for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Directors, Director Nominees and Executive Officers:
Scott D. Cook(1)	12,934,313	5.03%
Brad D. Smith(2)	857,662	*
R. Neil Williams(3)	178,740	*
Sasan K. Goodarzi(4)	259,707	*
H. Tayloe Stansbury(5)	57,230	*
Daniel A. Wernikoff(6)	174,884	*
Eve Burton(7)	961	*
Richard L. Dalzell(8)	5,424	*
Diane B. Greene(9)	29,987	*
Suzanne Nora Johnson(10)	30,831	*
Dennis D. Powell(11)	31,780	*
Raul Vazquez	—	*
Jeff Weiner(12)	18,220	*
All current directors and executive officers as a group (15 people)(13)	14,730,493	5.70%
Other 5% Stockholders:
BlackRock, Inc.(14)	18,411,014	7.16%
Capital World Investors(15)	17,255,000	6.71%
The Vanguard Group(16)	15,503,587	6.03%

_______________________________________

*	Indicates ownership of 1% or less.

(1)	Represents 12,782,312 shares held by trusts of which Mr. Cook is a trustee and 152,001 shares held by a trust Mr. Cook has investment control over, but of which he is not a trustee.

(2)	Includes 649,374 shares issuable upon exercise of options held by Mr. Smith.

(3)	Includes 174,013 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Williams.

(4)	Includes 259,707 shares issuable upon exercise of options held by Mr. Goodarzi.

(5)	Includes 56,560 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Stansbury.

(6)	Includes 171,307 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Wernikoff.

(7)	Includes 961 shares issuable upon settlement of vested restricted stock units held by Ms. Burton.

(8)	Includes 5,424 shares issuable upon settlement of vested restricted stock units held by Mr. Dalzell.

(9)	Includes 15,094 shares issuable upon settlement of vested restricted stock units held by Ms. Greene.

(10)	Includes 15,094 shares issuable upon settlement of vested restricted stock units held by Ms. Nora Johnson.

(11)	Includes 15,094 shares issuable upon settlement of vested restricted stock units held by Mr. Powell.

(12)	Represents 18,220 shares issuable upon settlement of vested restricted stock units held by Mr. Weiner.

(13)
Includes 1,509,312 shares issuable upon exercise of options and upon settlement of vested restricted stock units. Represents shares and options held by the 13 individuals in the table, plus an additional 22,290 outstanding shares and 128,464 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by other executive officers.

(14)
Ownership information for BlackRock, Inc. (“BlackRock”) is based on a Schedule 13G/A filed with the SEC on January 26, 2016 by BlackRock, reporting ownership as of December 31, 2015. BlackRock reported sole voting power as to 15,369,718 shares and sole dispositive power as to 18,411,014 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10022.

(15)
Ownership information for Capital World Investors (“Capital World”) is based on a Schedule 13G filed with the SEC on February 12, 2016 by Capital World, reporting ownership as of December 31, 2015. Capital World reported sole voting power and sole dispositive power as to 17,255,000 shares. The address of Capital World is 333 Hope Street, Los Angeles, California 90071.

(16)
Ownership information for The Vanguard Group (“Vanguard”) is based on a Schedule 13G/A filed with the SEC on February 10, 2016 by Vanguard, reporting ownership as of December 31, 2015. Vanguard reported sole voting power as to 494,119 shares, shared voting power over 26,100 shares, sole dispositive power as to 14,982,006 shares, and shared dispositive power as to 521,581 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Intuit’s directors and executive officers, and greater-than-10% stockholders to file forms with the SEC to report their ownership of Intuit shares and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to Intuit. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2016.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Election of Directors
The board currently consists of nine directors, all of whom were nominated for election to the Board at the 2017 Annual Meeting based on the recommendation of our Nominating and Governance Committee. Mr. Vazquez, who was appointed to the Board in May 2016, was recommended for consideration by the Nominating and Governance Committee at that time by Scott Cook. Mr. Vazquez’s name was provided to a third party search firm, who presented several candidates, including Mr. Vazquez, to the Board of Directors, for consideration. The Board conducted interviews of multiple candidates before concluding that Mr. Vazquez was the best match for the Board’s needs.
Each nominee, if elected, will serve until the next annual meeting of stockholders and until a qualified successor is elected, unless the nominee dies, resigns or is removed from the Board prior to such meeting. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unable to serve or for good cause does not serve, the proxy holder will vote your shares to approve the election of any substitute nominee proposed by the Board or just for the remaining nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board.
Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, in accordance with Intuit’s Bylaws and Corporate Governance Principles, each director has submitted an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not elect the director. In that situation, our Nominating and Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating and Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days of the date that the election results were certified.
Intuit is committed to ongoing Board refreshment, while at the same time valuing the experience that our longer-tenured directors bring. Four of our nine directors have served on our Board for fewer than five years. These four directors constitute more than fifty percent of our seven independent directors.
Directors Standing for Election
Information concerning the nominees for director is provided below.

Eve Burton (Age 58)
Senior Vice President and General Counsel, The Hearst Corporation

Ms. Burton has been an Intuit Director since January 2016 and is a member of the Audit and Risk Committee and the Acquisition Committee. Ms. Burton has served as Senior Vice President and General Counsel of The Hearst Corporation, a diversified media company, since March 2012. She joined The Hearst Corporation in 2002 as Vice President and General Counsel. Ms. Burton is also a member of Hearst CEO’s strategic advisory group and of the Hearst Venture Investment Committee. She also serves as an Adjunct Professor of Constitutional Law and Journalism at the Columbia University Graduate School of Journalism. Prior to joining The Hearst Corporation, Ms. Burton was Vice President and Chief Legal Officer of CNN from 2000 to 2001. Ms. Burton serves on the board of The Hearst Corporation and was a member of the AOL board of directors from 2013 to 2015 until its acquisition by Verizon Communications Inc. Her non-profit board affiliations include the David and Helen Gurley Brown Institute for Media Innovations at Stanford and Columbia Universities and the board of trustees of Middlebury College. Ms. Burton holds a Juris Doctorate from Columbia University.

Relevant Expertise
Ms. Burton brings to the Board legal and business experience as a general counsel for a global company engaged in a broad range of diversified communications activities and strategic partnerships and investments. She also brings insights into operational and security issues facing online consumer services companies as well as an expertise in the area of government relations.

Other Public Company Boards None

Scott D. Cook (Age 64)
Founder and Chairman of the Executive Committee, Intuit Inc.

Mr. Cook has been an Intuit director since 1984. A co-founder of Intuit, Mr. Cook served as Intuit’s President and Chief Executive Officer from 1984 to 1994 and served as Chairman of the Board from 1993 to 1998. Mr.
Cook was a director of eBay Inc. from 1998 to 2015 where he was a member of the Corporate Governance and Nominating Committee. Mr. Cook has been a director of The Procter & Gamble Company since 2000 where he chairs the Innovation & Technology Committee and is a member of the Compensation & Leadership Development Committee. Mr. Cook holds a Bachelor of Arts in Economics and Mathematics from the University of Southern California and a Master in Business Administration from Harvard Business School.

Relevant Expertise
Mr. Cook brings to the Board experience as an entrepreneur and corporate executive with a background in guiding and fostering innovation at companies in technology and other sectors, as well as his knowledge of Intuit’s operations, markets, management and strategy and his experience as a Board member of other large, global, consumer-focused companies.

Other Public Company Boards The Procter & Gamble Company

Richard L. Dalzell (Age 59)
Former Senior Vice President and Chief Information Officer, Amazon.com, Inc.

Mr. Dalzell has been an Intuit director since January 2015 and is a member of the Audit and Risk Committee and chairs the Acquisition Committee. Mr. Dalzell was Senior Vice President and Chief Information Officer at Amazon.com, Inc., an online retailer, until his retirement in 2007. Previously, Mr. Dalzell served in numerous other positions at Amazon.com, Inc., including Senior Vice President of Worldwide Architecture and Platform Software and Chief Information Officer from 2001 to 2007, Senior Vice President and Chief Information Officer from 2000 to 2001 and Vice President and Chief Information Officer from 1997 to 2000. Prior to his employment with Amazon.com, Inc., Mr. Dalzell was Vice President of the Information Systems Division at Wal-Mart Stores, Inc. from 1994 to 1997. Since 2014, Mr. Dalzell has been a director of Twilio, Inc., where he is a member of the Nominating and Governance Committee. Mr. Dalzell was a director of AOL.com, Inc. from 2009 until its acquisition by Verizon Communications Inc. in 2015. Mr. Dalzell holds a Bachelor of Science degree in Engineering from the United States Military Academy at West Point.

Relevant Expertise
Mr. Dalzell brings to the Board extensive experience, expertise and background in Internet information technology, platform software, cloud computing and cybersecurity, as well as a global perspective, gained from his service as the Chief Information Officer of Amazon.com, Inc. He also brings corporate leadership experience gained from his service in various senior executive roles at Amazon.com, Inc.

Other Public Company Boards Twilio, Inc.

Diane B. Greene (Age 61)
Senior Vice President, Google Inc.

Ms. Greene has been an Intuit director since 2006 and is a member of the Compensation and Organizational Development Committee and chairs the Nominating and Governance Committee. Ms. Greene has served as the Senior Vice President of Enterprise Business at Google Inc. since December 2015. She has also served on the board of directors of Alphabet Inc. (and before its restructuring, Google Inc.) since January 2012. Ms.

Greene co-founded VMware, Inc. in 1998 and took the company public in 2007. Ms. Greene served as chief executive officer and president of VMware from 1998 to 2008, a member of the board of directors of VMware from 2007 to 2008, and as an Executive Vice President of EMC Corporation from 2005 to 2008. Prior to VMware, Ms. Greene held technical leadership positions at Silicon Graphics, Tandem, and Sybase and was chief executive officer of VXtreme. In addition to Ms. Greene’s public company board experience, she is a member of The MIT Corporation. Ms. Greene holds a Bachelor of Arts in mechanical engineering from the University of Vermont, a Master of Science degree in naval architecture from the Massachusetts Institute of Technology and a Master of Science degree in computer science from the University of California, Berkeley.

Relevant Expertise
Ms. Greene brings to the Board experience and insight as a successful technology entrepreneur and former chief executive officer of a public company, as well as deep expertise and knowledge of cloud computing and software as a service businesses.

Other Public Company Boards Alphabet, Inc.

Suzanne Nora Johnson (Age 59)
Former Vice-Chairman, The Goldman Sachs Group

Ms. Nora Johnson has been an Intuit director since 2007 and Lead Independent Director since January 2016. She also chairs the Compensation and Organizational Committee and is a member of the Nominating and Governance Committee. Ms. Nora Johnson joined The Goldman Sachs Group in 1985 and held several management positions throughout her tenure including: Vice Chairman, Chairman of the Global Markets

Institute, and Head of the Global Investments Research Division. Ms. Nora Johnson has been a member of the board of directors of: American International Group, Inc. since 2008; Pfizer Inc. since 2007; and VISA Inc. since 2007. Ms. Nora Johnson’s significant non-profit board affiliations include, among others, TechnoServe and the University of Southern California. Ms. Nora Johnson earned a Bachelor’s degree from the University of Southern California and a Juris Doctor from Harvard Law School.

Relevant Expertise
Ms. Nora Johnson brings to the Board valuable business experience managing large, complex, global institutions as well as insights into how changes in the financial services industry, public policy and the macro-economic environment affect our businesses.

Other Public Company Boards American International Group, Inc. Pfizer Inc. VISA Inc.

Dennis D. Powell (Age 68)
Former Chief Financial Officer, Cisco Systems, Inc.

Mr. Powell has been an Intuit director since 2004 and is Chairman of the Audit and Risk Committee and a member of the Acquisition Committee. Mr. Powell was executive advisor of Cisco Systems, Inc. from 2008 to 2010. Mr. Powell joined Cisco in 1997 and held several management positions throughout his tenure including: Executive Vice President and Chief Financial Officer from 2003 to 2008; Senior Vice President,

Corporate Finance Vice President from 2002 to 2003; and Corporate Controller from 1997 to 2002. Prior to Cisco, Mr. Powell held the position of senior partner at Coopers & Lybrand LLP, where his tenure spanned 26 years. Mr. Powell has been a member of the board of directors of Applied Materials, Inc. since 2007 and served on the board of directors of VMware, Inc. from 2007 until 2015. Mr. Powell holds a Bachelor of Science in Business Administration with a concentration in accounting from Oregon State University.

Relevant Expertise
Mr. Powell brings to the Board executive management experience with large, global organizations as well as deep financial expertise and insights into operational issues, which he has gained through his tenure as an executive at a large public technology company.

Other Public Company Boards Applied Materials, Inc.

Brad D. Smith (Age 52)
Chairman, President and Chief Executive Officer, Intuit Inc.

Mr. Smith has been an Intuit director since 2008 and Chairman of the Board since January 2016 and is currently Chairman, President and Chief Executive Officer of Intuit. Mr. Smith joined Intuit in 2003 and has served as Senior Vice President and General Manager, Small Business Division from 2006 to 2007, Senior Vice President and General Manager, QuickBooks from 2005 to 2006, Senior Vice President and General Manager,

Consumer Tax Group from 2004 to 2005 and as Vice President and General Manager of Intuit’s Accountant Central and Developer Network from 2003 to 2004. Before joining Intuit, Mr. Smith held the position of Senior Vice President of Marketing and Business Development of ADP, where he held several executive positions from 1996 to 2003. Mr. Smith served on the board of directors of Yahoo! Inc. from 2010 until 2013. Mr. Smith was elected to the board of directors of Nordstrom, Inc. in June 2013, where he chairs the Audit Committee and serves on the Technology Committee. Mr. Smith holds a Bachelor’s degree in Business Administration from Marshall University and a Master’s degree in Management from Aquinas College.

Relevant Expertise
Mr. Smith, as Chairman and Chief Executive Officer of Intuit, brings to the Board the most relevant knowledge of Intuit’s strategy, markets, operations and employees and provides industry expertise and context on all matters that come before the Board.

Other Public Company Boards Nordstrom, Inc.

Raul Vazquez (Age 45)
Chief Executive Officer and Director, Oportun

Raul Vazquez has been an Intuit director since May 2016 and serves as a member of the Audit and Risk Committee and the Acquisition Committee. Mr. Vazquez has served as chief executive officer and board member of Oportun, a financial technology company since April 2012. Prior to joining Oportun, Vazquez spent nine years at Walmart in various senior leadership roles, including executive vice president and president of Walmart West, chief executive officer of Walmart.com, and executive vice president of Global eCommerce for developed markets. Mr. Vazquez previously worked in startup companies in e-commerce, at a global strategy consulting firm focused on Fortune 100 companies and as an industrial engineer for Baxter Healthcare. Mr. Vazquez also served as a member of the board of directors of Staples, Inc. from 2013 to June 2016. In September 2015, Mr. Vazquez was named to the Federal Reserve Board’s Community Advisory Council and currently serves as its chair, and in August 2016, Mr. Vazquez was named to the Consumer Financial Protection Bureau’s Consumer Advisory Board. Mr. Vazquez received a Bachelor of Science and a Master of Science degree in industrial engineering from Stanford University and an MBA from the Wharton Business School at the University of Pennsylvania.

Relevant Expertise
Mr. Vazquez brings to the Board a wide range of experience in innovative consumer financial products, retail, marketing, e-commerce, technology and community development, as well as corporate leadership experience with global organizations.

Other Public Company Boards None

Jeff Weiner (Age 46)
Chief Executive Officer, LinkedIn Corporation

Mr. Weiner has been a director of Intuit since April 2012 and is a member of the Compensation and Organizational Development Committee and Nominating and Governance Committee. He has served as the Chief Executive Officer of LinkedIn, an Internet professional network provider, since June 2009, and as a director of LinkedIn since July 2009. The acquisition of LinkedIn by Microsoft Corp. is pending. He served as LinkedIn’s Interim President from December 2008 until June 2009. Before joining LinkedIn, Mr. Weiner was an executive in residence at Accel Partners and Greylock Partners, both venture capital firms, from September 2008 to June 2009. From May 2001 to June 2008 he held several positions at Yahoo! Inc., one of the world’s largest digital media companies, including most recently as an Executive Vice President of Yahoo’s network division. He holds a bachelor’s degree in economics from The Wharton School at the University of Pennsylvania.

Relevant Expertise
Mr. Weiner brings to the Board experience and insights as the chief executive officer of a successful public technology company as well expertise and knowledge in social networking platforms, consumer web and mobile products.

Other Public Company Boards LinkedIn Corporation

The Board recommends that you vote
FOR the election of each of the nominated directors.

DIRECTOR COMPENSATION

Overview

Our director compensation programs are designed to provide an appropriate incentive to attract and retain qualified non-employee board members. The Compensation Committee is responsible for reviewing the equity and cash compensation for directors on an annual basis and making recommendations to the Board, in the event the Compensation Committee determines changes are needed. The following table summarizes the fiscal 2016 compensation earned by each member of the Board other than Mr. Smith, whose compensation is described under “Executive Compensation” beginning on page 63.
Director Summary Compensation Table

Director Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Eve Burton	—	(2)	424,896	(2)	—		424,896
William V. Campbell	200,000	(3) (5)	—		—		200,000
Scott D. Cook	—		—		1,090,000	(4)	1,090,000
Richard L. Dalzell	—	(2)	367,419	(2)	—		367,419
Diane B. Greene	102,500		259,955		—		362,455
Edward A. Kangas	30,000	(5)	—		—		30,000
Suzanne Nora Johnson	139,375		259,955		—		399,330
Dennis D. Powell	122,500		259,955		—		382,455
Raul Vazquez	45,000		269,976		—		314,976
Jeff Weiner	—	(2)	344,953	(2)	—		344,953
_______________________________________

(1)
These amounts represent the aggregate grant date fair value of RSUs granted during fiscal 2016, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation,” (“FASB ASC Topic 718”), assuming no forfeitures. Please see the “Equity Grants to Directors During Fiscal Year 2016” and “Outstanding Equity Awards for Directors at Fiscal Year-End 2016 (Exercisable and Unexercisable)” tables for information regarding the grant date fair value of RSUs granted during the fiscal year and the number of awards outstanding for each director at the end of the fiscal year.

(2)
Ms. Burton, Mr. Dalzell, and Mr. Weiner elected to receive fees due them for service on the Board and Committees during calendar year 2016 in RSUs, in accordance with Intuit’s Director Compensation Program, which is tied to the calendar year rather than Intuit’s fiscal year. These RSUs were awarded in January 2016 and are in respect of service provided during calendar year 2016 (which includes the first quarter of Intuit’s fiscal 2017). Please see the “Equity Grants to Directors During Fiscal Year 2016” table for more information.

(3)
This amount represents a stipend paid to Mr. Campbell for his role as a member and Non-Executive Chairman of the Board, in accordance with the compensation program adopted by the Board which became effective in January 2012.

(4)
Mr. Cook is an employee of Intuit; thus, he is not compensated as a director. Mr. Cook’s compensation represents an annual salary of $550,000 and an incentive bonus of $540,000 awarded for service in fiscal 2016. Mr. Cook did not receive any equity awards from Intuit during fiscal 2016.

(5)	Mr. Campbell and Mr. Kangas did not stand for re-election to Intuit’s Board in January 2016.

Equity Grants to Directors During Fiscal Year 2016
The following table shows each RSU grant made to each of our directors, other than Mr. Smith, during fiscal 2016, including the grant date, number of shares, and grant date fair value.

	Stock Awards
Director Name	Grant Date	Shares Subject to Award (#)		Grant Date Fair Value ($)(1)
Eve Burton	1/22/2016	2,777	(2)	259,955
Eve Burton	1/22/2016	801	(3)	74,982
Eve Burton	1/22/2016	961	(4)	89,959
Scott D. Cook		—		—
Richard L. Dalzell	1/22/2016	2,777	(2)	259,955
Richard L. Dalzell	1/22/2016	1,148	(4)	107,464
Diane B. Greene	1/22/2016	2,777	(2)	259,955
Suzanne Nora Johnson	1/22/2016	2,777	(2)	259,955
Dennis D. Powell	1/22/2016	2,777	(2)	259,955
Raul Vazquez	5/5/2016	1,942	(5)	194,977
Raul Vazquez	5/5/2016	747	(6)	74,999
Jeff Weiner	1/22/2016	2,777	(2)	259,955
Jeff Weiner	1/22/2016	908	(4)	84,998

_______________________________________

(1)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 assuming no forfeitures. The grant date fair value of these awards is equal to the closing market price of Intuit’s common stock on the date of grant. See Intuit’s Annual Report on Form 10-K for the fiscal year ended July 31, 2016 for more information on the valuation of RSUs.

(2)	Annual Non-Employee Board Member grant which, subject to the director’s continued service, vests as to 100% of the shares on January 1, 2017.

(3)	Initial Non-Employee Board Member grant which, subject to the director’s continued service, vests as to 50% of the shares on January 22, 2017 and 50% on January 22, 2018.

(4)
Represents RSUs awarded pursuant to a Conversion Grant (described below under “Annual Retainer and Equity Compensation Program for Non-Employee Directors”) for shares equivalent in fair value on the date of grant to annual retainers for Board and Committee service for calendar year 2016.

(5)	Prorated Annual Non-Employee Board Member grant which, subject to the director’s continued service, vests as to 100% of the shares on May 1, 2017.

(6)	Initial Non-Employee Board Member grant which, subject to the director’s continued service, vests as to 50% of the shares on May 1, 2017 and 50% on May 1, 2018.

Outstanding Equity Awards for Directors at Fiscal Year-End 2016 (Exercisable and Unexercisable)
The following table provides information on the outstanding equity awards held by our directors, other than Mr. Smith, as of July 31, 2016.

Director Name	Aggregate Shares Subject to Outstanding Stock Awards (#)
Eve Burton	4,539	(1)
Scott D. Cook	—
Richard L. Dalzell	8,620	(2)
Diane B. Greene	17,871	(3)
Suzanne Nora Johnson	17,871	(3)
Dennis D. Powell	17,871	(3)
Raul Vazquez	2,689
Jeff Weiner	20,997	(4)
_______________________________________

(1) Includes 721 vested RSUs on which settlement is deferred in accordance with Intuit’s Director Equity Compensation Plan.
(2) Includes 5,137 vested RSUs on which settlement is deferred in accordance with Intuit’s Director Equity Compensation Plan.
(3) Includes 15,094 vested RSUs on which settlement is deferred in accordance with Intuit’s Director Equity Compensation Plan.
(4) Includes 17,993 vested RSUs on which settlement is deferred in accordance with Intuit’s Director Equity Compensation Plan.

Annual Retainer and Equity Compensation Program for Non-Employee Directors
The Compensation Committee periodically reviews best practices and considers how the Company’s compensation program for non-employee directors compares to the programs of its compensation peers. In conducting this review, the Compensation Committee relies upon information provided to it by FW Cook. The current compensation program approved by our Board for our non-employee directors and the Chairman of the Board has been in effect since January 2012, with the exceptions of an increase in the stipend for the Compensation Committee Chair from $17,500 to $20,000 in January 2014 and a further increase from $20,000 to $25,000 effective January 2016, the increase in the annual cash stipend paid to the Chairman of the Board in lieu of participation in the non-employee director cash compensation program from $240,000 for calendar year 2013 to $260,000 effective January 2014, and the addition of an annual cash stipend for the Lead Independent Director of $40,000 effective January 2016. In October 2016, the Compensation Committee recommended, and the Board of Directors approved, amending the 2005 Equity Incentive Plan to provide that annual aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any non-employee director during any single calendar year (not including awards granted in lieu of retainers or other cash payments), will not exceed $625,000, with such limit to be increased by an additional $250,000 for any Lead Independent Director or Non-Employee Director Chairman of the Board, which amendment is subject to approval by the Company’s stockholders, as further described under Proposal 3 below.
Annual Retainer
Non-employee directors are paid annual cash retainers for Board membership, plus additional cash retainers for their committee service in the amounts indicated in the following table:

Position	Annual Amount ($)
Non-Employee Board Member	60,000
Lead Independent Director	40,000
Members of each of Audit and Risk Committee, Acquisition Committee, and Compensation and Organizational Development Committee	15,000
Members of the Nominating and Governance Committee	10,000
Audit and Risk Committee Chair*	32,500
Compensation and Organizational Development Committee Chair*	25,000
Acquisition Committee and Nominating and Governance Committee Chairs*	17,500

* Committee chair retainers are in addition to committee membership retainers.

These annual retainers are paid in quarterly installments and are pro-rated for any changes to a committee that occurs during any quarter. Directors may elect to defer cash retainers into additional tax-deferred Intuit stock units by making an irrevocable written election prior to the start of each calendar year. Such tax-deferred stock units, known as Conversion Grants, vest in four installments, commencing on the grant date (which is the first business day following the Company’s annual meeting of stockholders) and quarterly thereafter, and will be distributable at the earlier of (i) five years from the date of grant, (ii) separation from the Board, or (iii) a change in control of the ownership of Intuit. We reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Director Equity Compensation Program

Grants are made to non-employee directors in the form of a fixed dollar value of RSUs in the following amounts:

Board Position	Fixed Amount of Award ($)
Non-Employee Board Member (annual grant)	260,000
New Board Member (additional grant upon joining Board)	75,000

Because the formula is based on a fixed dollar amount, the number of RSUs awarded annually to non-employee directors may vary, depending on the closing market price of Intuit’s common stock on the date of grant. The annual grants will be awarded on the day following each Annual Meeting of Stockholders. For a new Board Member, the annual grant will be prorated based on the number of full months of expected service until the next Annual Meeting of Stockholders. Subject to the director’s continued service, vesting of the annual RSU grants will occur on the first day of the twelfth month following the date of grant. For example, for grants made in January 2017, the vesting date would be January 1, 2018. A new Board Member’s additional grant will vest in two equal installments over two years. Once RSUs vest, settlement of the awards must be deferred until the earlier of (i) five years from the date of grant, (ii) separation from the Board, or (iii) a change in control of Intuit. Directors may defer settlement of their RSUs for a longer period of time at their option.
All of the RSUs that we grant to our Board Members have dividend rights, which are accumulated and paid when the shares are issued.
Director Stock Ownership Requirement

Each director is required to hold shares of Intuit common stock with an aggregate value of five times the amount of the annual Board member retainer, which value will be measured as of July 31st of each year. Unvested RSUs and vested deferred RSUs held by a Board member are counted as shares when determining the number of shares owned. Directors must comply with the new guidelines within five years after the date the director joins the Board. If any director does not meet the stock ownership requirement within this time frame, 50% of his or her annual cash retainers will be made in the form of Intuit stock until compliance is achieved. As of July 31, 2016, each of the current directors is in compliance with this policy.
PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Intuit’s Audit and Risk Committee has selected Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm to perform the audit of Intuit’s consolidated financial statements and the effectiveness of internal control over financial reporting for the fiscal year ending July 31, 2017. As a matter of good corporate governance we are asking stockholders to ratify this selection. Representatives of Ernst & Young are expected to attend the Meeting. They will have the opportunity to make a statement at the Meeting if they wish to do so and will be available to respond to appropriate questions from stockholders. If the selection of Ernst & Young is not ratified, the Audit and Risk Committee will consider whether it should select another independent registered public accounting firm.
The Audit and Risk Committee’s Policy on Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
It is the policy of the Audit and Risk Committee to pre-approve near the beginning of each fiscal year all audit and permissible non-audit services to be provided by the independent registered public accounting firm during that fiscal year. The Audit and Risk Committee authorizes specific projects within categories of services, subject to a budget for each project. The Audit and Risk Committee may also pre-approve particular services during the fiscal year on a case-by-case basis. The independent auditor and management periodically report to the Audit and Risk Committee the actual fees incurred versus the pre-approved budget.
Fees Paid to Ernst & Young
The following table shows fees that we paid (or accrued) for professional services rendered by Ernst & Young for fiscal 2016 and 2015:

Fee Category	Fiscal 2016	Fiscal 2015
Audit Fees	$4,635,000	$4,098,000
Audit-Related Fees	69,000	91,000
Tax Fees	—	51,000
All Other Fees	—	—
Total Fees	$4,704,000	$4,240,000
Audit Fees
These fees consist of amounts for professional services rendered in connection with the integrated audit of our financial statements and internal control over financial reporting, review of the interim financial statements included in quarterly reports, and statutory and regulatory filings or engagements.

Audit-Related Fees
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including agreed-upon audit procedures that focus on a specific business process. For fiscal 2016, audit-related fees consisted of fees for agreed-upon procedures for our Consumer Tax business. For fiscal 2015, audit-related fees consisted of fees for agreed-upon procedures for our Mint Bills and Consumer Tax businesses.
Tax Fees
Intuit paid no tax fees to Ernst & Young in fiscal 2016. Tax fees paid to Ernst & Young in fiscal 2015 were for international tax services in connection with an acquisition.
All Other Fees
Intuit paid no other fees to Ernst & Young in fiscal 2016 or fiscal 2015.
For more information about Ernst & Young, please see the “Audit and Risk Committee Report” on page 27.
Approval of this Proposal No. 2 requires the affirmative vote of the majority of the shares of common stock entitled to vote on this proposal that are present in person or represented by proxy at the Meeting and are voted “for” or “against” the proposal. Abstentions will not affect the outcome of the vote on this proposal. Brokers may exercise their discretion to vote on this Proposal since this is a routine matter (if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares).
The Board recommends that you vote
FOR the ratification of the selection of Ernst & Young LLP.

AUDIT AND RISK COMMITTEE REPORT
We, the members of the Audit and Risk Committee, assist the Board in fulfilling its responsibilities by overseeing Intuit’s accounting and financial reporting processes, the qualifications, independence and performance of Intuit’s independent auditor, the performance of Intuit’s internal audit department and Intuit’s internal controls. We also are responsible for selecting, evaluating and setting the compensation of Intuit’s independent auditor. Intuit’s management is responsible for the preparation, presentation and integrity of Intuit’s financial statements, including setting accounting and financial reporting principles and designing Intuit’s system of internal control over financial reporting. The Audit and Risk Committee has selected the independent registered public accounting firm of Ernst & Young as Intuit’s independent auditor, with responsibility for performing an independent audit of Intuit’s consolidated financial statements and for expressing opinions on the conformity of Intuit’s audited financial statements with generally accepted accounting principles and on the effectiveness of Intuit’s internal control over financial reporting based on their audit. The Audit and Risk Committee oversees the processes, although members of the Audit and Risk Committee are not engaged in the practice of auditing or accounting.
During the fiscal year ended July 31, 2016, the Audit and Risk Committee carried out the duties and responsibilities as outlined in its charter, including the following specific actions:

•	Reviewed and discussed with management and the independent auditor Intuit’s quarterly earnings announcements, consolidated financial statements, and related periodic reports filed with the SEC;

•	Reviewed with management its assessment of the effectiveness of Intuit’s internal control over financial reporting;

•	Reviewed with the independent auditor and management the audit scope and plan;

•	Reviewed the internal audit plan with the internal auditor; and

•	Met in periodic executive sessions with each of the independent auditor, representatives of management, and the internal auditor.
We reviewed and discussed with management and representatives of Ernst & Young the audited financial statements for the fiscal year ended July 31, 2016 and Ernst & Young’s opinion on the audited financial statements and the effectiveness of Intuit’s internal control over financial reporting. Ernst & Young represented that its presentations included the matters required to be discussed with the Audit and Risk Committee by applicable auditing standards of the Public Company Accounting Oversight Board (PCAOB).
The Audit and Risk Committee recognizes the importance of maintaining the independence of Intuit’s independent auditor, both in fact and appearance. Consistent with its charter, the Audit and Risk Committee has evaluated Ernst & Young’s qualifications, independence and performance. The Audit and Risk Committee has concluded that provision of the services described in that section is compatible with maintaining the independence of Ernst & Young. In addition, we have received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with us concerning independence and discussed with Ernst & Young the firm’s independence.
Based on the reports, discussions and review described in this report, and subject to the limitations on our role and responsibilities referred to in this report and in the charter, we recommended to the Board that the audited financial statements be included in Intuit’s Annual Report on Form 10-K for fiscal 2016. We also selected Ernst & Young as Intuit’s independent registered public accounting firm for fiscal 2017.
AUDIT AND RISK COMMITTEE MEMBERS
Dennis D. Powell (Chair)
Eve Burton
Richard L. Dalzell
Raul Vazquez

TRANSACTIONS WITH RELATED PERSONS
The Audit and Risk Committee is responsible for review, and approval or ratification as appropriate, of transactions between Intuit (or its subsidiaries) and any “related person” of Intuit. Under SEC rules, “related persons” include directors, officers, nominees for director, 5% stockholders, and their immediate family members. The Audit and Risk Committee adopted a written set of procedures, which are described below, to evaluate these transactions and obtain approval or ratification by the Audit and Risk Committee.
Identification of Related Persons.  Information about our directors and executive officers and persons related to them and their affiliated entities is collected and updated through annual Director & Officer Questionnaires and quarterly director affiliation summaries. Directors and executives provide the names of their immediate family members as well as the entities with which they and their immediate family members are affiliated, including board memberships, executive officer positions, and charitable organizations.
Audit and Risk Committee Annual Pre-Approval.  On an annual basis, Intuit’s procurement and legal departments prepare requests for pre-approval of transactions or relationships involving related persons or parties with which Intuit is expected to do business during the upcoming fiscal year. The Audit and Risk Committee reviews these requests during its regular fourth quarter meeting and generally pre-approves annual spending levels for each transaction or relationship.
Periodic Approvals.  During the year, the list of known related persons is circulated to appropriate Intuit employees and is used to identify transactions with related persons. When Intuit identifies an actual or potential transaction with a related person that was not pre-approved by the Audit and Risk Committee, Intuit’s legal department collects information regarding the transaction, including the identity of the other party, the value of the transaction, and the size and significance of the transaction to both Intuit and the other party. This information is provided to the Audit and Risk Committee, which in its discretion may approve, ratify, rescind, place conditions upon, or take any other action with respect to the transaction.
Monitoring of Approved Transactions and Relationships.  Following approval by the Audit and Risk Committee, Intuit personnel review and monitor the transactions and relationships from time to time. If spending levels approach the limits approved by the Audit and Risk Committee, Intuit prepares and submits a new approval request to the Audit and Risk Committee for review at its next meeting.
Since the beginning of fiscal 2016, there have been no transactions and there currently are no proposed transactions in excess of $120,000 between Intuit (or its subsidiaries) and a related person in which the related person had or will have a direct or indirect material interest.

PROPOSAL NO. 3
APPROVAL OF AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

General
In October 2004, our stockholders approved the 2005 Equity Incentive Plan (the “Plan”), which we designed to reflect our commitment to having best practices in both compensation and corporate governance. When originally approved in 2004, the Plan’s term ran through December 9, 2006. In each of 2005, 2006, 2007, 2008, 2009, 2011 and 2014, our stockholders approved extensions to the term of the Plan, increases to the number of shares available under the Plan, and certain other amendments as brought before the stockholders from time to time.
On October 19, 2016, Intuit’s Compensation and Organizational Development Committee approved an amendment and restatement of the Plan. This amendment and restatement: (1) increases the number of shares available for issuance under the Plan, (2) extends the term of the Plan, (3) introduces lower limits on equity grants under the Restated 2005 Plan to non-employee directors, (4) adds cash-based awards as a permissible type of award under the Plan, (5) makes some additions to the list of qualifying performance criteria, and (6) makes certain other amendments described more fully below. Although not all of the changes to the Plan are required to be approved by stockholders, we have included these discretionary amendments in a single amendment and restatement of the Plan that we are submitting for stockholder approval at the annual meeting.
In the discussion of this proposal, we refer to the currently existing version of the 2005 Equity Incentive Plan as the “Plan,” and we refer to the version of the 2005 Equity Incentive Plan in the event that the stockholders approve this proposal as the “Restated 2005 Plan.”
Material Amendments
The material differences between the Plan and the Restated 2005 Plan are described below. For further information on the terms of the Restated 2005 Plan as proposed, we encourage you to refer to the text of the Restated 2005 Plan, a copy of which has been filed with this proxy statement as Appendix B.
Increase in Share Reserve. Under the Restated 2005 Plan a total of 32,100,000 shares would be authorized for issuance for new awards, subject to stockholder approval of the Restated 2005 Plan, less grants made after July 31, 2016 (which grants are counted against the share pool at the fungible ratio described below). This reflects an increase of 23,110,386 shares to the 8,989,614 shares available for issuance as of July 31, 2016. The total historical authorization under the Restated 2005 Plan since its inception (including shares subject to outstanding awards and awards that have vested/exercised), if the Restated 2005 Plan is approved, will be 138,110,386. The share reserve for the Restated 2005 Plan will be reduced by one share for every one share that is subject to an option or stock appreciation right (“SAR”) granted after July 31, 2016 and 2.3 shares for every one share that is subject to an award other than an option or SAR granted after July 31, 2016. Assuming that aggregate equity awards are granted at levels consistent with recent historical practices, then we generally expect that the share reserve under the Restated 2005 Plan should be sufficient to cover the Company’s projected stock grants for a period of approximately three years, including the Company’s annual equity grants that are expected to be made in July 2019.
The following table shows certain information about the Plan, including outstanding awards, as of July 31, 2016:

Number of shares that will be authorized for future grant after stockholder approval of the Plan(1)	32,100,000
Number of stock options outstanding at 7/31/16	8,345,851
Number of full-value awards (restricted stock units and performance-based restricted stock units) outstanding at 7/31/16	9,038,518
Weighted average remaining term of outstanding options	6.07 years
Weighted average exercise price of outstanding options	$88.55
(1) Grants of stock-based awards other than options or SARs count against the authorization as 2.3 shares. The authorization will also be reduced by the number of shares granted between July 31, 2016 and the date of stockholder approval adjusted by the fungible ratio. Between July 31, 2016 and October 31, 2016, Intuit granted no options and 374,392 RSUs under the Plan. If all of the shares subject to these RSUs are issued, this would reduce the Plan’s share reserve by 861,102 shares (after adjusting the RSUs by the 2.3 fungible share ratio).

Director Limits. Under the Restated 2005 Plan, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any non-employee director during any single calendar year (not including Awards granted in lieu of retainers or other cash payments), will not exceed $625,000, with such limit to be increased an additional $250,000 for any lead non-employee director or non-employee director who is chairman of the Board.

Cash-Based Awards. Under the Restated 2005 Plan, the Company can grant cash-based awards pursuant to which a participant may become entitled to receive an amount based on satisfaction of enumerated performance or service criteria.
Qualifying Performance Criteria under Section 162(m) of the Internal Revenue Code (the “Code”). The Plan (both as originally designed and as proposed in the Restated 2005 Plan) is designed to permit the grant of awards that are intended to qualify as “performance-based compensation” not subject to Code Section 162(m)’s $1,000,000 deductibility cap, however, there can be no guarantee that amounts payable under the Plan will be treated as qualified “performance-based compensation” under Code Section 162(m). In general, in order to grant awards that qualify as “performance-based compensation” under Section 162(m) of the Code, the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by the company’s stockholders at least once every five years. For purposes of Code Section 162(m), the material terms include (i) the individuals eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that can be paid to an individual under the performance goal. With respect to the various types of awards under the Plan, each of these aspects is discussed below, and stockholder approval of the Restated 2005 Plan will constitute approval of each of these aspects of the Restated 2005 Plan for purposes of the approval requirements of Code Section 162(m). The material terms of the performance goals under which compensation may be paid were most recently approved by Intuit’s stockholders at our 2014 annual meeting.
Term. Currently, the term of the Plan is set to expire on October 29, 2023. The term of the Restated 2005 Plan would expire on January 19, 2027, unless extended by stockholder approval in the future.
Annual Stockholder Value Transfer Rate, Burn Rate and Overhang
We actively manage our long-term dilution by granting equity awards in accordance with an annual equity compensation budget that reflects both the amount required to attract and retain employees at each level of the Company and a cost that is reasonable relative to our market capitalization size, which we call the rate of stockholder value transfer (SVT). SVT is a cost-based burn rate measure that normalizes for the difference in compensation value between grants of options and full-value shares based on their relative grant date accounting value. Annual SVT shows the rate at which market capitalization value is transferred to employees through equity compensation awards, and is the primary measure used by Intuit in managing the overall annual equity compensation cost incurred. We believe that looking at the grant date fair value of equity compensation is important, because it reflects the equity compensation expense that reduces GAAP earnings.
The following table shows Intuit’s SVT for the preceding three fiscal years. Intuit’s average annual SVT cost of 1.56% was more than 25% below the 2.09% median of our compensation peer group over the last three years:

		FY14	FY15	FY16	FY14-16 Avg.
a	Options Granted	2,206,000	1,981,000	2,553,000	2,246,667
b	Wtd. Avg. Exercise Price	$82.15	$106.86	$113.08	$100.70
c	Black-Scholes Fair Value %	26.0%	18.1%	18.0%	20.7%
d = a x b x c	Fair Value of Option Grants	$47,076,040	$38,411,590	$51,953,550	$45,813,727
e	RSUs/PSUs Granted	3,896,000	3,501,000	4,072,000	3,823,000
f	Wtd. Avg. Grant Price	$71.37	$89.58	$99.30	$86.75
g = e x f	Fair Value of RSU Grants	$278,057,520	$313,619,580	$404,349,600	$332,008,900
h = d + g	Fair Value of All Grants	$325,133,560	$352,031,170	$456,303,150	$377,822,627
i	Wtd. Avg. Market Cap	$20,734,400,000	$25,624,100,000	$26,382,650,000	$24,247,050,000
	Wtd. Avg. Basic Shares Outstanding	285,000,000	281,000,000	262,000,000	276,000,000
j = h ÷ i	Gross Annual SVT Cost	1.57%	1.37%	1.73%	1.56%

An additional metric that we use to measure the cumulative dilutive impact of our equity program is fully diluted overhang (the sum of (1) the number of shares subject to equity awards outstanding, but not exercised or settled and (2) the number of shares available to be granted (in each case, with no adjustment for the fungible ratio), divided by the sum of (1) the total common shares outstanding at the end of the year, (2) the number of shares subject to equity awards outstanding but not exercised or settled, and (3) the number of shares available to be granted). Our overhang as of July 31, 2016 was 9.3%. If the Restated 2005 Plan is approved, our potential overhang as of that date would increase to 16.1% and then will decline over time.
The following are the factors that were material to the evaluation of the Compensation and Organizational Development Committee, with input from management and its outside consultant, in determining acceptable and targeted levels of dilution: competitive data from relevant peer companies, the current and future accounting expense associated with Intuit’s equity award practices, input from stockholders, and the standards of stockholder advisory firms. Intuit’s equity programs are revisited at least annually and assessed against these (and other) measures.
Request for Stockholder Approval
We believe that our ability to attract and retain qualified, high-performing employees is vital to our success and growth as a company given the importance of knowledge, innovation and talent for employees in our industry. Equity compensation is a very effective incentive and retention tool that encourages and rewards employee performance that aligns with stockholders’ interests. In addition, when the Company makes employee compensation decisions, equity grants are rendered in their cash equivalent value so that there is full transparency regarding the costs involved. We believe that the Restated 2005 Plan is an essential platform for motivating and retaining our employees, and we request your approval of the Restated 2005 Plan.
Approval of this Proposal No. 3 requires the affirmative vote of the majority of the shares of common stock entitled to vote on this proposal that are present in person or represented by proxy at the Meeting and are voted "for" or "against" the proposal. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.
The Board of Directors recommends that you vote
FOR the Intuit Inc. Amended and Restated 2005 Equity Incentive Plan.

Approval of the Restated 2005 Plan enables Intuit to achieve, among others, the following objectives:
1. The continued ability of Intuit to offer stock-based incentive compensation to Intuit’s eligible employees and non-employee directors. We are requesting approval of 23,110,386 additional shares for the Restated 2005 Plan, which will provide for grants for both new hires and current employees.
2. Furthering compensation and governance best practices. The Restated 2005 Plan incorporates a number of features that are widely considered to be best practices in compensation or corporate governance. The Restated 2005 Plan is administered by the Compensation Committee, which is comprised solely of directors who are “independent” based on the standards set forth by NASDAQ. The Restated 2005 Plan introduces lower limits on awards to non-employee directors. It includes a recoupment provision that mandates the forfeiture of gains related to performance-based awards of any participant whose fraud or misconduct is a significant contributing factor to any restatement of financial results. All options or SARs must have an exercise price that is at least 100% of the fair market value of the common shares on the date of grant. The Restated 2005 Plan prohibits Intuit from taking any of the following actions without stockholder approval: directly or indirectly reducing the exercise price of stock options or SARs or, when the exercise price of an outstanding option or SAR is above fair market value, amending the terms of such outstanding option or SAR to provide for the cancellation and re-grant or the exchange of such outstanding option or SAR for either cash or a new award with a lower (or no) exercise price. The Restated 2005 Plan also does not contain an evergreen feature (evergreen features provide for automatic replenishment of authorized shares available under an equity plan) and does not provide for any tax gross-ups or tax reimbursement in connection with any type of equity award that may be granted under its terms. In order to continue these best practices, we are requesting the term of the Plan be extended until January 19, 2027, resulting in the ability to continue granting awards under the Restated 2005 Plan until that date.
3. Providing qualifying “performance-based compensation” that is fully tax-deductible to Intuit. The Restated 2005 Plan contains all the provisions required under Section 162(m) of the Code to grant qualifying “performance-based compensation.” These provisions allow Intuit to tie the equity compensation of its most highly compensated executive officers whose compensation is regulated by this law to performance goals that align with stockholder objectives, while assuring that Intuit maintains the ability to fully deduct awards which are intended to qualify as “performance-based compensation” for purposes of deductibility under Code Section 162(m). Nevertheless, there can be no guarantee that amounts payable under the Plan will actually be treated as qualified “performance-based compensation” under Code Section 162(m) or that Intuit will not grant awards under the Plan that are not intended to qualify as “performance-based compensation” under Code Section 162(m).
Background on Stock Compensation at Intuit
We believe that employee stock ownership is a significant contributing factor in achieving superior financial performance. Historically, Intuit has granted stock options and RSUs to the majority of its newly hired employees, and its equity granting practices have been an important component of Intuit’s overall compensation program. Recognizing that stock-based compensation is a valuable and limited resource, Intuit has actively managed its use of stock-based compensation. To that end and consistent with our general pay-for-performance compensation philosophy, only our higher performing employees receive annual equity awards.
We believe that stock options align employees’ interests directly with those of other stockholders, because the employee only realizes value from an option if the stock price increases after the date of the award. We also believe that RSUs align employees’ interests directly with those of other stockholders, as they provide greater value to employees as Intuit’s stock price increases. Without stock-based compensation, Intuit would be at a disadvantage against competitors to provide the market-competitive total compensation packages that are necessary to attract, retain and motivate the employee talent critical to the future success of Intuit.
We strongly believe that our stock-based incentive programs and emphasis on employee stock ownership have been integral to our success in the past and will continue to be important to our ability to achieve superior performance in the years ahead. Therefore, we consider approval of the Restated 2005 Plan to be vital to Intuit’s continued success.
Purpose of the Plan
The Restated 2005 Plan will allow Intuit, under the direction of the Compensation Committee, to make broad-based grants of options, SARs, restricted stock awards, and RSUs to employees and non-employee directors, within the limits set forth in the Restated 2005 Plan. The purpose of these equity awards is to attract, retain and motivate talented employees and non-employee directors, further align their interests with those of our stockholders, and continue to link employee compensation with Intuit’s performance.
Key Terms of the Restated 2005 Plan
The following is a summary of the key provisions of the Restated 2005 Plan, as it would become effective if the stockholders approve this Proposal No. 3. This summary does not purport to be a complete description of all the provisions of the Restated 2005 Plan. A copy of the Restated 2005 Plan has been filed with this proxy statement as Appendix B, and the following description of the Restated 2005 Plan is qualified in its entirety by reference to that Appendix.

Plan Termination Date:	January 19, 2027

Eligible Participants:
Employees of Intuit and its subsidiaries, non-employee directors of Intuit and certain advisors and consultants of Intuit and its subsidiaries are eligible to receive awards under the Plan. As of October 31, 2016, there were approximately 8,038 individuals eligible to participate in the Plan, including approximately 8,031 employees and seven non-employee directors. Intuit uses the services of a significant number of advisors and consultants at any given point in time, but Intuit has a long-standing practice of not granting awards under the Plan to its advisors and consultants, and at this time does not foresee changing that practice.

Closing Stock Price:	The closing price of Intuit’s common stock on NASDAQ on October 31, 2016 was $108.74.

Share Reserve:
Under the Restated 2005 Plan a total of 32,100,000 shares would be authorized for issuance for new awards, subject to stockholder approval of the Restated 2005 Plan, less grants made after July 31, 2016 (which grants are counted against the share pool at the fungible ratio described below). This reflects an increase of 23,110,386 shares to the 8,989,614 shares available for issuance as of July 31, 2016. The total historical authorization under the Restated 2005 Plan since its inception (including shares subject to outstanding awards and awards that have vested/exercised), if the Restated 2005 Plan is approved, will be 138,110,386 shares. The share reserve for the Restated 2005 Plan will be reduced by one share for every one share that is subject to an option or SAR granted after July 31, 2016 and 2.3 shares for every one share that is subject to an award other than an option or SAR granted after July 31, 2016. Shares that are subject to awards that have been forfeited, expired or settled for cash (in whole or part), or tendered or withheld in satisfaction of withholding tax liabilities arising from an award granted on or after July 21, 2016 other than an option or SAR will be added to the shares available for awards under the Restated 2005 Plan at the 2.3-to-one ratio described above.

Award Types:	(1) Non-qualified and incentive stock options
(2) Stock Appreciation Rights (SARs)
(3) Restricted Stock Awards
(4) Restricted Stock Units (RSUs) (5) Cash-Based Awards

Fungible Share Reserve:
Each share subject to an option or SAR will reduce the share reserve by one (1) share, and each share subject to restricted stock or a RSU will reduce the share reserve by two and three-tenths (2.3) shares. Each share that is credited back to the Restated 2005 Plan (under the circumstances described above under “Share Reserve”) will increase the share reserve by one (1) share if the share had been subject to an option or SAR, and by two and three-tenths (2.3) shares if the share had been subject to a restricted stock or RSU award.

162(m) Share Limits:
No more than 2,000,000 shares (3,000,000 for a new hire grant) may be made subject to awards to a single participant in any fiscal year. The maximum cash amount payable pursuant to all cash-based awards granted in any calendar year to any participant will not exceed five million dollars ($5,000,000). These limits are necessary for awards to qualify as performance-based compensation under Section 162(m) of the Code, and have been reduced by 50% from the prior limits in light of the increase in Intuit’s stock price (other than the cash limit, which is being added in connection with the addition of cash-based awards as a permissible award type under the Restated 2005 Plan), and are greater than the number of options or other awards that Intuit has granted to any individual in the past. These limits do not signal any intent on our part to significantly change our practices regarding the grant of equity awards or other awards to our executive officers.

162(m) Performance Criteria:
The grant or vesting of awards (other than options or SARs) that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on any one or more of the following performance criteria, or growth or other changes in the amount, rate or value of one or more performance criteria, either individually, alternatively or in any combination, applied to Intuit as a whole or to one or more business units or subsidiaries, either individually, alternatively or in any combination, and measured over a performance period to be determined by Intuit’s Compensation Committee, on an absolute basis or relative to a pre-established target, to previous results or to a designated comparison group, either based upon GAAP or non-GAAP financial results, in each case as specified by Intuit’s Compensation Committee (or subcommittee): (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and/or amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue or net revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) contract value, (xxi) client renewal rate, (xxii) operating cash flow return on income, (xxiii) adjusted operating cash flow return on income, (xxiv) employee productivity and satisfaction metrics, (xxv) market share, (xxvi) strategic positioning, or (xxvii) new product releases. These performance criteria may differ for awards granted to any one participant or to different participants.

Establishment of Performance Goals; Certification by Committees:
Intuit’s Compensation Committee (or subcommittee) will establish the performance goals with respect to awards (other than options or SARs) intended to qualify as “performance-based compensation” under Section 162(m) of the Code no more than ninety (90) days after the commencement of the period of service to which the performance goal relates (or, in the case of performance periods of less than one year, not later than the date upon which 25% of the performance period elapses), provided that the outcome of the performance goal is substantially uncertain at such time. The Compensation Committee (or subcommittee) is required to certify, in writing, the level of achievement of the performance goals prior to the payment, settlement or vesting of an award. Adjustments to the evaluation of the achievement of performance goals is permitted only in accordance with 162(m) and if timely approved in connection with the establishment of 162(m) performance criteria.

Vesting:
Vesting of awards granted to employees is determined by the Compensation Committee and may be based on the completion of a specified period of service with Intuit, on the attainment of pre-established performance goals, on such other factors as the Compensation Committee determines, or on a combination of the foregoing. Although subject to change at any time at the Compensation Committee’s sole discretion, options and “time-based” RSUs granted to employees generally vest over three years. “Performance-based” RSUs generally vest over three years, contingent on the satisfaction of pre-established performance goals. RSUs issued to non-employee directors under our current grant program generally vest over a period of from one to two years, depending on the type of grant, and are generally subject to a mandatory deferral period of five years.

Other Award Terms:
Stock options and SARs will have a term no longer than ten years. Options and SARs will have an exercise price no less than 100% of the fair market value of Intuit’s common stock on the date of grant (except for certain options granted in connection with a merger or other acquisition as substitute or replacement awards).

Unless otherwise provided in an award agreement, upon termination of employment for any reason other than death or “Disability” (as defined in the Restated 2005 Plan), stock options will cease to vest. Options granted to directors, or to employees who have been actively employed by Intuit for at least one year, and in either case who die or incur a Disability will vest in full, unless otherwise provided in the award agreement. Upon termination of employment, restricted stock awards generally will cease to vest and the participant will be entitled to retain the shares only to the extent earned as of the date of termination. The effect of termination of service on SARs and RSUs is specified in the applicable award agreements.

Dividends or distributions paid with respect to shares subject to restricted stock awards will be retained by Intuit and paid to the applicable participant at the same time that the shares with respect to which such dividends or distributions were paid are released from the restrictions of the award. A participant will be entitled to receive dividend equivalent rights prior to the issuance of shares subject to RSUs to the extent and under the terms and conditions provided in the applicable award agreement. However, any such dividend equivalent rights that relate to RSUs that vest based on the achievement of performance goals will be paid upon the later of (i) the date dividends are paid to the common stockholders of Intuit, or (ii) the date the RSUs with respect to which such dividend equivalent rights are payable become vested, and will be forfeited to the extent the underlying award does not vest. Except with respect to RSUs, dividend equivalent rights will not be granted alone or in connection with any award under the Restated 2005 Plan.

Repricing Prohibited:
The Restated 2005 Plan prohibits Intuit from taking any of the following actions without stockholder approval: directly or indirectly reducing the exercise price of stock options or SARs or, when the exercise price of an outstanding option or SAR is above fair market value, amending the terms of such outstanding option or SAR to provide for the cancellation and re-grant or the exchange of such outstanding Option or SAR for either cash or a new award with a lower (or no) exercise price. Notwithstanding the foregoing in the event of a Corporate Transaction (as defined in the Restated 2005 Plan), any Option or SAR with an exercise price that equals or exceeds the value of the consideration to be paid to the holders of Intuit’s common stock (on a per share basis) may be cancelled without any consideration.

Recoupment of Awards
If Intuit issues a restatement of its financial results after the distribution of shares or cash upon settlement of an award with vesting conditioned on the achievement of performance goals, then a participant will be required to return to Intuit the value of the award that would not have vested or been issued based on the restated financial results. This recoupment provision applies to a participant whose fraud or misconduct was a significant contributing factor to the restatement of financial results.

Non-Transferability:
Awards granted under the Restated 2005 Plan are not transferable except by will or the laws of descent and distribution except that the Compensation Committee or its authorized delegates may consent to permit the transfer of an award other than an incentive stock option by gift or domestic relations order to an “authorized transferee” as defined in the Restated 2005 Plan. Transfers by an individual for consideration are prohibited.

Administration:
The Compensation Committee will administer the Restated 2005 Plan. To the extent required by applicable law (such as Section 162(m) of the Code or Rule 16b-3 under the Securities Exchange Act of 1934), certain awards may be administered by a qualifying subcommittee. The Restated 2005 Plan also allows the Compensation Committee to delegate to one or more officers of Intuit the ability to grant awards and take certain other actions with respect to participants who are not executive officers or directors, within such limits as the Compensation Committee establishes, and to approve certain changes to the forms and award agreements under the Restated 2005 Plan. The Compensation Committee will select the individuals who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the Restated 2005 Plan, establish the terms, conditions and other provisions of the awards. The Compensation Committee may interpret the Restated 2005 Plan and establish, amend and rescind any rules relating to the Restated 2005 Plan, including adoption of rules, procedures or sub-plans applicable to particular subsidiaries or employees in particular locations. The Compensation Committee may address unanticipated events and make all other determinations necessary or advisable for the administration of the Restated 2005 Plan.

Corporate Transactions:
In the event of a Corporate Transaction (as defined in the Restated 2005 Plan) involving Intuit, any outstanding awards granted under the Restated 2005 Plan may be assumed, continued, replaced, or substituted by the successor, which assumption, continuation, replacement, or substitution shall be binding on all participants. In the event such successor refuses to assume, continue, replace or substitute the awards, the awards will vest as to 100% of the underlying shares (based on such further terms and conditions, if any, provided in the applicable award agreement). A “Corporate Transaction” includes certain mergers, consolidations, or similar transactions; dissolutions or liquidations; certain sales or transfers of all or substantially all the assets of Intuit; and certain other transactions that qualify as a “corporate transaction” under Section 424(a) of the Code.

Amendment and Termination:
The Board may terminate, amend or suspend the Restated 2005 Plan, provided that no action may be taken by the Board to amend this Plan in any manner (including an amendment to reduce or permit the reduction of the exercise of an option or SAR) that requires stockholder approval pursuant to the Code or the regulations promulgated thereunder, or pursuant to the Securities Exchange Act of 1934 or any rule promulgated thereunder, or pursuant to NASDAQ rules. In addition, the Board may not amend an outstanding award in a manner that materially impairs the rights of a participant without such participant’s consent, except as expressly authorized in the Restated 2005 Plan.

New Plan Benefits
Intuit’s executive officers and directors have an interest in approval of the Restated 2005 Plan because it relates to the issuance of equity awards for which executive officers and directors may be eligible. The benefits that will be awarded or paid under the Restated 2005 Plan to executive officers cannot currently be determined. Awards granted under the Restated 2005 Plan to executive officers are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Although not required by the Restated 2005 Plan, and subject to change at any time at the Compensation Committee’s sole discretion, Intuit’s current approved program generally provides for an initial grant for non-employee directors of RSUs covering the number of shares equal to $75,000 and for an annual grant for non-employee directors of RSUs covering the number of shares equal to $260,000. Each non-employee director also has the ability to elect to convert all of the director’s cash retainer(s) otherwise payable to the director during a calendar year into RSUs.
Aggregate Past Grants Under the Plan
The table below shows, as to each Named Executive Officer and the various indicated groups, the aggregate number of shares of Intuit common stock subject to option grants, stock grants and RSU grants under the Plan since the Plan’s inception through October 31, 2016.

		Number of
		Restricted
		Stock Units
	Number of	and Restricted
	Options	Shares
Name	Granted (#)	Granted (#)

Named Executive Officers:
Brad D. Smith	2,236,777	2,006,550
R. Neil Williams	609,346	646,459
Sasan K. Goodarzi	713,393	594,562
H. Tayloe Stansbury	348,590	396,730
Daniel A. Wernikoff	453,874	454,075
All executive officers as a group (8 persons)	4,999,590	4,582,074
All non-executive directors as a group (7 persons)	507,500	137,774
All employees, excluding executive officers	61,538,533	35,625,626
U.S. Federal Tax Consequences
Stock option grants under the Restated 2005 Plan may be intended to qualify as incentive stock options under Section 422 of the Code or may be non-qualified stock options. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the Company. Intuit’s practice has been to grant non-qualified stock options. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the fair market value of the common stock on the exercise date and the stock option exercise price. Intuit will be entitled to a corresponding deduction on its income tax return. A participant will have no taxable income upon exercising an incentive stock option provided that the applicable periods for holding the resulting shares of stock are satisfied (except that alternative minimum tax may apply), and Intuit will receive no deduction when an incentive stock option is exercised. The tax treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. Intuit may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.
For restricted stock awards, no taxes are due when the award is initially made (unless the recipient makes a timely election under Section 83(b) of the Code), but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Income tax is paid at ordinary rates on the value of the stock when the restrictions lapse, and then at capital gain rates when the shares are sold if the value of the stock increases after the vesting date. Similarly, for RSUs, the award generally becomes taxable when the shares vest. Income tax is paid at ordinary rates on the value of the RSUs when the restrictions lapse, and then at capital gain rates when the shares are sold if the value of the stock increases after the vesting date.
A participant will have taxable income at the time a cash-based award becomes payable and, if the participant has timely elected deferral to a later date, at such later date. At these times, the participant will recognize ordinary income equal to the value of the amount then payable.
As described above, awards granted under the Restated 2005 Plan may qualify as “performance-based compensation” under Section 162(m) of the Code in order to preserve federal income tax deductions by Intuit with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to Intuit’s Chief Executive Officer or any of the three other most highly compensated executive officers (excluding the Chief Financial Officer). To so qualify, options and other awards must be granted under the Restated 2005 Plan by a committee consisting solely of two or more “outside directors” (as defined under regulations) and satisfy the Restated 2005 Plan’s limits on the total number of shares (or cash value) that may be awarded to any one participant during Intuit’s fiscal year. In addition, for awards other than options or SARs to qualify as “performance-based compensation,” the issuance or vesting of the award, as the case may be, must be contingent upon satisfying performance goals based on one or more of the performance criteria described above, as established and certified by a committee consisting solely of two or more “outside directors.” The Compensation Committee may grant awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, which awards would be subject to the $1 million deductibility limit of Code Section 162(m).
The Restated 2005 Plan has been drafted with the intention of avoiding the application of taxes under Section 409A of the Code to any participant on account of the grant, vesting, or settlement of awards.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information, as of July 31, 2016, concerning securities authorized for issuance under all of Intuit’s equity compensation plans, excluding the additional shares we are proposing to add to the 2005 Equity Incentive Plan in Proposal No. 3 (share amounts in thousands).

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders	16,904	(2)	89.20	12,747	(5)
Equity compensation plans not approved by security holders	480	(3)	4.85	—
Total	17,384	(4)	88.55	12,747

_______________________________________

(1)	RSUs have been excluded for purposes of computing weighted average exercise prices.

(2)
Represents 8.282 million shares issuable upon exercise of options and 8.622 million shares issuable upon vesting of RSU awards, which are settled for shares of Intuit common stock on a one-for-one basis.

(3)	Represents 0.064 million shares issuable upon exercise of options and 0.416 million shares issuable upon vesting of RSU awards which were assumed in connection with corporate acquisitions.

(4)	Represents 8.346 million shares issuable upon exercise of options and 9.038 million shares issuable upon vesting of RSU awards.

(5)	Represents 8.990 million shares available for issuance under our 2005 Equity Incentive Plan and 3.757 million shares available for issuance under our Employee Stock Purchase Plan.

PROPOSAL NO. 4
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking stockholders to approve the following advisory resolution at the Meeting:
RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
As described in the “Compensation Discussion and Analysis” section of this proxy statement, the guiding philosophy of the Compensation Committee is to establish a compensation program that is designed to compensate our executives based on both overall Company performance and individual employee performance; help achieve our corporate growth strategy; acquire, retain and motivate talented executives with proven experience; and have a greater portion of Named Executive Officer pay tied to short- and long-term incentive programs than most other Intuit employees, because they lead our key business units or functions, and thus have the ability to directly influence overall company performance.
Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy, including:

•
A significant portion of our senior executive officer compensation is in the form of performance-based incentives, and in fiscal 2016, 50% of the annual equity incentive value granted as part of our regular equity grant cycle was in the form of performance-based RSUs, which measure relative TSR compared to a peer group;

•	We do not provide supplemental company-paid retirement benefits designed for executive officers;

•	We do not provide any excise tax “gross-up” payments;

•	We do not provide perquisites or other executive benefits based solely on rank;

•	We prohibit directors and executive officers from pledging Intuit stock and engaging in hedging transactions involving Intuit stock;

•
We have “clawback” provisions for operating performance-based equity awards and beginning in the 2016 fiscal year implemented “clawback” provisions for cash bonus payments under our Senior Executive Incentive Plan;

•
We have stock ownership guidelines for executive officers at the senior vice president level and above and non-employee directors, with the CEO guideline set at six times salary, the senior vice president level and above guideline set at one and a half times salary, and the non-employee director guideline set at five times retainer; and

•
The CEO’s service-based RSUs and Relative TSR RSUs granted in fiscal 2015 and 2016 include a mandatory one-year holding period, requiring the CEO to hold the underlying shares for at least one year after the awards vest.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses how our executive compensation policies and practices implement our compensation philosophy, and the “Executive Compensation” section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
While the advisory vote to approve executive compensation is non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.
We will continue to hold our say on pay votes on an annual basis until the next vote on the frequency of advisory votes, unless the Board of Directors modifies its policy prior to that time. A non-binding advisory vote on our executive compensation program will again be included in our proxy statement next year.
The Board recommends that you vote
FOR approval of the advisory resolution to approve executive compensation.

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE REPORT
Set out below is the Compensation Discussion and Analysis, which is a discussion of Intuit’s executive compensation programs and policies written from the perspective of how we and management view and use such policies and programs. We strive to see that Intuit’s compensation programs are fiscally responsible, market responsive and performance based. Guided by these principles, we regularly review and monitor senior management’s compensation, as well as their potential for larger leadership roles, to produce the greatest value for Intuit’s three stakeholders – employees, customers and stockholders. To this end, the Compensation and Organizational Development Committee has reviewed the components of compensation paid to each of Intuit’s officers for fiscal 2016, including annual base salary, target incentive bonus and equity compensation.
Given our role in providing guidance on program design, administering those programs and policies, and in making specific compensation decisions for senior executives, the Compensation and Organizational Development Committee participated in the preparation of the “Compensation Discussion and Analysis” and reviewed and discussed the “Compensation Discussion and Analysis” with management. Based on the review and discussions, we recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.
COMPENSATION AND ORGANIZATIONAL
DEVELOPMENT COMMITTEE MEMBERS
Suzanne Nora Johnson (Chair)
Diane Greene
Jeff Weiner

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary	41
Compensation Practices	44
2016 “Say on Pay” Advisory Vote on Executive Compensation	46
Compensation Philosophy and Objectives	47
Specific Elements of Fiscal 2016 Compensation	47
Fiscal 2016 Named Executive Officer Compensation Decisions	53
Achievement of Performance Targets for July 2013 Performance-Based RSUs	56
Use of Competitive Data	58
Intuit’s Management Stock Purchase Program	59
Employee Benefits	60
Termination Benefits	60
Role of Compensation Consultants, Executive Officers and the Board in Compensation Determinations	60
Accounting and Tax Implications of Our Compensation Policies	61
Stock Ownership Guidelines	61
Intuit’s Policy Regarding Derivatives, Short Sales, Hedging and Pledging	61
Intuit’s Equity Granting Policy for Senior Executives	62
The Compensation and Organizational Development Committee (the “Compensation Committee”) oversees Intuit’s compensation plans and policies, approves compensation of our executive officers and administers our equity compensation plans. This Compensation Discussion and Analysis (“CD&A”) contains context for the compensation actions approved by the Compensation Committee and paid for fiscal 2016 to the executive officers named below (the “Named Executive Officers”) and included in the “Fiscal Year 2016 Summary Compensation Table” on page 63:

•	Brad D. Smith, Chairman, President and Chief Executive Officer

•	R. Neil Williams, Executive Vice President and Chief Financial Officer

•
Sasan K. Goodarzi, Executive Vice President and General Manager, Consumer Tax Group through April 30, 2016, and Executive Vice President and General Manager, Small Business Group, effective May 1, 2016

•	H. Tayloe Stansbury, Executive Vice President and Chief Technology Officer

•
Daniel A. Wernikoff, Executive Vice President and General Manager, Small Business Group through April 30, 2016, and Executive Vice President and General Manager, Consumer Tax Group, effective May 1, 2016

Executive Summary
Commitment to Pay for Performance
Our executive compensation programs are designed to reward both short- and long-term growth, as well as total stockholder return (“TSR”). Our short-term performance-based compensation consists of annual cash bonuses, which are based upon achievement of annual corporate operating goals, including revenue, non-GAAP operating income and deferred revenue balance at fiscal year end, as well as on an assessment of individual contribution and performance. Our fiscal 2016 long-term compensation consisted of 50% performance-based RSUs based on relative total stockholder return (“Relative TSR RSUs”), 25% service-based RSUs and 25% non-qualified stock options.
Fiscal 2016 Business Highlights
Intuit achieved revenue of $4.7 billion, GAAP operating income of $1.2 billion, non-GAAP operating income of $1.6 billion, GAAP diluted earnings per share (“EPS”) of $3.69 and non-GAAP diluted EPS of $3.78 (see table on page A-3 of this proxy statement for a reconciliation of non-GAAP financial measures) and a one-year TSR of 6.19% for fiscal 2016.
Our revenue, GAAP and non-GAAP operating income and GAAP and non-GAAP earnings per share for fiscal 2016 exceeded our guidance range.
Key highlights from fiscal 2016 include the following:

•
Fiscal 2016 revenue of $4.7 billion, an increase of 12% over fiscal 2015; GAAP operating income of $1.2 billion, an increase of 68% over the prior year, and non-GAAP operating income of $1.6 billion, up 36%; GAAP diluted earnings per share of $3.69, up from $1.28 in 2015, and non-GAAP diluted EPS of $3.78, up 46%, in each case, exceeding our guidance for the year; note that fiscal 2016 GAAP earnings per share includes $0.65 net income per share from discontinued operations and fiscal 2015 GAAP earnings per share includes $0.17 net loss per share from discontinued operations;

•	An increase of 15% in TurboTax Online units in the U.S., with total TurboTax units growing 12% (excluding the Free File Alliance, which is our free tax offering for eligible taxpayers);

•	The Consumer Tax business had revenue growth of 10% for fiscal 2016;

•	Two dozen product innovations in TurboTax, driving share growth in the do-it-yourself software category for the third year in a row;

•
An increase of 41% in total QuickBooks Online subscribers, reaching 1.513 million subscribers at the end of the 2016 fiscal year, including 45% growth in QuickBooks Online subscribers outside the U.S. to 287,000 and growth in QuickBooks Self-Employed subscribers from 25,000 to 85,000;

•	Continued momentum in the Small Business Online ecosystem with revenue growth of 25% for the year;

•	Online payroll customer growth of 17% and online active payments customers growth of 6%;

•
Continued discipline in the Company’s financial strategy, focusing on cash management and maintaining a strong balance sheet, including paying dividends of $0.30 per share each quarter, and the repurchase of $2.3 billion of shares in fiscal 2016, reducing our weighted average share count by 7%; and

•
Employee engagement and customer satisfaction scores that continued to reflect best-in-class levels, with Intuit continuing its run of 15 consecutive appearances in Fortune Magazine’s “Top 100 Places to Work” list and placing at #4 on Fortune Magazine’s “Most Admired Software Company” list.

Stockholder Value Delivered
Intuit’s TSR has performed well in recent years. Measured at the end of fiscal 2016, we delivered one-year TSR of 6.19%, three-year annualized TSR of 21.52% and five-year annualized TSR of 20.22%, with our stock price achieving an all-time high as the fiscal year came to a close. The graph below compares the cumulative TSR on Intuit common stock for the last five full fiscal years with the cumulative total returns on the S&P 500 Index and the Morgan Stanley Technology Index for the same period. It assumes that $100 was invested in Intuit common stock and in each of the other indices on July 31, 2011 and that all dividends were reinvested. Over this five-year period, Intuit’s TSR exceeded both the broad market (as evidenced by a comparison against the S&P 500 Index) and the overall technology sector (as evidenced by a comparison against the Morgan Stanley Technology Index). The comparisons in the graph below are based on historical data – with Intuit common stock prices based on the closing price on the dates indicated – and are not intended to forecast the possible future performance of Intuit’s common stock.

	July 31, 2011	July 31, 2012	July 31, 2013	July 31, 2014	July 31, 2015	July 31, 2016
Intuit Inc.	$100.00	$125.62	$139.91	$181.28	$236.44	$251.09
S&P 500	$100.00	$109.13	$136.41	$159.52	$177.40	$187.36
Morgan Stanley Technology Index	$100.00	$111.45	$118.36	$151.58	$169.91	$190.19

Compensation Practices
Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy and are intended to provide total compensation that is competitive and related to both Intuit’s and individual performance:

Compensation Practices
✓ A significant portion of our fiscal 2016 senior executive officer compensation is in the form of incentives tied to achievement of particular performance measures;
✓   We have “clawback” provisions for operating performance-based equity awards and beginning in the 2016 fiscal year implemented “clawback” provisions for cash bonus payments under our Senior Executive Incentive Plan;

✓   We have stock ownership guidelines for executive officers at the senior vice president level and above and non-employee directors, with the CEO guideline set at six times salary, the senior vice president level and above guideline set at one and a half times salary, and the non-employee director guideline set at five times annual cash retainer;

✓   The CEO’s service-based RSUs and Relative TSR RSUs granted in fiscal 2015 and 2016 include a mandatory one-year holding period, requiring the CEO to hold the underlying shares for at least one year after the awards vest;

✗ We prohibit directors and executive officers from pledging Intuit stock or engaging in hedging transactions involving Intuit stock;
✗ We do not provide supplemental company-paid retirement benefits designed for executive officers;
✗ We do not provide any excise tax “gross-up” payments; and
✗ We do not provide perquisites or other executive benefits based solely on rank.

Compensation Aligned with Stockholders’ Interests
As illustrated below, approximately 94% of target total direct compensation for Mr. Smith in fiscal 2016 was performance-based, consisting of 86% equity and 8% target annual cash bonus, ensuring a strong link between his target total direct compensation and the Company’s results. Only base salary, which is approximately 6% of his total target compensation, was fixed.

CEO Performance and Incentive Pay Mix - Target Total Compensation for Fiscal 2016
More than 90% of the total direct compensation for all of our Named Executive Officers is delivered through programs that link pay realized by executive officers with financial and operational results and with TSR. Incentive payouts under our SEIP are based on revenue, non-GAAP operating income, and deferred revenue balance at fiscal year end, along with individual performance. Equity-based compensation consisting of Relative TSR RSUs, RSUs and non-qualified stock options align compensation with the long-term interests of Intuit’s stockholders by focusing our executive officers’ performance on both absolute and relative TSR. The following chart shows the allocation of the Named Executive Officers’ total direct compensation for fiscal 2016, reflecting the extent to which their total direct compensation for fiscal 2016 consisted of performance-based compensation.

Total Direct Compensation Mix for Fiscal 2016
(1) Consistent with disclosure in the Fiscal 2016 Summary Compensation Table, equity awards are reported at grant date fair value, which, for the Relative TSR RSUs, are based on the target number of shares subject to the award, and salary and incentive cash are reported based on the actual amounts earned with respect to fiscal 2016.
2016 “Say on Pay” Advisory Vote on Executive Compensation
Intuit has provided stockholders with an advisory vote on executive compensation in each of the last five years. At our 2016 Annual Meeting of Stockholders, approximately 83.3% of the votes cast in the “say on pay” advisory vote were “FOR” approval of our executive compensation. The Compensation Committee evaluated the results of the 2016 advisory vote together with the other factors and data discussed in the CD&A in determining executive compensation policies and decisions.
We value the opinions of our stockholders and seek their input as part of our regular stockholder outreach efforts. Feedback we received from stockholders regarding our executive compensation program was generally very positive. With the exception of a single stockholder, we did not receive specific criticisms or recommended changes regarding our executive compensation program. The Compensation Committee had noted that the majority of shares cast “AGAINST” the “say on pay” proposal had been cast by a single affiliated stockholder group. Consequently, management and our Lead Independent Director engaged directly with that stockholder to better understand the reasons for its vote and provided its feedback to the Compensation Committee and the Board. As a result of this engagement, we have enhanced certain of our proxy disclosures.
After evaluating the outcome of the 2016 advisory vote, stockholder feedback and input from our independent compensation consultant, the Compensation Committee determined that our executive compensation program is aligned with our compensation philosophy and Company strategy, and the Committee decided not to make any material changes to our overall fiscal 2016 executive compensation policies and decisions.
The Committee will continue to consider stockholder feedback, input from our independent compensation consultant and the outcomes of future say on pay votes, when considering our executive compensation programs and policies and making compensation decisions for our Named Executive Officers.

Compensation Philosophy and Objectives
In setting policies and practices regarding compensation, the guiding philosophy of the Compensation Committee is to establish a compensation program that is designed to:

•	Help achieve our corporate growth and business strategy;

•	Compensate our executives based on both Company performance and individual performance;

•	Hire, retain and motivate talented executives with proven experience in an increasingly competitive market; and

•
Have a greater portion of Named Executive Officer pay opportunity tied to short- and long-term incentive programs than other Intuit employees, because these executives lead our key business units or functions and thus have the ability to directly influence overall Company performance.

The Compensation Committee believes that a mix of both cash and equity incentives is an effective compensation structure, as annual cash incentives reward executives for near-term operating results, while equity incentives motivate executives to execute on our long-term strategic plan in order to increase stockholder value. In determining the amount of the cash and equity incentives, the Compensation Committee considers each officer’s total compensation on both a short- and long-term basis to assess the retentive and incentive value of his or her overall compensation, while taking into consideration additional relevant factors, including, for example, market data, internal parity and stockholder and proxy advisor perspectives.
We manage equity compensation to provide competitive rewards that are commensurate with results delivered, while limiting dilution to stockholders. The Company is as careful and targeted when deploying stock-based compensation as it is when paying cash, and considers dilution and run rate in the context of peers when granting equity within its approved plans. When the Company makes employee compensation decisions, equity grants are rendered in their cash equivalent value so that there is full transparency regarding the costs involved.
Specific Elements of Fiscal 2016 Compensation
Compensation for all Named Executive Officers for fiscal 2016 is a mix of the principal components summarized in the following table and described in greater detail below.

Component of Compensation	Primary Purpose

Base Salary	Provide the security of a competitive fixed cash payment for services rendered
Annual Bonus	Reward achievement of annual company financial performance and individual strategic and operational objectives
Stock Options	Retain and motivate executives to build stockholder value over the life of the option, since options deliver value only if Intuit’s stock price appreciates after grant
Restricted Stock Units	Retain executives and provide alignment with stockholders’ interests during the vesting term (assuming the one-year GAAP operating income hurdle is met)
Relative TSR RSUs
Retain and align executives with stockholders for a minimum of three years and offer upside for strong positive returns to stockholders relative to similar alternative investments over 12, 24 and 36 month periods

The Compensation Committee conducts its annual review process near the end of each fiscal year to determine each executive’s cash bonus, equity awards and any adjustments to base salary and target cash bonus opportunities for the following year. This timing allows the Company’s financial results for the fiscal year and TSR performance to date to be taken into account when making compensation decisions for its executives.
Base Salary
Base salaries provide the security of a fixed cash payment for services rendered. In July 2016, the Compensation Committee reviewed the base salaries of our Named Executive Officers in the context of the compensation information provided by FW Cook, the Compensation Committee’s independent compensation consultant, to determine whether the base salaries of our Named Executive Officers were competitive with our compensation peer group and to ensure those salaries reflect each executive’s roles, responsibilities, experience and performance as further described under “Use of Competitive

Data” on page 58. The fiscal 2016 base salary decisions for each of our Named Executive Officers are described under “Fiscal 2016 Named Executive Officer Compensation Decisions” on page 53 below.
Annual Cash Bonuses
Intuit uses cash bonuses to reward achievement of annual Company financial performance and individual strategic and operational objectives, all of which align with stockholder value. All employees (other than those eligible to participate in certain sales and customer care incentive programs), including each of Intuit’s Named Executive Officers, have an annual bonus target that is a stated percentage of base salary determined by the individual’s role within Intuit. Bonus targets for the Named Executive Officers were set by the Compensation Committee based on the scope and significance of each executive’s leadership role at Intuit, and a review of market data. The target amounts are used as a starting point in the determination of cash bonuses, but actual bonus payments varied based on Company and individual performance, as discussed below.
Cash bonuses for our Named Executive Officers are paid out under the SEIP, a stockholder-approved plan designed to provide for payments that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) as described in more detail below.
Funding of the Company’s bonus plans, including the SEIP, is based on Company performance against specific revenue and operating income targets, as described in more detail below. Each year, the Compensation Committee sets a Company performance target which must be achieved in order for any executive to be eligible to receive a cash bonus under the SEIP. At the close of fiscal 2016, the Compensation Committee certified that Intuit had exceeded the GAAP operating income threshold set at $600 million and thus each participant in the SEIP was eligible, but not entitled, to receive a cash bonus under that plan.
Fiscal 2016 SEIP Funding
The Compensation Committee set aggressive, equally-weighted performance goals based on Intuit’s (1) revenue, (2) non-GAAP operating income (see table on page A-3 of this proxy statement for a reconciliation of non-GAAP measures), and (3) year-end deferred revenue balance goals, to fund the SEIP, as set forth in the table below. The Committee believes that the achievement of these goals drives long term stockholder value, capturing both the need for continued revenue and income growth as well as the importance of the shift to a subscription-based model for some of our most important product offerings, measured by deferred revenue. The following table reflects the goals approved by the Committee for purposes of calculating the baseline funding of the SEIP, as well as the Company’s actual performance results.

Measure	Revenue ($ Billions)			Non-GAAP Operating Income ($ Billions)			Deferred Revenue Balance ($ Billions)			Total

Weighting	33.3%		+	33.3%		+	33.3%		=	100%

										Baseline
		Bonus Pool			Bonus Pool		FY16	Bonus Pool		Company
		Funding		FY16	Funding		Deferred	Funding		Performance
	FY16	as a Percent		Operating	as a Percent		Revenue	as a Percent		as a Percent
	Revenue	of Target*		Income (1)	of Target*		Balance	of Target*		of Target(2)
Maximum	$4.83	150%		$1.55	150%		$1.06	150%		150%
	$4.78	133%		$1.54	133%		$1.04	133%		133%
	$4.73	117%		$1.52	117%		$1.02	117%		117%
Target	$4.68	100%		$1.50	100%		$1.00	100%		100%
	$4.60	95%		$1.48	95%		$0.96	95%		95%
	$4.52	90%		$1.45	90%		$0.93	90%		90%
	$4.44	85%		$1.43	85%		$0.90	85%		85%
	$4.41	71%		$1.42	71%		$0.88	71%		71%
	$4.37	57%		$1.40	57%		$0.86	57%		57%
	$4.33	43%		$1.39	43%		$0.85	43%		43%
	$4.29	28%		$1.38	28%		$0.83	28%		28%
	$4.25	14%		$1.37	14%		$0.81	14%		14%
Threshold	$4.21	—%		$1.35	—%		$0.80	—%		—%
Actual	$4.69	105%		$1.56	150%		$1.00	100%		119%

______________________________________
* Linear interpolation between defined points.
(1) Financial performance may be adjusted for restructuring charges, litigation-related expenses, and/or non-recurring asset write-downs, but no such adjustments were made.
(2) This represents a baseline for the funding of the company-wide bonus pool. The Compensation Committee has discretion to adjust the actual SEIP payment levels for each participant up to a maximum of 250% of the participant’s base salary, not to exceed $5 million.
The baseline funding of the SEIP was 119.4% of target, based on Company revenue of $4.69 billion, non-GAAP operating income of $1.56 billion, and deferred revenue of $1.00 billion in fiscal 2016.
Determination of Cash Bonuses
Eligible senior executives, including our Named Executive Officers, were awarded bonuses from the SEIP, and those bonuses were based on the full Company results described above, and not the performance of any particular functional group or business unit. The Compensation Committee adjusted the cash bonuses of each of the Named Executive Officers relative to the 119.4% baseline funding by 16% to 30% per individual, based on their individual performance during the 2016 fiscal year, as evaluated by the Compensation Committee and recommended by the CEO (for all Named Executive Officers except himself). The actual bonus payouts to our Named Executive Officers were in the range of 138% to 155% of their individual target bonus.
The fiscal 2016 bonus decisions for each of our Named Executive Officers are described under “Fiscal 2016 Named Executive Officer Compensation Decisions” on page 53 below.

Fiscal 2016 Long-Term Incentives
For the fiscal 2016 regular annual awards granted in July 2016, Relative TSR RSUs comprised half of the annual equity value granted to our Named Executive Officers when measured by grant date fair value, and the other half was split evenly between service-based RSUs and stock options.
Relative TSR RSUs
Relative TSR RSUs comprised fifty percent of the value of the regular annual long-term equity awards for fiscal 2016. Relative TSR RSUs cliff vest after a three-year period and are earned based on Intuit’s three-year relative TSR compared to a pre-established peer group, with three discrete performance periods covering 12, 24 and 36 months. Shares earned based on the 12- and 24- month relative TSR performance periods have an additional service-based vesting requirement, such that all of the earned shares “cliff vest” following the end of the 36-month period. In addition, Mr. Smith is required to hold the shares that he earns under the relative TSR RSU awards for one year following vesting to ensure longer term alignment with stockholders. Performance-based awards ensure that a meaningful share of our executives’ equity compensation is contingent upon future outperformance compared to a peer group rather than continued employment or the appreciation of the Company’s stock alone.
Further, our Relative TSR RSUs align the interests of award holders and stockholders by rewarding award holders for better than average stockholder return compared to other software companies since target shares are based on achieving TSR at the 60th percentile. The 60th percentile target position is to ensure that Intuit must perform better than the majority of the relative TSR peers to earn the target number of shares. The three year vesting schedule serves as a retention incentive and as a means of measuring and requiring maintenance of longer-term stock price performance. The use of discrete periods of 12, 24 and 36 months aims to minimize the potential impact of short-term share price volatility over the duration of the three-year performance period. The Company believes that this approach focuses Named Executive Officers on long-term stockholder return.
Our TSR peer group was identified using objective selection criteria recommended by FW Cook, our independent compensation consultant. All are U.S.-based public companies within Intuit’s General Industry Classification Standard (“GICS”) code that have market capitalization and revenue greater than 0.25x Intuit’s size, plus H&R Block, which is a direct, size-relevant competitor (the “TSR Peers”). The TSR Peers were chosen so that the Relative TSR RSUs will reward the Named Executive Officers based on objective measurement of Intuit’s one-, two- and three-year return compared to similar companies in which an Intuit stockholder might reasonably be expected to invest. The Committee believes that having 48 TSR Peers ensures that, in spite of mergers or acquisitions of TSR Peers, the Company will maintain a robust peer group against which it can measure its TSR. The stockholder return of both Intuit and the TSR Peers is measured using a thirty trading-day average at the start and the end of each performance period. The purpose of this averaging period is to reduce the effect of daily stock market volatility on the measurement of TSR.
There is a “target” payout, which is earned when Intuit’s performance is at the 60th percentile of the peers for the applicable performance period. These payouts may be as high as 200% of target if Intuit’s TSR reaches the 100th percentile of the TSR Peers for the performance period and may be as low as 0% of target if performance is below the 25th percentile of the TSR Peers for the performance period. The payouts are capped at 100% of target in the event that Intuit’s relative TSR is above the 60th percentile of the TSR Peers, but absolute TSR is negative over any of the three performance periods, in order to avoid particularly large award earnouts for outperforming peers in falling markets when Intuit’s stockholders do not earn a positive return. The table below describes the percent of target that may be earned under these awards based on relative TSR:

	TSR Percentile Rank(1)	Shares Earned as a Percent of Target(2)
Maximum	100	200.0%
	95	187.5%
	90	175.0%
	85	162.5%
	80	150.0%
	75	137.5%
	70	125.0%
	65	112.5%
Target	60	100.0%
	55	95.0%
	50	90.0%
	45	80.0%
	40	70.0%
	35	60.0%
	30	50.0%
	25	40.0%
Threshold	< 25.0	—%
_______________________________________

(1)	Linear interpolation between defined points.

(2)	Payouts capped at 100% if absolute TSR is negative over any of the three performance periods.

The Relative TSR peer group contains a wider software company sample than the companies we compete with directly for talent and is not the same as the peer group used to benchmark executive compensation. The 48 Relative TSR Peers are set forth below:

Relative TSR Peer Companies
Accenture plc	Computer Sciences Corporation	Paychex, Inc.
Activision Blizzard, Inc.	eBay, Inc.	PayPal Holdings, Inc.
Adobe Systems Incorporated	Electronic Arts, Inc.	Red Hat, Inc.
Akamai Technologies, Inc.	Facebook, Inc.	Sabre Corporation
Alliance Data Systems Corporation	Fidelity National Info Services, Inc.	salesforce.com, Inc.
Alphabet Inc.	First Data Corporation	Symantec Corporation
Amdocs Limited	Fiserv, Inc.	Synopsys, Inc.
Autodesk, Inc.	FleetCor Technologies, Inc.	Total System Services, Inc.
Automatic Data Processing, Inc.	Gartner, Inc.	Twitter Inc.
Broadridge Financial Solutions, Inc.	Global Payments Inc.	Vantiv, Inc.
CA, Inc.	H&R Block, Inc.	Visa Inc.
Cadence Design Systems	IBM Corporation	VMware, Inc.
CDK Global	Mastercard Incorporated	The Western Union Company
Check Point Software Technologies, Ltd.	Microsoft Corporation	Workday, Inc.
Citrix Systems, Inc.	Open Text Corporation	Xerox Corporation
Cognizant Technology Solutions	Oracle Corporation	Yahoo! Inc.

The following changes were made to the Relative TSR Peer Group for 2016:

Relative TSR Peer Company Changes
Three 2015 TSR peer companies were removed in the fiscal 2016 award design because they no longer met the objective size requirement or are being acquired:	Equinix, Inc. Teradata Corporation LinkedIn Corporation
Eleven companies that met the size requirement were added:
Accenture plc
Amdocs Limited
Broadridge Financial Solutions, Inc.
Cadence Design Systems, Inc.
CDK Global, Inc.
First Data Corporation
Global Payments Inc.,
PayPal Holdings, Inc.
Sabre Corporation
Vantiv, Inc.
Workday, Inc

Service-Based RSUs
In fiscal 2016, 25% of the total value of the executive officers’ annual equity awards was made in the form of service-based RSUs. RSUs provide a link to stockholders’ interests because their value fluctuates with stock price and these RSUs also serve as a long-term incentive for officers to remain with Intuit as they receive no value unless they remain with the Company through the vesting period. In addition, the RSUs have a performance component, as the Company must achieve a one-year GAAP operating income hurdle before these RSUs will begin to vest, which qualifies the awards as deductible performance-based compensation under 162(m). These RSUs vest over three years, with one-third of the shares vesting in July of each year beginning in 2017, subject to achievement of the one-year GAAP operating income hurdle and continued service. Mr. Smith is required to hold his vested RSU shares for one year following vesting to support longer-term alignment with stockholders.
Stock Options
In fiscal 2016, 25% of the total value of the executive officers’ annual equity awards was made in the form of stock options. Stock options require price appreciation in order to be valuable awards and align holders with the specific goal of increasing stockholder value after the grant date. Stock options vest over three years of continued service, with 33.333% of the shares vesting after one year and 2.778% of the shares vesting each month thereafter so long as the executive officer continues to work at Intuit.
Dividends
Intuit employees (including the Named Executive Officers) are provided dividend equivalent rights in conjunction with RSU awards, but the dividends are not paid until the shares vest. For Relative TSR RSUs, dividends are paid based on the actual units that vest following measurement of performance and satisfaction of the three-year vesting requirement, and are subject to the same provisions as the underlying awards. Dividend equivalent rights on RSUs (including Relative TSR RSUs) that fail to vest are forfeited.

Determination of Equity Grant Value
The Compensation Committee considers multiple factors in determining the size of an executive’s equity awards, including but not limited to annual performance ratings, retention value of current equity holdings and competitive equity award values among peer companies for roles of similar size and scope. In order to be eligible to receive equity awards, an executive must have a performance rating of “strong” or “outstanding,” and a rating of “outstanding” will, for any given role, generally result in a larger equity grant than for any other rating. In setting specific awards for our Named Executive Officers, the Committee exercises its judgment and discretion. All annual equity granted to our Named Executive Officers reflects the portfolio mix of 50% Relative TSR RSUs, 25% time-based RSUs and 25% stock options discussed above.
The value of the equity granted to Mr. Smith was determined based on a review by the Compensation Committee of data provided by FW Cook, in addition to the Compensation Committee’s own subjective assessment of Mr. Smith’s performance. To determine the size of the equity awards for Messrs. Williams, Goodarzi, Stansbury and Wernikoff, the Compensation Committee used data provided by FW Cook, which estimated the range of grant values provided to executives in comparable positions at companies within Intuit’s compensation peer group, as discussed below. The Compensation Committee then considered the Chief Executive Officer’s recommendations in order to determine where within the applicable range each executive’s equity grant value would fall. The Compensation Committee gives considerable weight to the recommendations provided by the Chief Executive Officer because of his direct knowledge of each other Named Executive Officer’s performance and contribution.
The realization of the executives’ grant date values is subject to a significant amount of performance risk, and the amount actually earned over the next several years could be significantly lower if Intuit’s absolute and relative TSR (compared against the TSR Peer Group) is not strong. The challenging nature of Intuit’s performance-based equity goals is illustrated by the 60th percentile TSR target and the failure to earn full payouts of performance cash and equity awards despite continued, long-term positive TSR growth over the last five fiscal years.
The fiscal 2016 equity decisions for each of our Named Executive Officers are described under “Fiscal 2016 Named Executive Officer Compensation Decisions” below.
Fiscal 2016 Named Executive Officer Compensation Decisions
Brad Smith
In assessing Mr. Smith’s performance and resulting compensation decisions, the Compensation Committee considered his impact on the Company’s one-year operating plan and longer-term strategic plans.
The Compensation Committee determined that Mr. Smith had delivered outstanding performance with respect to both his short and long-term goals. In particular, they determined it was appropriate to award his outstanding performance with respect to the following annual operating goals which were established by the Compensation Committee early in fiscal 2016:

•	Revenue growth

•	Non-GAAP operating income growth

•	Leadership results

•	Build a high performing organization and a great environment for top talent to work:

•	Maintain high employee engagement (annual survey and related actions) in a highly competitive talent market (minimize regrettable losses of key talent)

•	Maintain rigorous talent management efforts (hiring, retention and development - with a specific focus on attracting/retaining top product and technical talent)

•	Enhance the product and engineering culture by engaging and empowering product, design and technical talent to develop and deliver great products and network effect platforms

•	Develop a collaborative work environment which empowers individuals at all levels to contribute and execute effectively in an ecosystem environment

•	Deliver awesome customer experiences that create delight and grow market share:

•	Uphold the highest customer experience as measured by improvements in customer benefit metrics and net promoter scores, including transforming our approach to customer care

•	Cultivate an innovative culture where teams apply rapid experimentation to improve existing and/or build new products that are valued by customers

•	Build durable advantage in Intuit’s technology and infrastructure that empowers local teams to innovate quickly, increasing effectiveness and efficiency (strategic capabilities and services)

•	Develop a systemic process for identifying and capitalizing on inorganic opportunities to strengthen Intuit’s talent, technology and revenue trajectory
In assessing Mr. Smith’s performance against his one-year goals, the Compensation Committee noted that the Company exceeded its plan with respect to revenue, deferred revenue, operating income and EPS growth, as well as improved net promoter scores in each of the Company’s core products. It further noted that the Company’s revenue growth was above the peer median and its non-GAAP operating income growth was near the 75th percentile of the peer group.
The Compensation Committee also determined that Mr. Smith delivered outstanding progress toward the following longer-term goals established by the Compensation Committee early in fiscal 2016:

•	Long-term strategic plan for Intuit that accelerates our growth track

•	Our durable mission: improve our customers’ financial lives so profoundly, they can’t imagine going back to the old way

•	Demonstrate progress against: (1) being the operating system behind small business success and (2) doing the nations’ taxes by:

1.	Delivering awesome product experiences:

a.	Amazing first use experiences that deliver the customer benefit much better than competitors

b.	Reimagined mobile first/mobile only, capitalizing on the unique mobile design and capabilities

2.	Enabling the contributions of others to build network effect platforms

a.	Solving multi-sided problems well, creating a virtuous circle of end users and contributors

b.	Expanding globally through platforms that are localized by users and developers

3.	Using data to create delight

a.	Enabling customer data to deliver better product experiences and breakthrough benefits

•	Multi-year leadership strategy and progress

◦	Management growth and succession plans; strong business leaders and pipeline; hiring and retention of key technical talent

◦	Positive trend for employee engagement results (annual survey and related actions); addressing any specific issues which arise (minimizing regrettable losses of key talent)

◦	Positive trend for customer experience results as measured by sustained improvement in customer benefit metrics and net promoter scores

◦	Progress against global expansion strategies
In assessing Mr. Smith’s performance and progress toward these long-term goals, the Compensation Committee determined that under Mr. Smith’s leadership, Intuit has made significant progress toward its long-term strategic goals of being the operating system behind small business success and doing the nations’ taxes, as evidenced by the Company’s growth in QuickBooks Online subscribers to over 1.5 million at the end of the 2016 fiscal year, and our share gains in the do-it-yourself software market over the past three tax seasons. In addition, the Committee noted the improved conversion, attach rate and net promoter score, or NPS, with respect to the Company’s mobile offerings, as well as the Company’s success using data to power advances in both TurboTax and the Small Business Group. It also recognized Mr. Smith’s achievements with respect to growing and developing the Company’s management team and technical talent, as well as accelerating its global growth, all while continuing to maintain best-in-class employee engagement scores and high customer satisfaction scores in several key businesses. The Committee also noted that the Company’s TSR was at approximately the 70th percentile of the Company’s peer group for the past three years, and the 66th percentile for the past five years.
The Committee consulted with the Board without Mr. Smith present and made the following decisions with respect to his compensation:

Base salary. The Compensation Committee concluded that Mr. Smith’s base salary was competitive with the Company’s peers and determined to maintain the base salary of Mr. Smith at the fiscal 2016 level for fiscal 2017.

Cash Bonus. The Committee concluded that Mr. Smith’s bonus would be paid at 155% of target, which was a 30% increase for individual performance over the 119.4% baseline funding achieved for exceeding corporate goals. In making this determination, no individual factor was assigned any specific weight by the Compensation Committee. Rather, the Compensation Committee considered the strong aggregate performance of all of these factors, assessed their overall impact on the Company and exercised its judgment in setting his bonus. The Committee also determined that Mr. Smith’s fiscal 2017 target bonus should be increased to 175% of salary, making an increased portion of his total cash compensation performance-based, and resulting in target fiscal 2017 cash compensation between the median and 75th percentile of the Company’s compensation peers.
Equity. The equity granted to Mr. Smith at the end of fiscal 2016 has a target value of $16,500,000. In determining his awards, the Compensation Committee reviewed data provided by FW Cook, in addition to the Compensation Committee’s own subjective assessment of Mr. Smith’s outstanding performance as well as strong Company performance overall and relative to Intuit’s peers. The Compensation Committee also maintained the one-year mandatory holding period for Mr. Smith’s service-based RSUs and his Relative TSR RSUs. Mr. Smith is required to hold the service-based RSUs and Relative TSR RSUs for one year after they vest, and the shares can only be released early in the event of death, disability or a change in control of the ownership of the Company. The purpose of this holding period is to ensure longer-term alignment with stockholders. The target number shares subject to each of Mr. Smith’s Relative TSR RSUs, service-based RSUs and Stock Options is set forth below under “Fiscal 2016 Equity Grants.”
Other Named Executive Officers
The Compensation Committee determined the compensation for Intuit’s other Named Executive Officers based on each executive’s leadership and progress toward the Company’s one-year operating plan and longer-term strategic plans. In evaluating these executives and determining each of their overall performance ratings, the Compensation Committee considered: (1) the performance evaluation and pay recommendations made by the Chief Executive Officer, which took into account the performance of each executive’s business unit or functional group, the executive’s leadership capability and importance of retention, and (2) the scope, degree of difficulty and importance of the executive’s responsibilities. The Compensation Committee gives considerable weight to the evaluation provided by the Chief Executive Officer because of his direct detailed knowledge of each other Named Executive Officer’s performance and contribution. In determining the individual bonus payouts, no individual factor was assigned any specific weight by the Compensation Committee. Rather, the Compensation Committee assessed these factors and their overall impact on the Company and exercised its judgment in determining each executive’s fiscal 2017 base salary and fiscal 2016 cash bonus and equity awards.
Neil Williams.  The Compensation Committee determined that Mr. Williams had outstanding performance for fiscal 2016. Under his leadership, Intuit’s finance team has continued to build strong partnerships with the Company’s business units and external stakeholders to achieve excellent results. The Committee also recognized his leadership of the Company’s corporate strategy and development team, which drove the Company’s divestitures of the Demandforce, Quicken and QuickBase businesses, as well as his leadership of the Company’s expense-management effort. In recognition of the foregoing, the Compensation Committee approved an increase in Mr. Williams’ base salary by 3.4% to $750,000, a bonus award at 138% of target, which reflected an individual upward adjustment of 16% over the baseline bonus funded for operating performance versus Intuit’s annual goals, and equity grants with a value of $6,500,000.
Sasan Goodarzi. The Compensation Committee determined that Mr. Goodarzi had outstanding performance in his role as the head of Intuit’s Consumer Tax business and in his transition to lead Intuit’s Small Business Group, beginning May 1, 2016. Under his leadership, TurboTax Online units grew 15% and total TurboTax units grew 12%. Mr. Goodarzi also led the Consumer Tax team in its introduction of two dozen product innovations, helping to expand the do-it-yourself software category while increasing the Company’s share in the category as well. The Committee also recognized Mr. Goodarzi’s execution of a smooth transition of the leadership of the Consumer Tax team to Mr. Wernikoff, as well as the fresh perspective he is bringing to his new role leading the Small Business Group. In recognition of his significant accomplishments during fiscal 2016, the Compensation Committee approved an increase in Mr. Goodarzi’s base salary by 3.4% to $750,000, a bonus award at 155% of target, which reflected an individual upward adjustment of 30% over the baseline bonus funded for operating performance versus Intuit’s annual goals, and equity grants with a value of $8,500,000.
Tayloe Stansbury. The Compensation Committee determined that Mr. Stansbury had outstanding performance in his role as the Chief Technology Officer during fiscal 2016. Under his leadership, the Company has transitioned its technology platform to a platform based on service oriented architecture that allows data to be accessed quickly and effectively to delight customers. The Compensation Committee recognized Mr. Stansbury’s outstanding technical acumen as well as the expansion of the scope of his responsibilities to include leadership of the Company’s data services team. In recognition of Mr. Stansbury’s performance during the year, the Compensation Committee approved an increase in his base salary of 8.0% to $675,000, a bonus award at 140% of target, which reflected an individual upward adjustment of 17% over the baseline bonus funded for operating performance versus Intuit’s annual goals, and equity grants with a value of $6,000,000.
Daniel Wernikoff. The Compensation Committee determined that Mr. Wernikoff had outstanding performance in his role as the leader of the Small Business Group, and in his transition to lead Intuit’s Consumer Tax Group, beginning May 1, 2016. Under his leadership, the Small Business Group increased total QuickBooks Online subscribers by 41% for the year, reaching more than 1.5 million QuickBooks Online subscribers; grew online active payments customers 6% and grew online payroll customers by 17%. The Compensation Committee also recognized Mr. Wernikoff’s leadership in driving significant growth in QuickBooks Online international subscribers, as well as in QuickBooks Self Employed subscribers. The Compensation Committee approved an increase in Mr. Wernikoff’s base salary of 3.4% to $750,000, a bonus award at 138% of target, which reflected an individual upward adjustment of 16% over the baseline bonus funded for operating performance versus Intuit’s annual goals, and equity grants with a value of $8,500,000.
Fiscal 2016 Equity Grants
The following table sets forth the total annual equity grant value awarded to each Named Executive Officer at the end of fiscal 2016 and the service-based RSUs, stock options and target number of Relative TSR RSUs granted in connection with the fiscal 2016 performance and compensation review process.

		Target # of RSUs	# of RSUs/Stock Options
		Relative
		TSR
	Value-Based Equity	RSUs	RSUs	Stock Options
Name	Grant (1)	(50% of value)	(25% of value)	(25% of value)
Brad D. Smith	$16,500,000	74,000	36,000	213,000
R. Neil Williams	$6,500,000	29,289	14,356	84,153
Sasan K. Goodarzi	$8,500,000	38,302	18,773	110,046
H. Tayloe Stansbury	$6,000,000	27,036	13,252	77,679
Daniel A. Wernikoff	$8,500,000	38,302	18,773	110,046
(1) These values were estimated using data available to the Compensation Committee on July 20, 2016. They do not match exactly the grant date fair values presented in the Summary Compensation Table, which were calculated in accordance with FASB ASC Topic 718 and take into account the price of Intuit’s common stock on the July 21, 2016 grant date.
Achievement of Performance Targets for July 2013 Performance-Based RSU Awards
In July 2013, the Compensation Committee approved the grant of performance-based RSUs to Company executives. Approximately half of the performance-based RSUs were tied to the achievement of Intuit’s three year operating goals (“2013 Operating Performance RSUs”) and half were tied to the relative total stockholder returns (“2013 Relative TSR RSUs”). In August 2016, the Compensation Committee certified the achievement of the operating performance goal RSUs at 42% of target and the achievement of the relative TSR performance RSUs at 126.8% of target. Both achievement levels were based on formulaic and non-discretionary achievement of the pre-established goals and objectives.
The operating goals reflect targeted compound annual growth rates in both revenue (50% of 2013 Operating Performance RSUs) and GAAP operating income (50% of 2013 Operating Performance RSUs) for the three-year period from August 1, 2013 through July 31, 2016. The earnout of the 2013 Operating Performance RSUs at only 42% of target during a time period when Intuit achieved compound annual revenue growth of 5.94% and had TSR above the 60th percentile demonstrates the aggressive performance goals established by the Compensation Committee. The table below sets out the metrics for the revenue growth and operating income growth goals as well as the actual results and payout levels for the 2013 Operating Performance RSUs:

Measure	Revenue Growth (CAGR)				GAAP Operating Income Growth (CAGR)				Total

Weighting	50%			+	50%			=	100%

					FY14-FY16				Combined
	FY14-FY16	Percent	Payout as		Operating	Percent	Payout as		Payout as
	Revenue	of Target	a Percent		Income	of Target	a Percent		a Percent
	Growth	Achieved	of Target		Growth	Achieved	of Target		of Target
Maximum	13.1%	120%	200%		15.5%	120%	200%		200%
	12.5%	115%	175%		14.9%	115%	175%		175%
	12.0%	110%	150%		14.2%	110%	150%		150%
	11.4%	105%	125%		13.6%	105%	125%		125%
Target	10.9%	100%	100%		12.9%	100%	100%		100%
	9.3%	85%	95%		11.0%	85%	95%		95%
	7.6%	70%	90%		9.0%	70%	90%		90%
	5.7%	53%	68%		6.8%	53%	68%		68%
	3.8%	35%	45%		4.5%	35%	45%		45%
	1.9%	18.0%	23%		2.3%	18%	23%		23%
Threshold	—%	—%	—%		—%	—%	—%		—%
Actual	5.9%	54.0%	70%		1.4%	11%	14%		42.0%
The earnout and vesting of the 2013 Relative TSR RSUs was based on Intuit’s percentile rank of total stockholder return among the TSR peer group established for fiscal 2013 (“2013 TSR Peers”) based on the 30-day average closing stock price of each 2013 TSR Peer at the beginning and end of the performance period. Although the TSR peer group is modified each year, in order to be consistent, the vesting of the 2013 Relative TSR RSUs is based on the TSR peer group established in the year in which the 2013 Relative TSR RSUs were granted. The performance goals along with actual results for the 2013 Relative TSR RSUs are set out on the table below. Intuit’s relative TSR percentile rank was 70.7, following Intuit’s strong absolute three-year TSR of 79.47% for fiscal 2014 through fiscal 2016.

	Intuit’s TSR Percentile Rank	Payout as Percent of Target
Maximum	100.0	200.0%
	95.0	187.5%
	90.0	175.0%
	85.0	162.5%
	80.0	150.0%
	75.0	137.5%
Actual	70.7	126.8%
	70.0	125.0%
	65.0	112.5%
Target	60.0	100.0%
	55.0	83.3%
	50.0	66.7%
	45.0	50.0%
	40.0	33.3%
	35.0	16.7%
Threshold	30.0	—%

For all of the Named Executive Officers, the table below sets forth the number of 2013 performance-based RSUs that vested on September 1, 2016.

Name	2013 Operating Performance RSUs Vested	2013 Relative TSR RSUs Vested	Total 2013 RSUs Vested	Total 2013 Target RSUs Awarded
Brad D. Smith	23,940	77,982	101,922	118,500
R. Neil Williams	9,030	29,798	38,828	45,000
Sasan K. Goodarzi	9,030	29,798	38,828	45,000
H. Tayloe Stansbury	5,670	18,386	24,056	28,000
Daniel A. Wernikoff	9,030	29,798	38,828	45,000
Use of Competitive Data
Each year the Compensation Committee’s independent compensation consultant assists the Compensation Committee in defining the appropriate peer companies for use in comparing our executive compensation program against the peer group. The Compensation Committee’s objectives in using this market study were:
1. To confirm that our peer group is relevant and includes:
a. Companies with which we compete for executive and technical software development talent;
b. Companies of similar scope and complexity;
c. Companies of similar size, measured by revenue and market capitalization; and
d. Companies with similar business lines.
2. To evaluate how our compensation compares to other companies using similar compensation models (including the mix of cash, equity and short and long-term incentives).
3. To create a sufficiently robust set of peers to ensure a degree of continuity year-over-year to avoid statistical distortion.

Using these objectives, FW Cook recommended a fiscal 2016 peer group with the following characteristics:

Criteria for Fiscal 2016 Peer Group	Characteristics
Relevant Business Lines and Headquartered in San Francisco Bay Area	All are Silicon Valley technology innovators and local companies that Intuit competes with for executive talent, and all except Tesla are software and services companies (GICS code 4510).
Comparable Pay Models
All members of peer group use a mix of base salary, annual cash awards and some form of equity grant to executives. None of the members of the peer group have large defined benefit or similar retirement offerings as part of their ongoing executive compensation programs.

Size
Peer companies were selected in order to remain within a range of similar revenue between 0.4 and 2.5x and company market-capitalization value between 0.33 and 3.0x, subject to reasonable exceptions for direct business competitors and internal talent peers.

Year-over-Year Continuity	Three companies (PayPal, Netflix and Juniper Networks) were added to the list in fiscal 2016 and Equinix was removed, following its reclassification as a REIT during the year.

FW Cook reviewed this data with the Compensation Committee in July 2016, and the Committee determined that the following companies would make up the compensation peer group for fiscal year 2016 and fiscal year-end 2016 decisions.

2016 Compensation Peer Companies
Adobe Systems, Inc.	PayPal Holdings, Inc.
Autodesk, Inc.	Salesforce.com, Inc.
eBay Inc.	Symantec Corporation
Electronic Arts, Inc.	Tesla Motors, Inc.
Juniper Networks, Inc.	Twitter Inc.
LinkedIn Corporation	VMware, Inc.
NetApp, Inc.	Yahoo! Inc.
Netflix, Inc.

To the extent that peer data from FW Cook’s fiscal 2015 study were used for context in discussion about components of executive officers’ fiscal year 2016 compensation at the beginning of the fiscal year, the peer data were from the 2015 peer list. Many of the compensation peers are a local subset of the TSR Peers described above, as the Committee believes it is important for the compensation peers to be of a similar size to the Company, to more accurately reflect the scope of Intuit’s operations, and also include the companies with which we compete for executive and technical talent. In addition, as the compensation peer group is refreshed annually, acquisitions of compensation peer companies are less likely to have a meaningful impact on the analysis of Intuit’s performance and compensation measures relative to those of its peers.

The compensation peer group reflects publicly traded technology companies of similar size that are exclusively located in the San Francisco Bay Area where much of our technical innovation occurs and where there is a concentration of executive and technical talent with the skills we seek. This Bay Area focus is a result of our review of geographically segmented market data in 2014, which indicated that there are market differences between executive compensation and aggregate equity use practices in local Bay Area technology companies and in technology companies outside of Northern California. This data is also consistent with our internal experience attracting and retaining skilled technical and executive talent. The Committee believes that recognition of our labor market is critical to our success as we hire people with the skills required to transform Intuit's software products from desktop applications to an easy-to-use, delightful, mobile, cloud-based ecosystem. The Compensation Committee believes that our focus on local peer companies is important in light of our competition with them for talent that is critical to the Company’s ongoing success.

The Company used the publicly reported information regarding named executive officer compensation from these companies as a reference point in assessing each executive’s compensation level. The Company then considered each executive’s role and scope of responsibilities relative to the roles of comparable positions at Intuit’s peers. Based on the foregoing information, the Company reviewed Intuit’s executive compensation programs and practices, and analyzed each Named Executive Officer’s base pay, cash bonus and equity awards. There is no targeted benchmark level of compensation.
Intuit’s Management Stock Purchase Program
As a method of encouraging ownership of Intuit’s stock by executives, Intuit maintains the Management Stock Purchase Program (“MSPP”). Under the MSPP, employees with a title of director or above (including the Named Executive Officers) may elect to defer up to 15% of their annual incentive bonus, which is converted into deferred stock units based on the fair market value of Intuit’s stock on the date the bonus is awarded. These deferred stock units are fully vested on the grant date, but are not issued in the form of shares until the earlier of the third anniversary of the grant date or the termination of employment with Intuit. Intuit also grants the employee an additional RSU for every deferred stock unit purchased through this deferral, up to a maximum number, as set forth below:

Executive Level	Maximum Number of Matching RSUs
Director	300 RSUs
Vice President	750 RSUs
Executive Vice President or Senior Vice President	1,500 RSUs
Chief Executive Officer	3,000 RSUs

These matching RSUs vest as to 100% of the shares three years after the grant date, or on the recipient’s death or disability. This three-year vesting period is intended to assist Intuit in retaining key talent. The RSUs granted pursuant to the MSPP are issued under the 2005 Equity Incentive Plan.

Deferred stock units purchased by employees under the MSPP and the matching RSUs accrue dividends. Dividends on the purchased deferred stock units are paid on the date the shares are issued, which is the third anniversary of the grant date, unless the employees dies or becomes disabled prior to that time. Dividends on matching RSUs are paid upon their vesting.
Employee Benefits
Each of our employees with a title of director or above (including the Named Executive Officers and employee directors) is generally eligible to participate in a number of programs which make up Intuit’s total compensation package, including health and welfare benefits, executive relocation benefits, our 401(k) Plan with a company-sponsored match component, our Employee Stock Purchase Plan, our Non-Qualified Deferred Compensation Plan and our MSPP. Intuit does not offer a defined benefit pension plan. In connection with each of Mr. Goodarzi and Mr. Wernikoff serving as General Manager of the Consumer Tax Group for a portion of the fiscal year, they each received certain travel assistance benefits to defray the costs of commuting from their respective primary residences in the San Francisco Bay Area to San Diego, California and to cover housing and transportation costs in San Diego.
Termination Benefits
As discussed below under “Potential Payments Upon Termination of Employment or Change in Control” on page 72, the Company has agreed to provide severance payments to Mr. Smith and Mr. Williams, as well as pro rata accelerated vesting of equity awards to all of our Named Executive Officers if their employment is terminated under specific circumstances. The Company agreed to provide these benefits as consideration for the executive’s agreement to provide services as an employee. Intuit does not provide excise tax “gross-up” protection in the event that a change in control severance payment is considered an excess parachute payment under U.S. tax laws.
Role of Compensation Consultants, Executive Officers and the Board in Compensation Determinations
The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist it in fulfilling its responsibilities. The Compensation Committee engaged the services of FW Cook, a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company’s executive compensation program. FW Cook performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management except as it relates to performing those services. As described above under “Use of Competitive Data,” FW Cook assists the Committee in defining the peer companies used for evaluating our relative executive compensation levels and practices. FW Cook also assists the Committee in comparing our director compensation program and practices against those of our peers. The Compensation Committee has assessed the independence of FW Cook pursuant to NASDAQ and SEC rules, and it has concluded that FW Cook is independent and that no conflict of interest exists that would prevent FW Cook from independently representing the Compensation Committee.
The Compensation Committee received support from Intuit’s Human Resources Department in analyzing and establishing Intuit’s compensation programs for fiscal 2016. Members of Intuit’s management and staff attend meetings of the Compensation Committee, including the Executive Vice President of Human Resources, the Vice President of Compensation and an Intuit attorney. Mr. Campbell, the former Chairman of the Board, regularly participated in Compensation Committee meetings until his retirement in January 2016, providing input on organizational structure, succession planning and executive development. Mr. Williams, our Chief Financial Officer, has provided the Compensation Committee with an analysis of Intuit’s financial performance, the financial impact of various types of equity awards and proposed performance hurdles for equity incentives. Mr. Smith, our Chief Executive Officer, has provided recommendations to the Compensation Committee regarding the cash and equity compensation of his executive staff (including Mr. Williams, Mr. Goodarzi, Mr. Stansbury and Mr. Wernikoff), succession planning, organizational development and the use of incentive compensation to drive Intuit’s growth. Mr. Smith also provided a self-review to the Compensation Committee to aid its evaluation of his performance. As noted above, in making compensation decisions, the Compensation Committee also has the authority to engage the services of outside advisers, experts and others to assist the Compensation Committee, and it has engaged FW Cook. For this purpose, FW Cook attended all meetings of the Compensation Committee, responding to committee members’ inquiries and refining their analysis based on these questions.
The Compensation Committee determines the compensation for Mr. Smith after obtaining information and input from FW Cook and conferring with the Board without Mr. Smith present. In determining compensation for the Named Executive Officers other than the Chief Executive Officer, the Compensation Committee considered Mr. Smith’s recommendations. The

Compensation Committee is, however, solely responsible for making the final decisions on compensation for the Named Executive Officers, including the Chief Executive Officer. The Compensation Committee holds individual meetings with members of Mr. Smith’s executive staff on an annual basis to discuss organizational development and leadership strategy. The Compensation Committee also interacts frequently with members of the executive staff to discuss their business unit or functional group activities.
Accounting and Tax Implications of Our Compensation Policies
In designing our compensation programs, the Compensation Committee considers the financial accounting and tax consequences to Intuit as well as the tax consequences to our employees. In determining the aggregate number and mix of equity grants in any fiscal year, the Compensation Committee and management consider the size and share-based compensation expense of the outstanding and new equity awards relative to the one- and three-year operating plans and relative to market capitalization.
Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1,000,000 per year to those executives (other than the Chief Financial Officer) whose compensation is detailed in the “Fiscal Year 2016 Summary Compensation Table” on page 63 is not tax deductible to Intuit unless certain requirements are met. The $1,000,000 limit does not apply to compensation that is considered “performance-based” under applicable tax rules. Intuit has taken steps to see that most of the executive compensation paid under its incentive programs, including the stockholder approved SEIP and performance-based RSUs, is designed with the intent that its deductibility not be limited by Section 162(m). We believe it is important to preserve flexibility in administering compensation programs as corporate objectives may not always be consistent with the requirements for full deductibility. Further, the application of Section 162(m) is complex and may change with time (with potentially retroactive effect). Accordingly, Intuit has not adopted a policy that all compensation must be limited to that which is deductible under Section 162(m) and, while Intuit strives to award executive compensation that meets the deductibility requirements, Intuit may enter into compensation arrangements under which payments are not deductible on account of Section 162(m).
Stock Ownership Guidelines
Intuit has a mandatory stock ownership program that applies to employees at the senior vice president level and above (including the Named Executive Officers) and members of the Board. This program was refined in January 2012 and requires our executives and Board members to hold shares of Intuit common stock at least equal to the values indicated in the table below, which values are measured as of July 31 each year:

Stock Ownership Guidelines
Role	Minimum Ownership Requirement
Chief Executive Officer	6x base salary
Executive Vice President or Senior Vice President	1.5x base salary
Board members	5x standard annual Board retainer ($300,000)

All individuals subject to the requirements must comply within five years after the date the individual is appointed to a position subject to the guidelines. Unvested RSUs (other than performance-based RSUs) and vested but unissued RSUs are counted as shares when determining the number of shares owned. As of July 31, 2016, all Named Executive Officers and directors subject to these requirements were in compliance.
In addition to the ownership guidelines, the CEO’s service-based RSUs and Relative TSR RSUs beginning with the equity grant in the 2015 fiscal year are subject to a one-year mandatory holding period after the shares vest to increase his long-term alignment with stockholders.
Intuit’s Policy Regarding Derivatives, Short Sales, Hedging and Pledging
Intuit's Insider Trading Policy prohibits directors and executive officers from pledging shares on margin, trading in derivative securities of Intuit's common stock, engaging in short sales of Intuit securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Intuit securities.

Intuit’s Equity Granting Policy for Senior Executives
Equity grants made to Senior Vice Presidents or above, to individuals who report to the Chief Executive Officer or to a committee of the Board must be approved by the Compensation Committee.
Timing of Grants.  Equity awards are typically granted on regularly scheduled grant dates on the seventh business day of each month. Exceptions to this practice are specifically approved by the Compensation Committee. The Chief Executive Officer and Executive Vice President of Human Resources do not have discretion to set other grant dates for awards made pursuant to their delegated authority. As part of Intuit’s annual performance and compensation review process, the Compensation Committee approves stock option and RSU awards to our Named Executive Officers within a few weeks before Intuit’s July 31 fiscal year-end.
Option Exercise Price.  The exercise price of a newly granted option (i.e., not an option assumed or substituted in connection with a corporate transaction) is the closing price on the NASDAQ stock market on the date of grant.

EXECUTIVE COMPENSATION
Fiscal Year 2016 Summary Compensation Table
The following table shows compensation earned or granted, as applicable, during fiscal years 2016, 2015 and 2014 by our Chairman and Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers for fiscal 2016. We call these individuals our “Named Executive Officers.”

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards ($)(1)	Option Awards ( $)(2)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)		Total ($)
Brad D. Smith	2016	1,000,000	(4)	11,576,785	3,876,600	2,325,000		10,000	(6)	18,788,385
Chairman, President and	2015	1,000,000		10,373,838	3,174,993	1,456,500		10,000		16,015,331
Chief Executive Officer	2014	1,000,000		10,172,624	3,475,845	1,890,000		10,000		16,548,469

R. Neil Williams	2016	725,000		4,874,996	1,531,585	800,000		10,000	(6)	7,941,581
Executive Vice President	2015	700,000		5,023,612	1,499,983	644,000		10,000		7,877,595
and Chief Financial Officer	2014	700,000		3,226,791	1,081,187	630,000		10,000		5,647,978

Sasan K. Goodarzi	2016	725,000	(4)	6,375,080	2,002,837	900,000		225,669	(6)	10,228,586
Executive Vice President	2015	650,000		5,925,247	1,874,999	624,000		228,304		9,302,550
and General Manager,	2014	620,000		3,163,836	1,081,187	524,000		250,000		5,639,023
Small Business Group

H. Tayloe Stansbury	2016	625,000		4,586,428	1,413,758	700,000	(5)	11,750	(6)	7,336,936
Executive Vice President,	2015	600,000		3,921,574	1,249,993	576,000		17,060		6,364,627
Chief Technology Officer

Daniel A. Wernikoff	2016	725,000		6,465,068	2,002,837	800,000		66,505	(6)	10,059,410
Executive Vice President	2015	600,000		5,850,175	1,874,999	600,000		10,000		8,935,174
and General Manager,	2014	525,000		3,010,934	1,029,229	358,500		13,000		4,936,663
Consumer Tax Group

_______________________________________

(1)
The amount, timing and grant date fair value of these awards are described in more detail in the “Compensation Discussion and Analysis” beginning on page 41 and are included in the table below named “Grants of Plan-Based Awards in Fiscal Year 2016.” In addition to annual stock awards, the amounts above include the fair value of RSUs which Intuit granted in August of each fiscal year to match RSUs which certain Named Executive Officers purchased with amounts deferred from their bonuses earned in the prior fiscal year under the MSPP. Amounts presented in the table above represent the aggregate grant date fair value of awards granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718 assuming no forfeitures. The grant date fair value of each of the RSU awards was calculated using the closing price of Intuit’s common stock on the date of grant. The service-based RSUs that are subject to a one-year operating income performance goal will all become subject to service-based vesting if the goal is satisfied, and will otherwise be forfeited in full. As a result, there is no distinction between the grant date fair value of these awards based upon the probable outcome of such conditions and the value of such awards assuming that the highest level of performance conditions is achieved. Likewise, with respect to the Relative TSR RSUs that may be earned depending on Intuit’s relative TSR, under FASB ASC Topic 718 the total grant date fair value of these RSUs remains the same whether the maximum, target, or below target number of RSUs is earned.

(2)
The amount, timing and grant date fair value of these awards are described in more detail in the “Compensation Discussion and Analysis” beginning on page 41 and are included in the table below named “Grants of Plan-Based Awards in Fiscal Year 2016.” Amounts presented in the table above represent the aggregate grant date fair value of options granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718 assuming no forfeitures. For information on the valuation assumptions with respect to stock option grants and for a complete description of the valuation of share-based compensation, see Intuit’s Annual Report on Form 10-K for the fiscal year ended July 31, 2016.

(3)
These amounts represent the amounts earned for performance under Intuit’s SEIP during fiscal 2016 and paid in August 2016. The SEIP is described in more detail in the “Compensation Discussion and Analysis” beginning on page 41.

(4)
The amount includes a deferral at the recipient’s election under the Non-Qualified Deferred Compensation Plan. See “Non-Qualified Deferred Compensation for Fiscal Year 2016” on page 71 for more information.

(5)
The amount includes a deferral of the amount set forth in the table below at the recipient’s election under the MSPP. Under the terms of the MSPP, a participant may elect to use a stated portion of his or her annual SEIP award to purchase RSUs under Intuit’s 2005 Equity Incentive Plan. Intuit then matches these purchased RSUs with another grant of RSUs that vest three years from the date of grant. The MSPP is described in greater detail on page 59.

Name	Executive MSPP Contribution ($)	Deferred Stock Units Reserved for Executive Contribution (#)
H. Tayloe Stansbury	104,916	936

(6)
The amount includes the items of other compensation set forth in the table below. In connection with Mr. Goodarzi’s role as General Manager of the Consumer Tax Group through April 2016, Mr. Goodarzi received travel assistance benefits to defray his costs of commuting from his primary residence in the San Francisco Bay Area to San Diego, California and to cover his housing and transportation costs in San Diego. In connection with Mr. Wernikoff’s role as General Manager of the Consumer Tax Group, which he assumed in May 2016, Mr. Wernikoff received travel assistance benefits to defray his costs of commuting from his primary residence in the San Francisco Bay Area to San Diego, California and to cover his housing and transportation costs in San Diego.

Name	401(k) Matching Contributions ($)	Patent Bonuses ($)	Travel Assistance ($)
Brad D. Smith	10,000	—	—
R. Neil Williams	10,000	—	—
Sasan K. Goodarzi	10,000	—	215,669
H. Tayloe Stansbury	10,000	1,750	—
Daniel A. Wernikoff	10,000	—	56,505

Grants of Plan-Based Awards in Fiscal Year 2016
The following table provides information about Relative TSR RSUs and service-based RSUs granted under our 2005 Equity Incentive Plan to the Named Executive Officers during fiscal 2016 and cash awards for which the Named Executive Officers were eligible in fiscal 2016 under our SEIP.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)		All Other Stock Awards(1)	Grant Date Fair Value of Stock Awards(2)
Name	Grant Date	Board Approval Date	Target ($)	Maximum ($)		Target (#)	Maximum (#)	Shares (#)	($)
Brad D. Smith	7/21/2016	7/21/2016				74,000	148,000	—	7,501,945	(5)
	7/21/2016	7/21/2016				36,000	36,000	—	4,074,840	(6)
			1,500,000	3,750,000	(3)	—	—	—	—
									11,576,785

R. Neil Williams	7/21/2016	7/20/2016				29,289	58,578	—	3,250,040	(5)
	7/21/2016	7/20/2016				14,356	14,356	—	1,624,956	(6)
			580,000	1,450,000	(3)	—	—	—	—
									4,874,996

Sasan K. Goodarzi	7/21/2016	7/20/2016				38,302	76,604	—	4,250,164	(5)
	7/21/2016	7/20/2016				18,773	18,773	—	2,124,916	(6)
			580,000	1,450,000	(3)	—	—	—	—
									6,375,080

H. Tayloe Stansbury	8/14/2015	8/14/2015				—	—	818	86,397	(4)
	7/21/2016	7/20/2016				27,036	54,072	—	3,000,037	(5)
	7/21/2016	7/20/2016				13,252	13,252	—	1,499,994	(6)
			500,000	1,250,000	(3)	—	—	—	—
									4,586,428

Daniel A. Wernikoff	8/14/2015	8/14/2015				—	—	852	89,988	(4)
	7/21/2016	7/20/2016				38,302	76,604	—	4,250,164	(5)
	7/21/2016	7/20/2016				18,773	18,773	—	2,124,916	(6)
			580,000	1,450,000	(3)	—	—	—	—
									6,465,068

_______________________________________

(1)
Awards made pursuant to Intuit’s 2005 Equity Incentive Plan. With respect to the RSUs described in footnote (5) that may be earned depending on Intuit’s relative TSR, the “Target” column reflects the number of RSUs that will be earned if the TSR performance goals are achieved at target levels, and the “Maximum” column reflects the maximum number of RSUs that could be earned if the highest level of performance is achieved with respect to the performance conditions. The RSUs described in footnote (6) that are subject to a one-year operating income performance goal will all become subject to service-based vesting if the goal is satisfied, and will otherwise be forfeited in full. As a result, there is no distinction between the “Target” and “Maximum” columns for these RSUs.

(2)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 assuming no forfeitures. With respect to the MSPP matching RSUs described in footnote (4), the grant date fair value was calculated using the closing price of Intuit’s common stock on the date of grant. With respect to the RSUs described in footnote (5) that may be earned depending on Intuit’s relative TSR, under FASB ASC Topic 718 the total grant date fair value of these RSUs remains the same whether the maximum, target, or below target number of RSUs is earned. With respect to the RSUs described in footnote (6) that are subject to a one-year operating performance goal, the RSUs will all become subject to service-based vesting if the goal is satisfied, and will otherwise be forfeited in full. As a result, there is no distinction between the grant date fair value of these awards based upon the probable outcome of such conditions and the value of such awards assuming that the highest level of performance conditions is achieved.

(3)
Represents awards that could have been earned under the SEIP based on performance in fiscal year 2016. These columns show the awards that were possible at the Target and Maximum levels of performance. The maximum award that could have been earned by each Named Executive Officer was the lesser of 250% of the Target or $5 million.

(4)
Represents Intuit matching grants of RSUs under the MSPP with respect to deferrals of fiscal 2015 bonuses under the SEIP, which were paid and deferred in fiscal 2016, and which vest on the third anniversary of the grant date.

(5)
Depending on Intuit’s relative TSR for the one-, two- and three-year periods ending July 31, 2017, July 31, 2018 and July 31, 2019 compared to a pre-established peer group and the executive’s continued employment by the Company following each such date (the “Fiscal 2016 TSR Goals”), the earned portion of these RSUs will vest on September 1, 2019.

(6)	Assuming Intuit’s achievement of a one-year operating income performance goal, these RSUs will vest as to 33 1/3% of the shares on each of July 1, 2017, July 1, 2018 and July 1, 2019.

The following table provides information about stock options granted under our 2005 Equity Incentive Plan to the Named Executive Officers during fiscal 2016.

Name	Grant Date(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options ($/sh)	Grant Date Fair Value of Option Awards ($)(2)
Brad D. Smith	7/21/2016	213,000	113.19	3,876,600
R. Neil Williams	7/21/2016	84,153	113.19	1,531,585
Sasan K. Goodarzi	7/21/2016	110,046	113.19	2,002,837
H. Tayloe Stansbury	7/21/2016	77,679	113.19	1,413,758
Daniel A. Wernikoff	7/21/2016	110,046	113.19	2,002,837

_______________________________________

(1)	This option vests as to 33 1/3% of the underlying shares on July 21, 2017 and 2.778% of the shares each month thereafter.

(2)	These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 assuming no forfeitures.

Outstanding Equity Awards at Fiscal 2016 Year-End
The following table provides information with respect to outstanding stock options held by the Named Executive Officers as of July 31, 2016.

	Outstanding Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Brad D. Smith	103,445	—		37.98	07/22/10	07/21/17
	110,496	—		47.79	07/20/11	07/19/18
	57,412	57,413	(1)	56.52	07/25/12	07/24/19
	139,500	—		63.11	07/24/13	07/23/20
	151,629	75,821	(2)	82.59	07/24/14	07/23/21
	54,348	108,713	(3)	107.25	07/23/15	07/22/22
	—	213,000	(4)	113.19	07/21/16	07/20/23
R. Neil Williams	34,728	—		56.52	07/25/12	07/24/19
	53,000	—		63.11	07/24/13	07/23/20
	47,165	23,585	(2)	82.59	07/24/14	07/23/21
	25,676	51,360	(3)	107.25	07/23/15	07/22/22
	—	84,153	(4)	113.19	07/21/16	07/20/23
Sasan K.Goodarzi	90,000	—		42.78	08/09/11	08/08/18
	23,526	—		56.52	07/25/12	07/24/19
	53,000	—		63.11	07/24/13	07/23/20
	47,165	23,585	(2)	82.59	07/24/14	07/23/21
	32,095	64,201	(3)	107.25	07/23/15	07/22/22
	—	110,046	(4)	113.19	07/21/16	07/20/23
H. Tayloe Stansbury	917	—		63.11	07/24/13	07/23/20
	28,060	22,452	(2)	82.59	07/24/14	07/23/21
	21,396	42,801	(3)	107.25	07/23/15	07/22/22
	—	77,679	(4)	113.19	07/21/16	07/20/23
Daniel A. Wernikoff	10,498	—		47.79	07/20/11	07/19/18
	15,684	—		56.52	07/25/12	07/24/19
	53,000	—		63.11	07/24/13	07/23/20
	44,898	22,452	(2)	82.59	07/24/14	07/23/21
	32,095	64,201	(3)	107.25	07/23/15	07/22/22
	—	110,046	(4)	113.19	07/21/16	07/20/23
_______________________________________

(1)	This option vests on July 25, 2017.

(2)	This option vested as to 33 1/3% of the underlying shares on July 24, 2015 and 2.778% of the shares each month thereafter.

(3)	This option vested as to 33 1/3% of the underlying shares on July 23, 2016 and 2.778% of the shares each month thereafter.

(4)	This option vests as to 33 1/3 % of the underlying shares on July 21, 2017 and 2.778% of the shares each month thereafter.

The following table provides information with respect to outstanding RSUs held by the Named Executive Officers as of July 31, 2016, excluding RSUs purchased by the Named Executive Officers under the MSPP. The MSPP is described in greater detail on page 59. The market value of the awards is determined by multiplying the number of unvested shares or units by $110.99, the closing price of Intuit’s common stock on NASDAQ on July 31, 2016, the last trading day of fiscal 2016. For the awards which are subject to performance-based conditions as described in the footnotes below, the number of shares reflects performance assuming achievement at target unless otherwise noted.

	Outstanding Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Brad D. Smith	07/20/11	23,100	(1)	2,563,869
	07/20/11	38,566	(2)	4,280,440
	07/25/12	12,895	(3)	1,431,216
	07/25/12	6,525	(4)	724,210
	07/25/12	25,795	(5)	2,862,987
	07/24/13	23,940	(6)	2,657,101
	07/24/13	77,982	(7)	8,655,222
	07/24/14	13,616	(8)	1,511,240
	07/24/14				184,200	(9)	20,444,358
	07/23/15	19,734	(10)	2,190,277
	07/23/15				133,200	(11)	14,783,868
	07/21/16				36,000	(12)	3,995,640
	07/21/16				74,000	(13)	8,213,260
R. Neil Williams	07/24/13	9,030	(6)	1,002,240
	07/24/13	29,798	(7)	3,307,280
	08/16/13	980	(14)	108,770
	07/24/14	4,233	(8)	469,821
	07/24/14				57,300	(9)	6,359,727
	08/15/14	1,128	(14)	125,197
	07/23/15	9,324	(15)	1,034,871
	07/23/15				62,928	(16)	6,984,379
	07/21/16				14,356	(17)	1,593,372
	07/21/16				29,289	(18)	3,250,786
Sasan K. Goodarzi	07/24/13	9,030	(6)	1,002,240
	07/24/13	29,798	(7)	3,307,280
	07/24/14	4,233	(8)	469,821
	07/24/14				57,300	(9)	6,359,727
	07/23/15	11,654	(15)	1,293,477
	07/23/15				78,660	(16)	8,730,473
	07/21/16				18,773	(17)	2,083,615
	07/21/16				38,302	(18)	4,251,139

	Outstanding Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

H. Tayloe Stansbury	07/24/13	5,670	(6)	629,313
	07/24/13	18,386	(7)	2,040,662
	08/16/13	649	(14)	72,033
	07/24/14	4,033	(8)	447,623
	07/24/14				54,500	(9)	6,048,955
	07/23/15	7,770	(15)	862,392
	07/23/15				52,440	(16)	5,820,316
	08/14/15	818	(14)	90,790
	07/21/16				13,252	(17)	1,470,839
	07/21/16				27,036	(18)	3,000,726
Daniel A. Wernikoff	07/24/13	9,030	(6)	1,002,240
	07/24/13	29,798	(7)	3,307,280
	07/24/14	4,033	(8)	447,623
	07/24/14				54,500	(9)	6,048,955
	08/15/14	642	(14)	71,256
	07/23/15	11,654	(15)	1,293,477
	07/23/15				78,660	(16)	8,730,473
	08/14/15	852	(14)	94,563
	07/21/16				18,773	(17)	2,083,615
	07/21/16				38,302	(18)	4,251,139

_______________________________________

(1)	Based on the performance goals achieved as of July 31, 2014, these RSUs vested as to 50% of the shares on September 1, 2014 and as to 50% of the shares on September 1, 2016.

(2)	Based on the TSR goals achieved as of July 31, 2014, these RSUs vested as to 50% of the shares on September 1, 2014 and as to 50% of the shares on September 1, 2016.

(3)	Because the specified performance goals were achieved, these RSUs vested as to 50% of the shares on July 1, 2015 and will vest as to 50% of the shares on July 1, 2017.

(4)	Based on the performance goals achieved as of July 31, 2015, these RSUs vested as to 50% of the shares on September 1, 2015 and will vest as to 50% of the shares on September 1, 2017.

(5)	Based on the TSR goals achieved as of July 31, 2015, these RSUs vested as to 50% of the shares on September 1, 2015 and will vest as to 50% of the shares on September 1, 2017.

(6)	Based on the performance goals achieved as of July 31, 2016, these RSUs vested on September 1, 2016.

(7)	Based on the TSR goals achieved as of July 31, 2016, these RSUs vested on September 1, 2016.

(8)
Because the specified performance goals were achieved, these RSUs vested as to 33 1/3 % of the shares on each of July 1, 2015 and July 1, 2016 and will vest as to 33 1/3% of the shares on July 1, 2017.

(9)
Number of shares based on achievement of maximum goals. Depending upon Intuit’s TSR for the three-year period ending July 31, 2017 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2017.

(10)
Because the specified performance goals were achieved, these RSUs vested as to 33 1/3 % of the shares on July 1, 2016 and will vest as to 33 1/3% of the shares on each of July 1, 2017 and July 1, 2018 and be issued on the date that is one year following each vesting date.

(11)
Number of shares based on achievement of maximum goals. Depending upon Intuit’s TSR for the three-year period ending July 31, 2018 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2018 and be issued on September 1, 2019.

(12)
Assuming Intuit’s achievement of a one-year operating income performance goal, these RSUs will vest as to 33 1/3% of the shares on each of July 1, 2017, July 1, 2018 and July 1, 2019 and be issued on the date that is one year following each vesting date.

(13)
Depending upon Intuit’s TSR for the three-year period ending July 31, 2019 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2019 and be issued on September 1, 2020.

(14)	Represents Intuit matching grants of RSUs under the MSPP, which vest on the third anniversary of the grant date.

(15)
Because the specified performance goals were achieved, these RSUs vested as to 33 1/3 % of the shares on July 1, 2016 and will vest as to 33 1/3% of the shares on each of July 1, 2017 and July 1, 2018.

(16)
Number of shares based on achievement of maximum goals. Depending upon Intuit’s TSR for the three-year period ending July 31, 2018 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2018.

(17)	Assuming Intuit’s achievement of a one-year operating income performance goal, these RSUs will vest as to 33 1/3 % of the shares on each of July 1, 2017, July 1, 2018 and July 1, 2019.

(18)	Depending upon Intuit’s TSR for the three-year period ending July 31, 2019 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2019.

Option Exercises and Stock Vested in Fiscal Year 2016
The following table shows information about stock option exercises and vesting of RSUs for each of the Named Executive Officers during fiscal 2016, including the value realized upon exercise or vesting, but excluding RSUs purchased by the Named Executive Officers under the MSPP. The MSPP is described in greater detail on page 59.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brad D. Smith	200,000	14,025,864	139,233	13,004,690
R. Neil Williams	—	—	37,152	3,474,812
Sasan K. Goodarzi	—	—	29,662	2,857,801
H. Tayloe Stansbury	28,275	731,352	21,346	2,084,600
Daniel A. Wernikoff	—	—	24,390	2,425,667

Non-Qualified Deferred Compensation for Fiscal Year 2016
The following table shows the non-qualified deferred compensation activity for each of the Named Executive Officers during fiscal 2016. The Non-Qualified Deferred Compensation Plan (“NQDCP”) is described below the table and the MSPP is described on page 59.

Name	Plan	Aggregate Balance at July 31, 2015 ($)	Executive Contributions in Fiscal 2016 ($)(1)	Aggregate Earnings in Fiscal 2016 ($)(2)	Aggregate Withdrawals/ Distributions in Fiscal 2016($)	Aggregate Balance at July 31, 2016 ($)
Brad D. Smith	NQDCP	6,132,680	728,250	110,836	—	6,971,766	(3)
	MSPP	—	—	—	—	—
	Total	6,132,680	728,250	110,836	—	6,971,766

R. Neil Williams	NQDCP	—	—	—	—	—
	MSPP	319,214	—	10,813	(96,060)	233,967
	Total	319,214	—	10,813	(96,060)	233,967

Sasan K. Goodarzi	NQDCP	1,766,122	602,000	91,064	—	2,459,186	(3)
	MSPP	—	—	—	—	—
	Total	1,766,122	602,000	91,064	—	2,459,186

H. Tayloe Stansbury	NQDCP	—	—	—	—	—
	MSPP	158,338	86,397	7,602	(89,515)	162,822
	Total	158,338	86,397	7,602	(89,515)	162,822

Daniel A. Wernikoff	NQDCP	—	—	—	—	—
	MSPP	150,722	89,988	7,762	(82,653)	165,819
	Total	150,722	89,988	7,762	(82,653)	165,819

______________________________________

(1)
Amounts shown in this column for the NQDCP are included in the “Salary” column of the “Fiscal Year 2016 Summary Compensation Table” on page 63. Amounts shown in this column for the MSPP were contributed from amounts earned under Intuit’s SEIP for fiscal 2015, which were paid in August 2015.

(2)	None of the amounts shown in this column are included in the “Summary Compensation Table” because they are not preferential or above market.

(3)
The following amounts contributed to the NQDCP by the executive, and in certain cases by Intuit, have also been reported in the Summary Compensation Table as compensation for fiscal 2016 or a prior fiscal year: Mr. Smith, $5,049,775 and Mr. Goodarzi, $1,515,000.

In 2007, we adopted the NQDCP, which became effective January 1, 2008. We adopted the NQDCP to meet the requirements of the new restrictions on deferred compensation under Section 409A of the Internal Revenue Code. The NQDCP was designed to generally track the provisions of our 2005 Non-Qualified Deferred Compensation Plan, effective January 1, 2005, and the original Executive Deferred Compensation Plan that became effective March 15, 2002. All deferrals for compensation that would otherwise be payable on or after January 1, 2008 and employer contributions made on or after January 1, 2008 are credited to participants under the new NQDCP. No new deferrals or contributions will be made to the 2005 Non-Qualified Deferred Compensation Plan or the original plan. The NQDCP and the 2005 Non-Qualified Deferred Compensation Plan provide that executives who meet minimum compensation requirements are eligible to defer up to 75% of their salaries and up to 75% of their bonuses. We have agreed to credit the participants’ contributions with earnings that reflect the performance of certain independent investment funds. We do not guarantee above market interest on account balances. We may also make discretionary employer contributions to participant accounts in certain circumstances. The timing, amounts and vesting schedules of employer contributions are at the sole discretion of the Compensation Committee or its delegate. The benefits under this plan are unsecured and are general assets of Intuit. Participants are generally eligible to receive payment of their vested benefit at the end of their elected deferral period or after termination of their employment with Intuit for any reason or at a later date to comply with the restrictions of Section 409A. Participants may elect to receive their payments in a lump sum or installments. Discretionary company contributions and the related earnings vest completely upon the participant’s disability, death or a change in control of Intuit.
Potential Payments Upon Termination of Employment or Change in Control
Described below are the individual arrangements Intuit has entered into with each of our Named Executive Officers and the estimated payments and benefits that would be provided under these arrangements, assuming that the executive’s employment terminated under certain circumstances as of July 31, 2016, and using the closing price of our common stock on July 31, 2016, the last trading day of fiscal year 2016 ($110.99 per share).
As a general matter, certain benefits that are included in the tables below are provided to all recipients of Intuit equity awards, not solely to Named Executive Officers. For example, Intuit’s options and service- and performance-based RSUs generally provide for 100% acceleration of vesting upon termination due to death or disability. Intuit’s service- and performance-based RSUs generally provide for pro rata accelerated vesting upon a recipient’s involuntary termination within one year following a change in control, and Intuit’s options and service- and performance-based RSUs generally provide for pro rata accelerated vesting upon a recipient’s retirement, as set forth in the plan and applicable award documents. None of the Named Executive Officers would have been eligible for retirement, for purposes of such RSU vesting acceleration, or for any other termination-related benefits, had they been terminated as of July 31, 2016.
Performance-based RSUs granted to Executive Vice Presidents and Senior Vice Presidents under Intuit’s 2005 Equity Incentive Plan generally provide for pro rata accelerated vesting upon a recipient’s involuntary termination, as set forth in the plan and applicable award documents.
Intuit does not provide for any special severance payments or acceleration of equity upon a Named Executive Officer’s termination for cause or resignation without good reason. Under the NQDCP, participants in the plan will be eligible to receive their vested benefits under the plan upon termination of employment for any reason, and they will be eligible to receive discretionary company contributions and the related earnings upon the participant’s disability, death or a change in control of Intuit, as described above under “Non-Qualified Deferred Compensation for Fiscal Year 2016.”
Brad D. Smith
On October 1, 2007, Intuit entered into an employment agreement with Mr. Smith, which superseded Mr. Smith’s prior September 6, 2005 employment agreement and provided that Mr. Smith become the President and Chief Executive Officer of Intuit, effective January 1, 2008. On December 1, 2008, Intuit amended Mr. Smith’s employment agreement in order to satisfy the technical documentary requirements of Section 409A of the Internal Revenue Code (“Section 409A”).
Mr. Smith can terminate his employment agreement at any time upon written notice to the Board. Intuit may terminate Mr. Smith’s employment upon the written recommendation of the Board. Under the circumstances described below, Mr. Smith is entitled to receive severance benefits subject to his execution of a valid and binding release agreement.
If Intuit terminates Mr. Smith other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Smith terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation), Mr. Smith is entitled to a single lump sum severance payment equal to 12 months of his then-current salary and 100% of his then-current target bonus.

The estimated payments or benefits which would have been paid to Mr. Smith in the event of his termination on July 31, 2016 under the specified circumstances are as follows:

Brad D. Smith Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Mr. Smith for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	2,500,000	2,500,000	—
Total Benefits and Perquisites	—	—	—
Total Severance	2,500,000	2,500,000	—
Gain on Accelerated Stock Options	—	3,127,286	5,687,189
Value of Accelerated Restricted Stock Units	34,478,498	40,594,083	60,908,629
Total Value of Accelerated Long-Term Incentives	34,478,498	43,721,369	66,595,818
Total Severance, Benefits & Accelerated Equity	36,978,498	46,221,369	66,595,818
R. Neil Williams
On November 2, 2007, Intuit entered into an employment agreement with Mr. Williams, which provided that Mr. Williams become Senior Vice President and Chief Financial Officer of Intuit, effective January 7, 2008. On December 1, 2008, Intuit amended Mr. Williams’ employment agreement in order to satisfy the technical documentary requirements of Section 409A.
If Intuit terminates Mr. Williams other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Williams terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation), Mr. Williams will be entitled to a single lump sum severance payment equal to 12 months of his then-current salary and 100% of his then-current target bonus provided he signs a release and waiver of claims.
The estimated payments or benefits which would have been paid to Mr. Williams in the event of his termination on July 31, 2016 under the specified circumstances are as follows:

R. Neil Williams Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Mr. Williams for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	1,305,000	1,305,000	—
Total Benefits and Perquisites	—	—	—
Total Severance	1,305,000	1,305,000	—
Gain on Accelerated Stock Options	—	—	861,900
Value of Accelerated Restricted Stock Units	8,773,583	10,721,228	18,987,980
Total Value of Accelerated Long-Term Incentives	8,773,583	10,721,228	19,849,880
Total Severance, Benefits & Accelerated Equity	10,078,583	12,026,228	19,849,880

Sasan K. Goodarzi
On June 27, 2011, Intuit entered into an employment agreement with Mr. Goodarzi. The estimated payments or benefits which would have been paid to Mr. Goodarzi in the event of his termination on July 31, 2016 under the specified circumstances are as follows:

Sasan K. Goodarzi Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Mr. Goodarzi for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	—	—	—
Total Benefits and Perquisites	—	—	—
Total Severance	—	—	—
Gain on Accelerated Stock Options	—	—	909,926
Value of Accelerated Restricted Stock Units	9,068,636	10,873,329	21,390,432
Total Value of Accelerated Long-Term Incentives	9,068,636	10,873,329	22,300,358
Total Severance, Benefits & Accelerated Equity	9,068,636	10,873,329	22,300,358
H. Tayloe Stansbury
On April 27, 2009, Intuit entered into an employment agreement with Mr. Stansbury. The estimated payments or benefits which would have been paid to Mr. Stansbury in the event of his termination on July 31, 2016 under the specified circumstances are as follows:

H. Tayloe Stansbury Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Mr. Stansbury for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	—	—	—
Total Benefits and Perquisites	—	—	—
Total Severance	—	—	—
Gain on Accelerated Stock Options	—	—	797,713
Value of Accelerated Restricted Stock Units	6,514,176	8,018,316	15,630,184
Total Value of Accelerated Long-Term Incentives	6,514,176	8,018,316	16,427,897
Total Severance, Benefits & Accelerated Equity	6,514,176	8,018,316	16,427,897

Daniel A. Wernikoff
On February 13, 2003, Intuit entered into an employment agreement with Mr. Wernikoff. The estimated payments or benefits which would have been paid to Mr. Wernikoff in the event of his termination on July 31, 2016 under the specified circumstances are as follows:

Daniel A. Wernikoff Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Mr. Wernikoff for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	—	—	—
Total Benefits and Perquisites	—	—	—
Total Severance	—	—	—
Gain on Accelerated Stock Options	—	—	877,749
Value of Accelerated Restricted Stock Units	8,948,862	10,893,025	21,356,883
Total Value of Accelerated Long-Term Incentives	8,948,862	10,893,025	22,234,632
Total Severance, Benefits & Accelerated Equity	8,948,862	10,893,025	22,234,632

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES
Date, Time and Place of Meeting
We are holding the Meeting on Thursday, January 19, 2017 at 8:00 a.m. Pacific Standard Time at our offices at 2750 Coast Avenue, Building 6, Mountain View, California 94043. We have first released this proxy statement to Intuit stockholders beginning on November 23, 2016.
Internet Availability of Proxy Materials
We are pleased to furnish proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and cast your vote on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Meeting. We anticipate that the Notice of Internet Availability will be mailed to stockholders on or about November 23, 2016.
Record Date, Outstanding Shares and Quorum
Only holders of record of Intuit common stock at the close of business on November 21, 2016 (the “Record Date”) will be entitled to vote at the Meeting. On the Record Date, we had approximately 256,668,630 shares of common stock outstanding and entitled to vote. In order to have a quorum, a majority of the shares outstanding and entitled to vote on the Record Date must be present at the Meeting, either in person or by proxy. Abstention votes and broker non-votes will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal.
If by the date of the Meeting we do not receive proxies representing sufficient shares to constitute a quorum or approve one or more of the proposals, the Chair of the Meeting, or the persons named as proxies, may propose one or more adjournments of the Meeting to permit further solicitation of proxies. The persons named as proxies would typically exercise their authority to vote in favor of adjournment.
For 10 days prior to the annual meeting, a list of registered stockholders eligible to vote at the annual meeting will be available for review during our regular business hours at our headquarters at 2700 Coast Avenue, Mountain View, California 94043. If you would like to view the stockholder list, please call Intuit Investor Relations at (650) 944-3560 to schedule an appointment.
Voting and Revoking Proxies
The Board is soliciting proxies to vote your shares at the Meeting. All stockholders of record have three options for submitting their vote prior to the Meeting:

•	via the Internet at www.proxyvote.com (as described in the Notice of Internet Availability);

•	by phone (your Notice of Internet Availability provides information on how to access your proxy card, which contains instructions on how to vote by telephone); or

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability.
We encourage you to vote via the Internet.
If you sign and return your proxy card but do not give any instructions on how you would like to vote your shares, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1 and in favor of Proposals 2, 3 and 4. As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.
Whether you submit your proxy via the Internet, by phone or by mail, you may revoke it at any time before voting takes place at the Meeting. If you are the record holder of your shares and you wish to revoke your proxy, you must deliver instructions to: Laura A. Fennell, Corporate Secretary, at Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850. You may also revoke a proxy by submitting a later-dated vote, in person at the Meeting or via the Internet, by phone or by mail. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the record holder of your shares directly.

Stockholder of Record or Beneficial Owner
Stockholder of Record (Record Holder).  If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by Intuit. If you request printed copies of the proxy materials by mail, you will also receive a proxy card.
Beneficial Owner of Shares Held in Street Name.  If your shares are held on your behalf by a broker, bank or other nominee, then you are the beneficial owner of shares held in “street name.” The Notice of Internet Availability was forwarded to you by your nominee, which is considered the stockholder of record for purposes of voting at the Meeting. You may receive a Notice of Internet Availability of Proxy Materials from your nominee containing instructions that you must follow in order for your shares to be voted. Certain of these institutions offer Internet and telephone voting. As a beneficial owner, you have the right to instruct your nominee on how to vote the shares held in your account. If you do not provide your nominee with specific voting instructions, your nominee may only vote on Proposal 2 (ratifying the selection of our independent registered public accounting firm). If your nominee does not receive instructions from you on how to vote your shares on the other proposals, it will inform the Inspector of Elections that it does not have the authority to vote on this matter (a “broker non-vote”). If you wish to vote at the Meeting, you must bring to the Meeting a letter from the record holder confirming your beneficial ownership of the shares.
Soliciting Proxies
Intuit will pay all expenses of soliciting proxies to be voted at the Meeting. After the proxies are initially distributed, Intuit and/or its agents may also solicit proxies by mail, electronic mail, telephone or in person. We have hired a proxy solicitation firm, Innisfree M&A Incorporated, to assist us in soliciting proxies. We will pay Innisfree a fee of $10,000 plus their expenses, which we estimate will be approximately $3,500. We will ask brokers, custodians, nominees and other record holders to prepare and send a Notice of Internet Availability of Proxy Materials to people or entities for whom they hold shares and forward copies of the proxy materials to beneficial owners who request paper copies.
Voting Results
The preliminary voting results will be announced at the Meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K that we expect to file within four business days of the Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Meeting, we intend to file a Form 8-K to disclose preliminary voting results and, within four business days after the final results are known, we will file an additional Form 8-K to disclose the final voting results.
Delivery of Voting Materials to Stockholders Sharing an Address
To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability, Annual Report on Form 10-K and proxy materials, as applicable, sent to stockholders until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.
If you received a householded mailing this year, and you would like to have additional copies of our Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and proxy materials, as applicable, mailed to you, please submit your request to Investor Relations, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or call (650) 944-3560 and we will deliver these materials to you promptly upon such written or oral request. You may also contact us at the address or phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future. If you would like to opt out of householding for future mailings, call (800) 542-1061 or send a written request to Investor Relations at the above address.
Annual Report on Form 10-K and Additional Materials
The Notice of 2017 Annual Meeting of Stockholders, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended July 31, 2016 have been made available to all stockholders entitled to vote at the Meeting and who received the Notice of Internet Availability. The Annual Report on Form 10-K can also be viewed at http://investors.intuit.com/financial-information/annual-reports/default.aspx.

Paper copies of our Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended July 31, 2016 may be obtained without charge by writing to Investor Relations, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or by calling (650) 944-3560.
Stockholder Proposals and Nominations for the 2018 Annual Meeting of Stockholders
Any stockholder who intends to present a proposal for inclusion in Intuit’s 2018 proxy statement and form of proxy must submit the proposal, in writing, so that the Corporate Secretary receives it at our principal executive offices by the close of business on July 26, 2017. Such proposals also must comply with Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, and any other applicable SEC guidance relating to stockholder proposals. Any stockholder who wishes to bring a proposal or nominate a person for election to the Board at the 2018 Annual Meeting of Stockholders that is not intended for inclusion in the Intuit’s 2018 proxy statement must provide written notice of the proposal or nomination to Intuit’s Corporate Secretary, at our principal executive offices, between the close of business on October 6, 2017 and the close of business on November 5, 2017. However, in the event that the 2018 Annual Meeting of Stockholders is to be held on a date that is more than 30 days before or 60 days after January 19, 2018 (the anniversary date of the Meeting) or if no Annual Meeting of Stockholders was held in the preceding year, then such notice must be delivered not earlier than the close of business on the 105th day prior to the date of the 2018 Annual Meeting of Stockholders and not later than the close of business on the later of the 75th day prior to the date of the 2018 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2018 Annual Meeting of Stockholders is first made. In addition, our stockholders must comply with the procedural requirements in our bylaws.
In addition, our bylaws provide that under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our proxy statement. These proxy access provisions permit a stockholder or group of up to 20 stockholders who have owned 3% or more of Intuit’s outstanding shares that are entitled to vote generally in the election of directors continuously for at least three years to submit director nominees (for the greater of 2 directors or up to 20% of our Board) for inclusion in our proxy materials if the stockholder(s) provide timely written notice of such nomination and the stockholder and nominee satisfy the requirements specified in our bylaws. Notice of director nominees must include the information required under our bylaws and must be received by our Corporate Secretary at our principal executive offices between the close of business on July 11, 2017 and the close of business on August 10, 2017, unless the date of the 2018 Annual Meeting of Stockholders has been changed by more than 30 days. In that case, such notice must be delivered not earlier than the close of business on the 135th day prior to the date of the 2018 Annual Meeting of Stockholders and not later than the close of business on the 105th day prior to the date of the 2018 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2018 Annual Meeting of Stockholders is first made.
Our stockholders can find our bylaws on our website at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx. Our bylaws are also on file with the SEC. The chairman of the meeting may refuse to acknowledge or introduce any stockholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with the bylaws. If a stockholder fails to meet these deadlines or fails to satisfy the requirements of SEC Rule 14a-4, the persons named as proxies will be allowed to use their discretionary voting authority to vote on any such proposal or nomination as they determine appropriate if and when the matter is raised at the Meeting.

APPENDIX A
INTUIT INC.

Supplemental Information for the 2017 Proxy Summary and Compensation Discussion and Analysis
in the Proxy Statement for the 2017 Annual Meeting of Stockholders

INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP MEASURES
The 2017 Proxy Summary (“Proxy Summary”) beginning on page 1 and the Compensation Discussion and Analysis (“CD&A”) beginning on page 41 of the proxy statement contain two non-GAAP financial measures – non-GAAP operating income and non-GAAP earnings per share (EPS). The table on page A-3 of this proxy statement reconciles the non-GAAP financial measures in the Proxy Summary and CD&A to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).
About Non-GAAP Financial Measures
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income and diluted net income per share:

•	Gains and losses on debt and equity securities and other investments

•	Income tax effects and adjustments

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses.  These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall stockholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets.  When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.
Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying value of goodwill and other acquired intangible assets to their estimated fair values.
Professional fees for business combinations.  We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.
Gains and losses on debt and equity securities and other investments.  We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt and equity securities and other investments.
Income tax effects and adjustments. We use a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, assumes the federal research and experimentation credit is continuously in effect, and eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Based on our current long-term projections, we are using a long-term non-GAAP tax rate of 34% which is consistent with the average of our normalized fiscal year tax rate over a four year period that includes the past three fiscal years plus the current fiscal year forecast. We will evaluate this long-term non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this long-term rate. This long-term non-GAAP tax rate could be subject to change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.
Operating results and gains and losses on the sale of discontinued operations.  From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(In millions, unaudited)	Fiscal Year Ended July 31, 2016	Fiscal Year Ended July 31, 2015

GAAP operating income	$1,242	$738
Amortization of acquired technology	22	30
Amortization of other acquired intangible assets	12	12
Professional fees for business combinations	—	2
Goodwill and intangible asset impairment charges	—	148
Gain (loss) on sale of long-lived assets	1	(31)
Share-based compensation expense	278	242
Non-GAAP operating income	$1,555	$1,141

GAAP net income	$979	$365
Amortization of acquired technology	22	30
Amortization of other acquired intangible assets	12	12
Professional fees for business combinations	—	2
Goodwill and intangible asset impairment charges	—	148
Gain (loss) on sale of long-lived assets	1	(31)
Share-based compensation expense	278	242
Net loss on debt securities and other investments	5	6
Income tax effects and adjustments	(120)	(83)
Net (income) loss from discontinued operations	(173)	48
Non-GAAP net income	$1,004	$739

GAAP diluted net income per share	$3.69	$1.28
Amortization of acquired technology	0.08	0.10
Amortization of other acquired intangible assets	0.04	0.04
Professional fees for business combinations	—	0.01
Goodwill and intangible asset impairment charges	—	0.52
Gain (loss) on sale of long-lived assets	—	(0.11)
Share-based compensation expense	1.05	0.85
Net loss on debt securities and other investments	0.02	0.02
Income tax effects and adjustments	(0.45)	(0.29)
Net (income) loss from discontinued operations	(0.65)	0.17
Non-GAAP diluted net income per share	$3.78	$2.59

Shares used in diluted per share calculations	265	286

APPENDIX B

INTUIT INC.

AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

EFFECTIVE [____________], 2017

1.PURPOSE. The purpose of the Amended and Restated 2005 Equity Incentive Plan (the “Plan”) is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company and its Subsidiaries by offering them an opportunity to participate in the Company’s future performance through awards of Options, Stock Appreciation Rights (“SARs”), Restricted Stock Awards, Restricted Stock Units (“RSUs”) and Cash-Based Awards. Capitalized terms not defined in the text are defined in Section 30.

2.SHARES SUBJECT TO THE PLAN.

2.1    Number of Shares Available.

(a)Number of Shares. (a) Subject to adjustment as provided in Section 2.2, prior to this amendment and restatement, a total of 115,000,000 Shares have been approved by the Company’s stockholders for Awards granted under the Plan, of which as of July 31, 2016, a total of 8,989,614 Shares remained available for new grants under the Plan. Under the Plan as amended and restated, a total of 138,110,386 Shares have been approved by the Company’s stockholders, which represents an increase of 23,110,386 Shares. The Shares available for Awards under the Plan after July 31, 2016 shall be reduced by one (1) Share for every one (1) Share that was subject to an Option or Stock Appreciation Right granted after July 31, 2016 and 2.3 Shares for every one (1) Share that was subject to an award other than an Option or Stock Appreciation Right granted after July 31, 2016. Any Shares that are subject to Options or SARs shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 2.3 Shares for every one (1) Share granted.

(b)If any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), then in each such case the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Shares available for Awards under the Plan, in accordance with Section 2.1(c) below. In the event that withholding tax liabilities from an Award granted on or after July 21, 2016 other than an Option or Stock Appreciation Right are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan in accordance with Section 2.1(c) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or SARs, (iii) Shares subject to a SAR that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

(c)Any Shares that again become available for Awards under the Plan pursuant to this Section shall be added as (i) one (1) Share for every one (1) Share subject to Options or SARs, and (ii) as 2.3 Shares for every one (1) Share subject to Awards other than Options or SARs.

(d)The Company may issue Shares that are authorized but unissued Shares or treasury Shares, including Shares repurchased by the Company, whether directly from a Participant pursuant to the terms of Awards granted under the Plan or on the open market.

(e)At all times the Company will reserve and keep available a sufficient number of Shares to satisfy the requirements of all outstanding Awards granted under the Plan.

2.2    Adjustment of Shares. If the outstanding Shares are affected by a merger, consolidation, reorganization, liquidation, stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, split-up, spin-off, share combination, share exchange, extraordinary dividend or distribution of cash (other than a normal cash dividend), property and/or securities, or other change in the capital structure of the Company, an adjustment shall be made in (a) the number of Shares (or other securities or property) reserved for issuance under the Plan and the limits that are set forth in Section 2.3; (b)

the Exercise Prices of and number of Shares (or other securities or property) subject to outstanding Options and SARs; (c) the number of Shares (or other securities or property) subject to other outstanding Awards, and (d) any performance conditions relating to Awards granted under the Plan, as shall be determined to be appropriate and equitable by the Committee, exercising its authority under Section 4 of the Plan, for the purpose of preventing the dilution or enlargement of rights and privileges under the terms of the Plan or any outstanding Award. Notwithstanding the foregoing, fractions of a Share (or other security) will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share (or other security) or will be rounded to a whole Share (or other security), as determined by the Committee and as permitted under Section 424(a) of the Code.

2.3    Section 162(m) Award Limits and ISO Limit. The aggregate number of Shares subject to Awards granted under this Plan in any fiscal year to any one Participant shall not exceed 2,000,000 Shares, other than new employees of the Company or of any Subsidiary, who are eligible to receive up to a maximum of 3,000,000 Shares issuable under Awards granted in the calendar year in which they commence their employment. The aggregate number of Shares that may be issued pursuant to the exercise of ISOs under this Plan shall not exceed 138,110,386 Shares. The maximum cash amount payable pursuant to all Cash-Based Awards granted in any calendar year to any Participant under this Plan shall not exceed five million dollars ($5,000,000).

2.4    Director Limits. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Employee Director during any single calendar year (not including Awards granted in lieu of retainers or other cash payments for service as a Non-Employee Director), shall not exceed $625,000, with such limit to be increased an additional $250,000 for any Lead Non-Employee Director or Non-Employee Director who is Chairman of the Board.

2.5    Assumed or Substituted Awards of Acquired Companies. In the event that the Company acquires or combines with another company and grants Awards under the Plan in assumption or substitution of outstanding equity awards of such company, the number of Shares authorized for issuance under this Plan shall be increased to the extent necessary to satisfy such assumed or substituted awards (based on the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of the equity securities of the acquired company, and in a manner consistent with Section 424(a) of the Code), and the issuance of Shares pursuant to such assumed or substituted awards shall not reduce the Shares otherwise authorized for issuance under the Plan.

3.ELIGIBILITY. ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or of a Subsidiary. All other Awards may be granted to employees (including officers and directors who are also employees) or other individuals who are Non-Employee Directors, consultants or advisors of the Company or any Subsidiary; provided that such consultants or advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities. The Committee (or its designee under Section 4.1(c)) will from time to time determine and designate among the eligible persons who will be granted one or more Awards under the Plan. A person may be granted more than one Award under the Plan.

4.ADMINISTRATION.

4.1    Committee Authority. The Plan shall be administered by the Committee; provided, however, that any power of the Committee also may be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to (i) become subject to (or lose an exemption under) Rule 16b-3 under the Exchange Act, (ii) cause an Award intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code to fail to satisfy such requirements, or (iii) fail to satisfy Rule 5605(d) of the Nasdaq Marketplace Rules (or any successor to such rule or other comparable rule as to which the Company may be required to comply). The Committee will have full power to implement and carry out the Plan and the purposes of the Plan, subject to the terms of the Plan, including but not limited to the authority to:

(a)construe and interpret the Plan, any Award Agreement and any other agreement or document executed pursuant to the Plan or relating to the administration or operation of the Plan;

(b)prescribe, amend and rescind rules and regulations relating to the Plan or any Award, including determining forms and agreements used in connection with the Plan; provided that the Committee may delegate to one or more officers of the Company, including the Chief Executive Officer, the Chief Financial Officer or the officer in charge of Human Resources, the authority to approve revisions to the forms and agreements used in connection with the Plan that are designed to facilitate Plan administration both domestically and abroad, and that are not inconsistent with the Plan or with any resolutions of the Committee relating to the Plan;

(c)select persons to receive Awards; provided that the Committee may delegate to one or more individuals who would be considered “officers” under Section 157(c) of the General Corporation Law of the State of Delaware the authority to grant an Award under the Plan to Participants who are not Insiders within such limit of the total number of Awards which may be granted by such officers established by resolution of the Committee;

(d)determine the terms of Awards;

(e)determine the number of Shares or other consideration subject to Awards;

(f)determine whether Awards will be granted singly, in combination, or in tandem with, in replacement of, or as alternatives to, other Awards under the Plan or any other incentive or compensation plan of the Company or any Subsidiary;

(g)grant waivers of Plan or Award conditions, including, without limitation, (i) the satisfaction of performance goals under Awards intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code in the event of death, Disability, or a Corporate Transaction, or (ii) the waiver of the termination provisions applicable to Options under Section 5.6(b));

(h)determine the vesting, exercisability, transferability, and payment of Awards, including the authority to accelerate the vesting of Awards;

(i)correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award Agreement;

(j)determine whether an Award has been earned;

(k)establish subplans for the grant of Awards to Participants who are foreign nationals or are employed outside the U.S., which subplans may provide for different terms and conditions applicable to Awards if necessary or desirable to recognize differences in local law or tax policy;

(l)amend the Plan;

(m)address unanticipated events (including any temporary closure of the stock exchange on which the Company is listed, disruption of communications or natural catastrophe); and

(n)make all other determinations necessary or advisable for the administration of the Plan.

4.2    Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award pursuant to Section 4.1 above shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant. The Committee may delegate to one or more individuals who would be considered “officers” under Section 157(c) of the General Corporation Law of the State of Delaware the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and Participant. Notwithstanding any provision of the Plan to the contrary, administration of the Plan shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to any Participant of immediate taxation and/or tax penalties or additional taxes under Section 409A of the Code.

5.OPTIONS. The Committee may grant Options to eligible persons and will determine (a) whether the Options will be ISOs or NQSOs; (b) the number of Shares subject to the Option; (c) the Exercise Price of the Option; (d) the period during which the Option may be exercised; and (e) all other terms and conditions of the Option, subject to the provisions of this Section 5 and the Plan.

5.1    Form of Option Grant. Each Option granted under the Plan will be evidenced by a Stock Option Agreement that will expressly identify the Option as an ISO or NQSO. The Stock Option Agreement will be substantially in a form and contain such provisions (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.

5.2    Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination and completes all necessary action on its part to grant the Option, unless a later date is otherwise specified by the Committee. The Stock Option Agreement, and a copy of the Plan and the current Prospectus for the Plan (plus any additional documents required to be delivered under applicable laws), will be delivered to the Participant within a reasonable time after the Option is granted. The Stock Option Agreement, the Plan, the Prospectus and other documents may be delivered in any manner (including electronic distribution or posting) that meets applicable legal requirements.

5.3    Vesting and Expiration Date. An Option will become vested and exercisable as determined by the Committee and set forth in the Stock Option Agreement governing such Option, subject to the provisions of Section 5.6, and subject to Company policies established by the Committee (or by individuals to whom the Committee has delegated responsibility) from time to time with respect to vesting during leaves of absences. An Option may be granted to allow for its exercisability prior to vesting. Vesting of an Option may be based upon completion of a specified period of service with the Company, the attainment of pre-established performance goals, such other factors as the Committee determines, or a combination of the foregoing. The Stock Option Agreement governing such Option shall set forth the last date that the Option may be exercised (the “Expiration Date”), and may provide for automatic exercise of the Option on such Expiration Date if the Exercise Price per Share is less than the Fair Market Value per Share on such Expiration Date and the Participant has not previously exercised the Option, or may provide that in the event that trading in the Company’s stock is prohibited by law, the term of the Option automatically shall be extended until the date that is 30 days after such prohibition is lifted, to the extent that such extension does not cause the Participant to become subject to taxation under Section 409A of the Code. Notwithstanding the foregoing, no Option will be exercisable after ten years from the date the Option is granted; provided that no ISO granted to a Ten Percent Stockholder will be exercisable after five years from the date the Option is granted.

5.4    Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may not be less than 100% of the Fair Market Value of the Shares on the date of grant; provided, however, that (i) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant, and (ii) in the event that the Company acquires or combines with another company and grants Awards under the Plan in assumption or substitution of outstanding equity awards of such company, the Exercise Price of such Options may be less than 100% of the Fair Market Value of the Shares on the date of grant if such Exercise Price is based on a formula that meets the requirements of Section 424(a) of the Code set forth in the terms of the awards being assumed or substituted or in the terms of the agreement governing the acquisition transaction.

5.5    Procedures for Exercise. A Participant or Authorized Transferee may exercise Options by following the procedures established by the Company, as communicated and made available to Participants through the stock pages on the Intuit intranet web site, and/or through the Company’s electronic mail system. Payment for the Shares purchased must be made in accordance with Section 11 of the Plan and the Stock Option Agreement.

5.6    Termination of Employment.

(a)Vesting. Except as otherwise provided in this Section 5.6(a) or in a Participant’s Stock Option Agreement, an Option will cease to vest on the Participant’s Termination Date. Notwithstanding the foregoing, any Option granted to a Participant who is an employee who has been actively employed by the Company or any Subsidiary for one year or more or who is a director, will vest as to 100% of the Shares subject to such Option if the Participant is Terminated due to Disability or death, unless otherwise provided in such Participant’s Stock Option Agreement.

(b)Post-Termination Exercise Period. Following a Participant’s Termination, any unvested portion of the Participant’s Option shall terminate, and any vested portion of the Participant’s Option may be exercised during the periods set forth below, after which it automatically shall terminate:

(i)no later than 90 days after the Termination Date if a Participant is Terminated for any reason except death or Disability, unless a longer time period, not exceeding five years, is specifically set forth in the Participant’s Stock Option Agreement; provided that no Option may be exercised after the Expiration Date of the Option; or

(ii)no later than (A) twelve months after the Termination Date in the case of Termination due to Disability or (B) eighteen months after the Termination Date in the case of Termination due to death or if a Participant dies within three months after the Termination Date, unless a longer time period, not exceeding five years, is specifically set forth in the Participant’s Stock Option Agreement; provided that no Option may be exercised after the Expiration Date of the Option.

5.7    Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option; provided that the minimum number will not prevent a Participant from exercising an Option for the full number of Shares for which it is then exercisable.

5.8    Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under the Plan or any compensatory stock plan of the Company or any parent or Subsidiary under which ISOs may be granted) shall not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, the Options for the first $100,000 worth of Shares to become exercisable in that calendar year will be ISOs, and the Options for the Shares with a Fair Market Value in excess of $100,000 that become exercisable in that calendar year will be NQSOs. If the Code is amended to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit shall be automatically incorporated into the Plan and will apply to any Options granted after the effective date of the Code’s amendment.

5.9    Notice of Disqualifying Dispositions of Shares Acquired on Exercise of an ISO. If a Participant sells or otherwise disposes of any Shares acquired pursuant to the exercise of an ISO on or before the later of (a) the date two years after the Date of Grant, and (b) the date one year after the exercise of the ISO (in either case, a “Disqualifying Disposition”), the Company may require the Participant to immediately notify the Company in writing of such Disqualifying Disposition.

5.10    Modification, Extension or Renewal. Subject to Section 5.12, the Committee may modify or extend or renew outstanding Options and authorize the grant of new Options in substitution therefor; provided that any such action may not, without the written consent of the Participant, materially impair any of the Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered shall be treated in accordance with Section 424(h) of the Code.

5.11    No Disqualification. Notwithstanding any other provision in the Plan, no term of the Plan relating to ISOs will be interpreted, amended or altered, and no discretion or authority granted under the Plan will be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

5.12    No Repricing. Except as otherwise provided in Section 2.2, the Exercise Price of an outstanding Option may not, directly or indirectly, be reduced without stockholder approval, and at any time when the Exercise Price of an outstanding Option is above the Fair Market Value per Share, the terms of such outstanding Option may not, directly or indirectly, be amended without stockholder approval, to provide for the cancellation and re-grant or the exchange of such outstanding Option for either cash or a new Award with a lower (or no) exercise price; provided, however, that in the event of a Corporate Transaction, any Option with an exercise price that equals or exceeds the value of the consideration to be paid to the holders of Common Stock (on a per share basis) may be cancelled without any consideration.

6.STOCK APPRECIATION RIGHTS.

6.1    Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to an eligible person having a value equal to the value determined by multiplying the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price and the number of Shares with respect to which the SAR is being settled. The SAR may be granted for services to be rendered or for past services already rendered to the Company or any Subsidiary or for any other benefit to the Company determined by the Committee within the meaning of Section 152 of the General Corporation Law of the State of Delaware. All SARs shall be made pursuant to an Award Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

6.2    Terms of SARs. The Committee will determine the terms of a SAR including, without limitation: (a) the number of Shares deemed subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect on each SAR of the Participant’s Termination. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted and may not be less than 100% of Fair Market Value, except under the same circumstances that apply with respect to Options under Section 5.4(ii).

6.3    Vesting and Expiration Date. A SAR will be vested and exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. A SAR may be granted to allow for its exercisability prior to vesting. Vesting of a SAR may be based upon completion of a specified period of service with the Company, the attainment of pre-established performance goals, such other factors as the Committee determines, or a combination of the foregoing. The Award Agreement shall set forth the Expiration Date for the SAR; provided that no SAR will be exercisable after seven years from the date the SAR is granted. And, provided further, that the Award Agreement may provide for automatic settlement of the SAR on such Expiration Date if the Exercise Price per Share is less than the Fair Market Value per Share on such Expiration Date and the SAR has not previously been settled, or may provide that in the event that trading in the Company’s stock is prohibited by law, the term of the SAR automatically shall be extended until the date that is 30 days after such prohibition is lifted, to the extent that such extension does not cause the Participant to become subject to taxation under Section 409A of the Code.

6.4    Form and Timing of Settlement. Payment with respect to a SAR shall be made in Shares, or such other consideration as is approved by the Committee.

6.5    No Repricing. Except as otherwise provided in Section 2.2, the Exercise Price of an outstanding SAR may not be reduced without stockholder approval, and at any time when the Exercise Price of an outstanding SAR is above the Fair Market Value per Share, the terms of such outstanding SAR may not, directly or indirectly, be amended without stockholder approval, to provide for the cancellation and re-grant or the exchange of such outstanding SAR for either cash or a new Award with a lower (or no) exercise price; provided, however, that in the event of a Corporate Transaction, any SAR with an exercise price that equals or exceeds the value of the consideration to be paid to the holders of Common Stock (on a per share basis) may be cancelled without any consideration.

7.RESTRICTED STOCK AWARDS.

7.1    Awards of Restricted Stock. A Restricted Stock Award is an award to an eligible person of the issuance of Shares for services to be rendered or for past services already rendered to the Company or any Subsidiary or for any other benefit to the Company determined by the Committee within the meaning of Section 152 of the General Corporation Law of the State of Delaware. All Restricted Stock Awards shall be made pursuant to an Award Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan. No payment will be required for Shares awarded pursuant to a Restricted Stock Award. The number of Shares awarded shall be subject to the applicable limit or limits of Section 2.

7.2    Terms of Restricted Stock Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Restricted Stock Award and any restrictions thereon. These restrictions may be based upon completion of a specified period of service with the Company, upon satisfaction of performance goals as set out in advance in the Participant’s Award Agreement, upon such other factors as the Committee determines, or a combination of the foregoing. If the Restricted Stock Award is to be earned upon the satisfaction of performance goals, the Committee shall: (a) determine the nature, length and starting date of any performance period for the Award; (b) select the performance goals, which may include one or more Qualifying Performance Criteria; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the time that restrictions are lifted with respect to one or more Shares subject to a Restricted Stock Award as a result of satisfaction of the service or performance goals, the Committee may require that the Shares be held by the Company under the terms of an escrow or similar arrangements according to terms determined by the Company and as described further in Section 16 below. The Committee may adjust the performance goals applicable to a Restricted Stock Award during a Performance Period in the manner described in Section 10.3(b) below.

7.3    Dividends. A Participant who has received the grant of a Restricted Stock Award shall not be entitled to receive dividends and other distributions paid with respect to Shares subject to such Award during the period during which such Shares are restricted. However, any such dividends or distributions shall be retained by the Company and shall be paid to the Participant at the same time that the Shares which respect to which such dividends or distributions were paid are released from the restrictions of the Award described in Section 7.2 above.

7.4    Termination of Employment. If a Participant is Terminated prior to full vesting of a Restricted Stock Award for any reason, then such Participant will be entitled to retain the Shares subject to the Restricted Stock Award only to the extent the restrictions on such Shares have lapsed as of the date of Termination in accordance with the Award Agreement, unless the Committee will determine otherwise, and only then if the lapse of such restrictions would not cause a Restricted Stock Award intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code to fail to satisfy such requirements.

7.5    83(b) Election. To the extent a Participant makes an election under Section 83(b) of the Code with respect to a Restricted Stock Award, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election.

8.RESTRICTED STOCK UNITS

8.1    Awards of Restricted Stock Units. Restricted Stock Units (“RSUs”) are Awards denominated in units of Shares under which the issuance of Shares (or the settlement in an equivalent value in cash) is subject to such conditions (including continued employment or other service, the attainment of pre-established performance goals, which may include one or more Qualifying Performance Criteria, other factors as the Committee determines, or a combination of the foregoing.) as the Committee shall determine. RSUs may be granted for services to be rendered or for past services already rendered to the Company or any Subsidiary or for any other benefit to the Company determined by the Committee within the meaning of Section 152 of the General Corporation Law of the State of Delaware. All RSUs shall be awarded pursuant to an Award Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.

8.2    Terms of RSUs. The Committee will determine the terms of a RSU including, without limitation: (a) the number of Shares deemed subject to the RSU; (b) the time or times at which the RSU vests; (c) the consideration to be distributed on settlement; and (d) the effect on each RSU of the Participant’s Termination.

8.3    Timing of Settlement. Settlement of a RSU shall be made no later than March 15 of the year following the year of vesting; provided that to the extent permissible under law, the Committee may permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned, provided that the terms of the RSU and any deferral election satisfy the requirements of Section 409A of the Code.

8.4    Dividend Equivalent Rights. A Participant shall be entitled to receive dividend equivalent rights prior to the issuance of Shares subject to the RSU to the extent and under the terms and conditions provided in the applicable Award Agreement; provided that, any such dividend equivalent rights that relate to RSUs that vest based on the achievement of performance goals shall be paid upon the later of (a) the date dividends are paid to the common stockholders of the Company, or (b) the date the RSUs with respect to which such dividend equivalent rights are payable become vested (it being understood that no dividend equivalent rights will be paid with respect to Shares underlying any RSUs that do not vest, but that dividend equivalent rights equal to the dividends declared on the Company’s Common Stock from and after the date of grant of the unvested RSUs shall be paid as and when such RSUs vest). Except as explicitly provided for in this Section 8.4, dividend equivalent rights shall not be granted alone or in connection with any Award under the Plan.

8.5    Voting Rights. A Participant shall not be entitled to voting or any other rights as a stockholder with respect to a RSU, unless and until such RSU is settled in Shares.

9.CASH-BASED AWARDS

9.1    Performance or Service Criteria. The Committee shall establish the service or performance criteria and level of achievement versus these criteria, if applicable, that shall determine the amount(s) payable under a Cash-Based Award. The Committee may specify the percentage of the Cash-Based Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Cash-Based Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 10.3(a)) selected by the Committee and specified at the time the Cash-Based Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Cash-Based Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

9.2    Timing and Form of Payment. The Committee shall determine the timing of payment of any Cash-Based Award. Payment of the amount due under a Cash-Based Award may be made in cash or in Shares, or a combination thereof, as determined by the Committee. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect, the payment of any Cash-Based Award to be deferred to a specified date or event. Any deferral election shall comply with the provisions of Section 409A of the Code to the extent applicable.

10.QUALIFYING PERFORMANCE-BASED COMPENSATION.

10.1    General. The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of the performance of the Company and its Subsidiaries or any portion thereof and/or personal performance factors. In addition, the Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an Award may be reduced, but, in the case of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, not increased, by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine, except as may be otherwise provided in a Participant’s Award Agreement. Without the express authorization of the Committee, the exercise of discretion described in the preceding sentence may not be exercised with respect to any Award to be settled in Shares if the exercise of such discretion would result in the “modification” of such Award (or any other Award to be settled in Shares) or cause such Award (or any other Award to be settled in Shares) to be accounted for as a liability under applicable accounting standards if such Award was accounted for as equity at the time of grant.

10.2    Establishment of Performance Goals. In the case of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish the performance goals with respect to such Award not later than ninety (90) days after the commencement of the period of service to which the performance goal relates (or, in the case of performance periods of less than one year, not later than the date upon which 25% of the performance period elapses), provided that the outcome of the performance goal is substantially uncertain at such time.

10.3    Qualifying Performance Criteria.

(a)For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or growth or other changes in the amount, rate or value of one or more performance criteria, either individually, alternatively or in any combination, applied to the Company as a whole or to one or more business units or Subsidiaries, either individually, alternatively or in any combination, and measured over a performance period to be established by the Committee, on an absolute basis or relative to a pre-established target, to previous results or to a designated comparison group, either based upon Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and/or amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue or net revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) contract value, (xxi) client renewal rate, (xxii) operating cash flow return on income, (xxiii) adjusted operating cash flow return on income, (xxiv) employee productivity and satisfaction metrics, (xxv) market share, (xxvi) strategic positioning, or (xxvii) new product releases. Qualifying Performance Criteria may differ for Awards granted to any one Participant or to different Participants.

(b)To the extent consistent with Section 162(m) of the Code, the Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria.

10.4    Certification by Committee. The Committee shall certify, in writing, the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

11.PAYMENT FOR SHARE PURCHASES.

11.1    Payment. Payment for Shares purchased pursuant to the Plan may be made by any of the following methods (or any combination of such methods) that are described in the applicable Award Agreement and that are permitted by law:

(a)in cash (by check);

(b)in the case of exercise by the Participant, Participant’s guardian or legal representative or the authorized legal representative of Participant’s heirs or legatees after Participant’s death, by cancellation of indebtedness of the Company to the Participant;

(c)by surrender of shares of the Company’s Common Stock (including by withholding Shares otherwise issuable pursuant to the applicable Award);

(d)in the case of exercise by the Participant, Participant’s guardian or legal representative or the authorized legal representative of Participant’s heirs or legatees after Participant’s death, by waiver of compensation due or accrued to Participant for services rendered;

(e)by tender of property;

(f)with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s stock exists, through a “same day sale” commitment from the Participant or Authorized Transferee and a FINRA Dealer meeting the requirements of the Company’s “same day sale” procedures and in accordance with law; or

(g)any other benefit to the Company determined by the Committee within the meaning of Section 152 of the General Corporation Law of the State of Delaware.

11.2    Issuance of Shares. Upon payment of the applicable Exercise Price or purchase price (or a commitment for payment from the FINRA Dealer designated by the Participant or Authorized Transferee in the case of an exercise by means of a “same-day sale”), and compliance with other conditions and procedures established by the Company for the purchase of shares, the Company shall issue the Shares registered in the name of Participant or Authorized Transferee (or in the name of the FINRA Dealer designated by the Participant or Authorized Transferee in the case of an exercise by means of a “same-day sale”) and shall deliver certificates representing the Shares (in physical or electronic form, as appropriate). The Shares may be subject to legends or other restrictions as provided by the Committee in the Award Agreement or permitted under applicable law.

12.WITHHOLDING TAXES.

12.1    Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under the Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state, local or foreign withholding tax requirements prior to the delivery of any Shares. If a payment in satisfaction of an Award is to be made in cash, the payment will be net of an amount sufficient to satisfy federal, state, local and foreign withholding tax requirements. In other circumstances triggering a withholding tax liability for the Company or any Subsidiary, the Participant shall be required to make adequate arrangements to satisfy such tax withholding obligation, whether out of the value of the Award or otherwise. The Company may provide for further details regarding a Participant’s satisfaction of any such withholding tax liability in the Award Agreements, which need not be the same for all Participants or for all Awards of a particular type.

12.2    Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the grant, issuance, modification, exercise, lapse of restrictions or vesting of any Award or other circumstances relating to any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may, in its sole discretion, allow the Participant to satisfy the withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of whole Shares having a Fair Market Value equal to the minimum amount required to be withheld (or, if and when the Company adopts any applicable accounting standard allowing for greater Share withholding, up to such withholding rate that will not cause an adverse accounting consequence or cost), determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in accordance with the requirements established by the Committee and be in writing (including an electronic writing) in a form acceptable to the Committee.

13.PRIVILEGES OF STOCK OWNERSHIP. No Participant or Authorized Transferee will have any rights as a stockholder of the Company with respect to any Shares until the Shares are issued to the Participant or Authorized Transferee. After Shares are issued to the Participant or Authorized Transferee, the Participant or Authorized Transferee will be a stockholder and have all the rights of a stockholder with respect to the Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, however, that if the Shares are subject to any vesting requirements or similar restrictions, any new, additional or different securities or property that the Participant or Authorized Transferee may become entitled to receive with respect to the Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company, as described in further detail in Section 2.2, as well as any dividends or distributions or other payment made with respect to such Shares, will be subject to the same restrictions as the Shares themselves.

14.TRANSFERABILITY. No Award and no interest therein, shall be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and no Award may be made subject to execution, attachment or similar process; provided, however that with the consent of the Committee, a Participant may transfer an Award other than an ISO to an Authorized Transferee. Transfers by the Participant for consideration are prohibited.

15.CERTIFICATES. All certificates for Shares or other securities delivered under the Plan (whether in physical or electronic form, as appropriate) will be subject to stock transfer orders, legends and other restrictions that the Committee deems necessary or advisable, including without limitation, restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or other public securities market on which the Shares may be listed.

16.ESCROW. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other transfer instruments approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company, to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.

17.SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award shall not be effective unless the Award is in compliance with all applicable state, federal and foreign securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or other public securities market on which the Shares may then be listed, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in the Plan, the Company shall have no obligation to issue or deliver certificates for Shares under the Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (b) completion of any registration or other qualification of such shares under any state, federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company shall be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state, federal or foreign securities laws, stock exchange or automated quotation system, and the Company shall have no liability for any inability or failure to do so.

18.NO OBLIGATION TO EMPLOY. Nothing in the Plan or any Award granted under the Plan shall confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Subsidiary or limit in any way the right of the Company or any Subsidiary to terminate Participant’s employment or other relationship at any time, with or without cause.

19.REPRICING PROHIBITED; EXCHANGE AND BUYOUT OF AWARDS. Except as otherwise provided in Section 2.2, the Exercise Price of an outstanding Option or SAR may not be reduced without stockholder approval, and at any time when the Exercise Price of an outstanding Option or SAR is above the Fair Market Value per Share, the terms of such outstanding Option or SAR may not, directly or indirectly, be amended without stockholder approval, to provide for the cancellation and re-grant or the exchange of such outstanding Option or SAR for either cash or a new Award with a lower (or no) exercise price; provided, however, that in the event of a Corporate Transaction, any Option or SAR with an exercise price that equals or exceeds the value of the consideration to be paid to the holders of Common Stock (on a per share basis) may be cancelled without any consideration.

20.CORPORATE TRANSACTIONS.

20.1    Assumption or Replacement of Awards by Successor. In the event of a Corporate Transaction, any or all outstanding Awards may be assumed or continued or replaced by the successor, which assumption or replacement shall be binding on all Participants. In the alternative, the successor may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor may also issue, in place of outstanding Shares held by the Participant, substantially similar shares, other securities or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor, if any, refuses to assume, continue, replace or substitute the Awards, as provided above, pursuant to a Corporate Transaction or if there is no successor due to a dissolution or liquidation of the Company, such Awards shall immediately vest as to 100% of the Shares subject thereto (unless otherwise provided in the applicable Award Agreement) at such time and on such conditions as the Board shall determine and the Awards shall expire at the closing of the transaction or at the time of dissolution or liquidation. If a successor decides to assume, continue, replace or substitute all then outstanding Awards, such successor shall not be required to treat all then outstanding Awards in the same fashion.

20.2    Other Treatment of Awards. Subject to any greater rights granted to Participants under Section 20.1, in the event of a Corporate Transaction, any outstanding Awards shall be treated as provided in the applicable agreement or plan of merger, consolidation, acquisition, dissolution, liquidation or sale of assets.

20.3    Assumption of Awards by the Company. The Company, from time to time, also may use the Plan to substitute, replace or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under the Plan in substitution of such other company’s award, or (b) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged in all material respects (except that in the case of an option or stock appreciation right, the exercise price and the number and nature of Shares issuable upon exercise of such option or stock appreciation right will be adjusted appropriately in a manner not inconsistent with Section 424(a) of the Code), unless determined otherwise by the Committee. In the event the Company elects to grant a new Option or SAR rather than assuming an existing option, such new Option or SAR may be granted with a similarly adjusted Exercise Price.

21.TERM OF PLAN. The Plan will terminate on January 19, 2027, unless extended beyond such date by stockholder approval; provided, however, that ISOs may not be granted under the Plan after the tenth (10th) anniversary of the date of the Board adoption of the Plan in October 2016.

22.AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend the Plan in any respect, including without limitation, amendment of any Award Agreement or instrument to be executed pursuant to the Plan. Notwithstanding the foregoing, neither the Board nor the Committee shall, without the approval of the stockholders of the Company, amend the Plan in any manner, including reducing the exercise price of an Option or SAR, that requires such stockholder approval pursuant to (a) the Code or the regulations promulgated thereunder, (b) the Exchange Act or any rule promulgated thereunder or (c) the listing requirements of the national securities market on which the Shares are listed. In addition, no amendment that would materially impair the rights of a Participant under an outstanding Award may be made without the consent of the Participant, except as expressly authorized under the Plan. Unless otherwise provided, an Award shall be governed by the version of the Plan in effect at the time such Award was granted.

23.NONEXCLUSIVITY OF THE PLAN; UNFUNDED PLAN. None of the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, or any provision of the Plan shall be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. The Plan shall be unfunded and no Participant shall have any claim on any particular assets or securities of the Company or any Subsidiary. Neither the Company nor the Board shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Company, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.

24.NO LIABILITY OF COMPANY. Neither the Company nor any parent or Subsidiary that is in existence or hereafter comes into existence shall be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise, settlement or change to the terms of any Award granted hereunder.

25.GOVERNING LAW. This Plan and any Award Agreement or other agreements or documents hereunder shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to the Plan or any Award Agreement will be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.

26.RECOUPMENT OF AWARDS. In the event that the Company issues a restatement of its financial results after the distribution of Shares or cash upon settlement of an Award with vesting conditioned on the achievement of performance goals, which restatement decreases the level of achievement of the goals from the level(s) previously determined by the Committee, then the Participant will be required to deliver to the Company, within 30 days after receipt of written notification by the Company, an amount in cash or equivalent value in Shares (or a combination of the two) equal to the net proceeds realized by the Participant on the settlement of the Award and, if applicable, subsequent sale of any Shares that would not have vested or been issued based on the restated financial results. This Section 26 only will apply to a Participant if it is determined by the Committee in good faith that fraud or misconduct engaged in by the Participant (directly or indirectly) was a significant contributing factor to such restatement of financial results.

27.AGREEMENT TO REPAYMENTS OF INCENTIVE COMPENSATION WHEN REPAYMENTS ARE REQUIRED UNDER FEDERAL LAW. This provision applies to any policy adopted by NASDAQ Global Market (or any other exchange on which the securities of the Company are listed) pursuant to Section 10D of the Securities Exchange Act of 1934. To the extent any such policy requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.

28.ADOPTION. This Amendment and Restatement of the Plan as set forth herein was approved by the Compensation and Organizational Development Committee on October 19, 2016.

29.SECTION 409A. Awards granted under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Although the Company does not guarantee any particular tax treatment, to the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the United States Treasury and the Internal Revenue Service with respect thereto. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Should any payments made in accordance with the Plan be determined to be payments from a nonqualified deferred compensation plan, as defined by Section 409A of the Code and are payable in connection with a Participant’s Separation from Service, that are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after the Participant’s date of Separation from Service, will be paid in a lump sum on the earlier of the date that is six (6) months after the Participant’s date of Separation from Service or the date of the Participant’s death. For purposes of the Plan, a “Separation from Service” means an anticipated permanent reduction in a Participant’s level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed by a Participant over the immediately preceding thirty-six (36) month period. For purposes of Section 409A of the Code, the payments to be made to a Participant in accordance with this Plan shall be treated as a right to a series of separate payments.

30.DEFINITIONS. As used in the Plan, the following terms shall have the following meanings:

(a)“Authorized Transferee” means the permissible recipient, as authorized by the Plan and the Committee, of an Award that is transferred during the Participant’s lifetime by the Participant by gift or domestic relations order. For purposes of this definition, a “permissible recipient” is: (i) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption; (ii) any person (other than a tenant or employee) sharing the Participant’s household; (iii) a trust in which the persons in (i) or (ii) have more than fifty percent of the beneficial interest; (iv) a foundation in which the persons in (i) or (ii) or the Participant control the management of assets; or (v) any other entity in which the person in (i) or (ii) or the Participant own more than fifty percent of the voting interests.

(b)“Award” means any award under the Plan, including any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit or Cash-Based Award.

(c)“Award Agreement” means, with respect to each Award, the written agreement delivered by the Company to the Participant (which agreement may be in electronic form) setting forth the terms and conditions of the Award (including but not limited to a Stock Option Agreement).

(d)“Board” means the Board of Directors of the Company.

(e)“Cash-Based Award” means a cash-based opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of enumerated performance and/or service criteria.

(f)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(g)“Committee” means the Compensation and Organizational Development Committee of the Board, or such other committee appointed by the Board to administer the Plan, or if no committee is appointed, the Board; provided, however, that (i) for purposes of establishing performance goals and certifying the achievement of such performance goals with respect to any Award intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, “Committee” may mean a subcommittee of the Compensation and Organizational Development Committee of the Board comprised solely of two or more “outside directors” within the meaning of Section 162(m) of the Code; (ii) for purposes of granting any Award intended to be exempt from the application of Section 16(b) of the Exchange Act through complying with the requirements of Rule 16b-3 of the Exchange Act, “Committee” may mean a subcommittee of the Compensation and Organizational Development Committee of the Board comprised solely of two or more “non-employee directors” within the meaning of Section 16 and Rule 16b-3 of the Exchange Act; and (iii) for any purposes required under the NASDAQ Marketplace Rules, “Committee” may mean a subcommittee of the Compensation and Organizational Development Committee of the Board that satisfies Rule 5605(d) under the NASDAQ Marketplace Rules.

(h)“Company” means Intuit Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

(i)“Corporate Transaction” means (a) consummation of a merger, consolidation, reorganization or similar transaction either (i) as a result of which the stockholders of the Company immediately prior to such transaction own directly or indirectly following such transaction less than 50% of the combined voting power of the outstanding voting securities of the controlling entity resulting from such transaction or (ii) after which such ownership as among those persons who were stockholders of the Company immediately prior to such transaction is not in substantially the same proportions both immediately before and immediately after such transaction; (b) a dissolution or liquidation of the Company; (c) the sale, exchange, lease or other transfer of all or substantially all of the assets of the Company; or (d) consummation of any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code whereafter control of the Company is held by a person or group of related persons who did not control the Company immediately prior to the occurrence of such transaction.

(j)“Disability” means (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of Intuit; provided, however, that for purposes of determining the post-termination exercise period of ISOs, “Disability” shall have the meaning set forth under Section 22(e)(3) of the Code.

(k)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

(l)“Exercise Price” means the price at which a Participant who holds an Option or SAR may purchase the Shares issuable upon exercise of the Option or SAR.

(m)“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(i)if such Common Stock is then quoted on the NASDAQ Global Market, its closing price on the NASDAQ Global Market on such date or if such date is not a trading date, the closing price on the NASDAQ Global Market on the last trading date that precedes such date;

(ii)if such Common Stock is publicly traded and is then listed on a national securities exchange, the last reported sale price on such date or, if no such reported sale takes place on such date, the average of the closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading;

(iii)if such Common Stock is publicly traded but is not quoted on the NASDAQ Global Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on such date, as reported by The Wall Street Journal, for the over-the-counter market; or

(iv)if none of the foregoing is applicable, by the Board of Directors in good faith.

(n)“FINRA Dealer” means a broker-dealer that is a member of the Financial Industry Regulatory Authority.

(o)“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

(p)“ISO” means an Option that satisfies the requirements for an “incentive stock option” within the meaning of Section 422 of the Code and does not provide that it will not be treated as an “incentive stock option”.

(q)“NQSO” means an Option that is not an “incentive stock option” within the meaning of Section 422 of the Code.

(r)“Option” means an Award pursuant to Section 5 of the Plan.

(s)“Non-Employee Director” means a member of the Company’s Board of Directors who is not a current employee of the Company or any Subsidiary.

(t)“Participant” means a person who receives an Award under the Plan.

(u)“Plan” means this Intuit Inc. Amended and Restated 2005 Equity Incentive Plan, as amended from time to time.

(v)“Prospectus” means the prospectus relating to the Plan, as amended from time to time, that is prepared by the Company and delivered or made available to Participants pursuant to the requirements of the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

(w)“Restricted Stock Award” means an award of Shares pursuant to Section 7 of the Plan.

(x)“Restricted Stock Unit” means an Award granted pursuant to Section 8 of the Plan.

(y)“SEC” means the Securities and Exchange Commission.

(z)“Shares” means shares of the Company’s Common Stock $0.01 par value per share, and any successor security.

(aa)“Stock Appreciation Right” means an Award granted pursuant to Section 6 of the Plan.

(ab)“Stock Option Agreement” means the agreement which evidences an Option.

(ac)“Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the time of granting of the Award, each of the entities other than the last entity in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of voting securities in one of the other entities in such chain.

(ad)“Ten Percent Stockholder” means any person who directly or by attribution owns more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.

(ae)“Termination” or “Terminated” means, for purposes of the Plan with respect to a Participant, that the Participant has ceased to provide services as an employee, director, consultant, independent contractor or adviser, to the Company or a parent or Subsidiary; provided that a Participant shall not be deemed to be Terminated if the Participant is on a leave of absence approved by the Committee or by an officer of the Company designated by the Committee; and provided further, that during any approved leave of absence, vesting of Awards shall be suspended or continue in accordance with guidelines established from time to time by the Committee. Subject to the foregoing, the Committee shall have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

END OF DOCUMENT

intuit

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E15330-P82525

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**INTUIT INC.**

**The Board of Directors recommends you vote FOR all the nominees listed in proposal 1 below and FOR proposals 2, 3 and 4:**

1. Election of Directors

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. Eve Burton | ☐ | ☐ | ☐ |
| 1b. Scott D. Cook | ☐ | ☐ | ☐ |
| 1c. Richard L. Dalzell | ☐ | ☐ | ☐ |
| 1d. Diane B. Greene | ☐ | ☐ | ☐ |
| 1e. Suzanne Nora Johnson | ☐ | ☐ | ☐ |
| 1f. Dennis D. Powell | ☐ | ☐ | ☐ |
| 1g. Brad D. Smith | ☐ | ☐ | ☐ |
| 1h. Raul Vazquez | ☐ | ☐ | ☐ |
| 1i. Jeff Weiner | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

**Please date, sign and mail your**
**proxy card back as soon as possible!**
**Annual Meeting of Stockholders**
**INTUIT INC.**
**January 19, 2017**
**- Please detach and Mail in Envelope Provided -**

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on January 19, 2017:**
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E15331-P82525

## INTUIT INC.
## PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
## JANUARY 19, 2017

The undersigned hereby appoints Brad D. Smith, R. Neil Williams and Laura A. Fennell, or any of them as proxies, each with the power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Intuit Inc. to be held at 8:00 a.m. Pacific Standard Time on January 19, 2017, at Intuit's offices at 2750 Coast Avenue - Building 6, Mountain View, California 94043, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally at the meeting on the matters listed on the reverse side.

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTUIT. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4. In their discretion, the proxy holders are authorized to vote at the meeting, including at any adjournment or postponement thereof, upon such other business as may properly come before the meeting (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented), and, if applicable, for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve.**

**WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.**

**Continued, and to be marked, dated and signed, on the other side.**

V.1.1